As filed with the Securities and Exchange Commission on February 2, 2015
Registration No. 333- _____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

PETRO RIVER OIL CORP.
(Exact name of registrant as specified in its charter)

Delaware	1311	98-0611188
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1980 Post Oak Blvd., Suite 2020
Houston, TX 77056
(469) 828-3900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scot Cohen
Executive Chairman
Petro River Oil Corp.
1980 Post Oak Blvd., Suite 2020
Houston, TX 77056
(469) 828-3900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Daniel W. Rumsey, Esq.
Jessica R. Sudweeks, Esq.
Disclosure Law Group, LLP
600 West Broadway, Suite 700
San Diego, CA 92101
Tel: (619) 795-1134
Fax: (619) 330-2101

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.   [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common stock, par value $0.00001 per share to be sold by the registrant (2)			$10,000,000	$1,162

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)
This Registration Statement covers, under one prospectus, our direct offering of an indeterminate number of shares of our common stock that may be sold by us from time to time, for a maximum aggregate offering price of all securities not to exceed $10,000,000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2015
PRELIMINARY PROSPECTUS

PETRO RIVER OIL CORP.

[__________] Shares of Common Stock
OFFERED BY PETRO RIVER OIL CORP.

Offering Made Without an Underwriter

We are offering [_________] shares of our common stock, par value $0.00001 per share, in a self-underwritten public offering (the “Offering”).

This Offering will be conducted on a self-underwritten, best efforts basis, which means this prospectus will permit our officers and directors to sell the shares directly to the public, with no commission or other remuneration payable to them for any shares they may sell. There is no minimum number of shares that must be sold by us for the Offering to close, and therefore we may receive no proceeds or very minimal proceeds from the Offering. The aggregate offering price of all securities sold under this Offering may not exceed [___________]. We will retain the proceeds from the sale of any of the offered shares that are sold. However, we may not sell the shares to the public until the Registration Statement, of which this prospectus is a part, is declared effective by the Securities and Exchange Commission (“SEC”).

We have no arrangement to place the proceeds from this Offering in an escrow, trust or similar account. Any funds raised from sales of shares to the public pursuant to this Offering will be immediately available to us for our use and retained by us regardless of whether or not there are any additional sales under this Offering. You will not have the right to withdraw your funds during the Offering. We may offer and sell these securities through any method described under “Plan of Distribution” in this prospectus.

The Offering will terminate upon the earlier to occur of: (i) the sale of all [________] shares being offered, or (ii) 365 days after the Registration Statement containing this prospectus is declared effective by the SEC.

Investing in our securities involves a high degree of risk.  See "Risk factors" beginning on page __ of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________ __, 2015

-i-

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock and warrants only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock and warrants.

We may affect a reverse split of our authorized, and issued and outstanding shares of common stock prior to consummation of the Offering (the “Reverse Split”), pending review and acceptance of the Reverse Split from the Financial Industry Regulatory Authority (“FINRA”).  Each reference to shares of common stock in this prospectus is pre-Reverse Split, and does not reflect adjustment that will occur as a result of the Reverse Split.  See also “Risk Factors” beginning on page ______.

Unless the context otherwise requires, the words “Petro River Oil,” “we,” “us,” “our” refers to Petro River Oil Corporation, a Delaware corporation.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus and does not contain all the information you should consider before investing in our common stock.  You should carefully read this prospectus in its entirety before investing in our common stock, including the section entitled “Risk factors” and our financial statements and related notes included elsewhere in this prospectus.

Overview

We are an enterprise engaged in the exploration and exploitation of conventional and unconventional oil and gas assets with a focus on drilling, completion, recompletions and applying modern technologies. Our core holdings and principal operations are in the mid-continent region of the United States in Oklahoma, Kansas and Missouri. We are driven to utilize our expertise both in the mid-continent region and in similar formations to exploit hydrocarbon prone resources with tight and/or challenging characteristics in order to create value for the Company and our shareholders. Our principal administrative office is located in Houston, Texas and its principal operations are in Oklahoma, Kansas and Western Missouri. The Company also has an office in New York, New York.

Our operations are currently focused on exploring and producing in the Mississippian Lime play. Our heavy oil reservoirs in this area are currently in technical review. We have an extensive amount of technical and reservoir information on our Missouri, Oklahoma and Kentucky positions. The data is being utilized in the understanding and test phases to develop an economic heavy oil production reserve base. In addition to our current research and development efforts, we are in discussions with industry partners to capitalize on and develop acreage in the Mississippian Lime, including possible joint venture partners and acquisition targets.

Recent Developments

Acquisition of Interest in Bandolier Energy, LLC.   On May 30, 2014, we entered into a Subscription Agreement, pursuant to which we received a 50% interest in Bandolier Energy, LLC (“Bandolier”) in exchange for a capital contribution of $5,000,000 (the “Bandolier Acquisition”).

After the Bandolier Acquisition, Bandolier acquired all of the issued and outstanding equity of Spyglass Energy Group, LLC (“Spyglass”), the owner of oil and gas leases, leaseholds, lands, and options and concessions thereto located in Osage County, Oklahoma, effective January 1, 2014, for a purchase price of approximately $8.7 million. Spyglass comprises the largest contiguous oil and gas acreage position in Northeastern Oklahoma, approximately 106,000 acres, with substantial original oil in place, stacked reservoirs, as well as exploratory and development opportunities that can be accessed through both horizontal and vertical drilling. Significant infrastructure is already in place including 32 square miles of 3D seismic, 3 phase power, a dedicated sub-station as well as multiple oil producing horizontal wells.

As a result of the Bandolier Acquisition and Bandolier’s subsequent acquisition of Spyglass, we now have both proven developed and proven undeveloped oil and gas assets.

Where You Can Find Us

Our corporate headquarters are located at 1980 Post Oak Blvd., Suite 2020, Houston, Texas, 77056. Our telephone number is (469) 828-3900. Our website address is www.petroriveroil.com. The information on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

Summary of the Offering

Common stock offered by Petro River Oil Corp.	[__________] shares of common stock, par value $0.00001 per share

Offering price:	[$____ ] per share

Number of shares issued and outstanding prior to the Offering:	[__________] shares of common stock

Number of shares issued and outstanding after the Offering:	[________] shares of common stock

OTC Markets (OTCQB) Symbol:	PRTC

Use of Proceeds:
We will receive approximately [$________ ] in gross proceeds and estimated net proceeds of approximately [$_________ ] if we sell all shares registered in connection with the Offering. See “Use of Proceeds” for a more detailed explanation of how the proceeds from the Offering will be used.

Risk Factors:	See “Risk Factors‚” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Summary Financial Information

	As of	As of
	October 31,	April 30,
Balance Sheets Items-	2014	2014

Cash	$2,749,928	8,352,949

Total current assets	$3,238,573	8,445,225

Total assets	$20,271,383	17,393,747

Accounts payable and accrued expenses	$401,657	480,637

Notes payable, current	$25,354	-

Asset retirement obligation, current	$460,778	481,658

Total current liabilities	$887,789	962,295

Asset retirement obligation, net of current	$430,808	336,352

Total liabilities	$1,318,597	1,298,647

Accumulated deficit	$(14,130,668)	(11,661,131)

Non-controlling interests	$4,652,969	-

Stockholders' equity (deficit)	$18,952,786	16,095,100

Statement of Operations Items-	Year Ended April 30, 2014	Four Month Period Ended April 30, 2013	For the Period February 2, 2012 (Commencement of Operations) to December 31, 2012

Revenues	$372,179	$184,676	$16,901

Operating expenses	$286,507	$144,439	$82,663

General and administrative expenses	$4,195,437	$623,136	$526,460

Depreciation, depletion and accretion	$153,108	$29,304	$80,481

Impairment of oil and gas assets	$4,713,973	$-	$-

Impairment of excess purchase price	$-	$1,093,527	$-

Gain on settlement of liability	$(20,069)	$-	$-

Total Other income (expense)	$3,248	$(614,004)	$(1,242,914)

Net loss	$(8,953,529)	$(2,319,734)	$(1,915,617)

Statement of Operations Items-	For the Three Months Ended October 31,		For the Six Months Ended October 31,
	2014	2013	2014	2013

Revenues	$757,485	$87,253	$1,423,761	$192,093

Operating expenses	$446,829	$82,632	$787,497	$146,711

General and administrative expenses	$1,190,500	$(501,809)	$3,052,032	$1,717,219

Depreciation, depletion and accretion	$218,681	$26,674	$400,833	$53,028

Total Other income (expense)	$-	$3,245	$33	$3,240

Net Income (Loss)	$(1,098,525)	$483,001	$(2,816,568)	$(1,721,625)

Net Income (Loss) attributable to non-controlling interest	$55,680	$-	$(347,031)	$-

Net Income (Loss) attributable to Petro River Oil Corp. and Subsidiaries	$(1,154,205)	$483,001	$(2,469,537)	$(1,721,625)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including our financial statements and related notes, before deciding whether to purchase shares of our common stock. If any of the following risks are realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the price of our common stock could decline and you could lose part or all of your investment.

Risks Relating to Our Business

Our results of operations as well as the carrying value of our oil and gas properties are substantially dependent upon the prices of oil and natural gas, which continue to decline.  In the event such decline continues for a prolonged period of time our results of operations could be adversely affected, and our ability to continue our planned development and acquisition activities could be substantially curtailed.

Currently, our costs to maintain our unproved properties include non-producing leasehold, geological and geophysical costs associated with leasehold or drilling interests and in process exploration drilling costs. In the future, our results of operations and the ceiling on the carrying value of our oil and gas properties will be dependent on the estimated present value of proved reserves, which depends on the prevailing prices for oil and gas, which have substantially declined. Various factors beyond our control affect prices of oil and natural gas, including political and economic conditions; worldwide and domestic supplies of and demand for oil and gas; weather conditions; the ability of the members of the Organization of Petroleum Exporting Countries (“OPEC”) to agree on and maintain price and production controls; political instability or armed conflict in oil-producing regions; the price of foreign imports; the level of consumer demand; the price and availability of alternative fuels; and changes in existing federal and state regulations. In the event the recent substantial decline in oil and gas prices continues for a prolonged period of time our operations and financial condition could be materially and adversely affected, and the level of development and exploration expenditures could be substantially curtailed.  These conditions could ultimately result in a reduction in the carrying value of our oil and gas properties. A continued decline in prices for oil and gas would also likely cause a reduction in the amount of any reserves and, in turn, in the amount that we might be able to borrow to fund development and acquisition activities.

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

We have received a limited amount of revenues from operations and have limited assets. To date, we have acquired interests in oil and gas properties, but have not established a project on any of our properties that generates commercial revenues and there can be no assurance that we will ever operate profitably. We have a limited operating history. Our success is significantly dependent on a successful acquisition, drilling, completion and production program. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the exploration stage and potential investors should be aware of the difficulties normally encountered by enterprises in the exploration stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment.

Because we are small and do not have much capital, we may have to limit our exploration activity which may result in a loss of your investment.

Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, existing reserves may go undiscovered. Without finding reserves, we cannot generate revenues and you will lose your investment.

We had cash and cash equivalents at October 31, 2014 and April 30, 2014 of $2,749,928 and $8,352,949, respectively as compared to $4,184,036 and $5,703,082 at October 31, 2013 and April 30, 2013, respectively. At October 31, 2014, we had a working capital of approximately $2.4 million. Management believes that the current level of working capital is sufficient to maintain current operations in Kansas, Missouri and Oklahoma, as well as the planned added operations for the next 12 months. Management intends to continue to raise capital through debt and equity instruments.

Exploratory drilling is a speculative activity that may not result in commercially productive reserves and may require expenditures in excess of budgeted amounts.

Drilling activities are subject to many risks, including the risk that no commercially productive oil or gas reservoirs will be encountered. There can be no assurance that new wells drilled by us or in which we have an interest will be productive or that we will recover all or any portion of our investment. Drilling for oil and gas may involve unprofitable efforts, not only from dry wells, but also from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, many of which are beyond our control, including economic conditions, mechanical problems, pressure or irregularities in formations, title problems, weather conditions, compliance with governmental requirements and shortages in or delays in the delivery of equipment and services. Such equipment shortages and delays sometimes involve drilling rigs where inclement weather prohibits the movement of land rigs causing a high demand for rigs by a large number of companies during a relatively short period of time. Our future drilling activities may not be successful. Lack of drilling success could have a material adverse effect on our financial condition and results of operations.

Our operations are also subject to all of the hazards and risks normally incident to the development, exploitation, production and transportation of, and the exploration for, oil and gas, including unusual or unexpected geologic formations, pressures, down hole fires, mechanical failures, blowouts, explosions, uncontrollable flows of oil, gas or well fluids and pollution and other environmental risks. These hazards could result in substantial losses to us due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Insurance for wells in which we participate is generally obtained, although there can be no assurances that such coverage will be sufficient to prevent a material adverse effect to us if any of the foregoing events occur.

We may not identify all risks associated with the acquisition of oil and natural gas properties, or existing wells, and any indemnifications we receive from sellers may be insufficient to protect us from such risks, which may result in unexpected liabilities and costs to us.

Our business strategy focuses on acquisitions of undeveloped and unproven oil and natural gas properties that we believe are capable of production. We may make additional acquisitions of undeveloped oil and gas properties from time to time, subject to available resources. Any future acquisitions will require an assessment of recoverable reserves, title, future oil and natural gas prices, operating costs, potential environmental hazards, potential tax and other liabilities and other factors.

Generally, it is not feasible for us to review in detail every individual property involved in a potential acquisition. In making acquisitions, we generally focus most of our title and valuation efforts on the properties that we believe to be more significant, or of higher-value. Even a detailed review of properties and records may not reveal all existing or potential problems, nor would it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. In addition, we do not inspect in detail every well that we acquire. Potential problems, such as deficiencies in the mechanical integrity of equipment or environmental conditions that may require significant remedial expenditures, are not necessarily observable even when we perform a detailed inspection. Any unidentified problems could result in material liabilities and costs that negatively impact our financial condition and results of operations.

Even if we are able to identify problems with an acquisition, the seller may be unwilling or unable to provide effective contractual protection or indemnity against all or part of these problems. Even if a seller agrees to provide indemnity, the indemnity may not be fully enforceable or may be limited by floors and caps, and the financial wherewithal of such seller may significantly limit our ability to recover our costs and expenses. Any limitation on our ability to recover the costs related any potential problem could materially impact our financial condition and results of operations.

We are/will be subject to various operating and other casualty risks that could result in liability exposure or the loss of production and revenues.

Our oil and gas business involves (or will involve as operations activities increase) a variety of operating risks, including, but not limited to, unexpected formations or pressures, uncontrollable flows of oil, gas, brine or well fluids into the environment (including groundwater contamination), blowouts, fires, explosions, pollution and other risks, any of which could result in personal injuries, loss of life, damage to properties and substantial losses. Although we carry insurance at levels that we believe are reasonable, we are not fully insured against all risks. We do not carry business interruption insurance. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on our financial condition and operations.

The cost of operating wells is often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Furthermore, completion of a well does not assure a profit on the investment or a recovery of drilling, completion and operating costs.

We face significant competition, and many of our competitors have resources in excess of our available resources.

The oil and gas industry is highly competitive. We encounter competition from other oil and gas companies in all areas of our operations, including the acquisition of producing properties and exploratory prospects and sale of crude oil, natural gas and natural gas liquids. Our competitors include major integrated oil and gas companies and numerous independent oil and gas companies, individuals and drilling and income programs. Many of our competitors are large, well established companies with substantially larger operating staffs and greater capital resources than us. Such companies may be able to pay more for productive oil and gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our ability to acquire additional properties and to discover reserves in the future will depend upon our ability to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations.

Our ability to successfully acquire additional properties, to discover and develop reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with industry participants and on our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. These realities are subject to change and may impair our ability to grow.

To develop our business, we will endeavor to use the business relationships of our management to enter into strategic relationships, which may take the form of joint ventures with other private parties and contractual arrangements with other oil and gas companies, including those that supply equipment and other resources that we will use in our business. We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain our relationships. If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

We may not have satisfactory title or rights to all of our current or future properties.

Prior to acquiring undeveloped properties, our contract land professionals review title records or other title review materials relating to substantially all of such properties. The title investigation performed by us prior to acquiring undeveloped properties is thorough, but less rigorous than that conducted prior to drilling, consistent with industry standards. Prior to drilling we obtain a title opinion on the drill site. However, a title opinion does not necessarily ensure satisfactory title. We believe we have satisfactory title to our producing properties in accordance with standards generally accepted in the oil and gas industry. Our properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens, which we believe do not materially interfere with the use of or affect the value of such properties. In the normal course of our business, title defects and lease issues of varying degrees arise, and, if practicable, reasonable efforts are made to cure such defects and issues.

We may be responsible for additional costs in connection with abandonment of properties.

We are responsible for payment of plugging and abandonment costs on our oil and gas properties pro rata to our working interest. There can be no assurance that we will be successful in avoiding additional expenses in connection with the abandonment of any of our properties. In addition, abandonment costs and their timing may change due to many factors, including actual production results, inflation rates and changes in environmental laws and regulations.

Governmental regulations could adversely affect our business.

Our business is subject to certain federal, state and local laws and regulations on taxation, the exploration for, and development, production and marketing of, oil and natural gas, and environmental and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste and other matters. These laws and regulations have increased the costs of our operations. In addition, these laws and regulations, and any others that are passed by the jurisdictions where we have production, could limit the total number of wells drilled or the allowable production from successful wells, which could limit our revenues.

Laws and regulations relating to our business frequently change, and future laws and regulations, including changes to existing laws and regulations, could adversely affect our business.

In particular and without limiting the foregoing, various tax proposals currently under consideration could result in an increase and acceleration of the payment of federal income taxes assessed against independent oil and natural gas producers, for example by eliminating the ability to expense intangible drilling costs, removing the percentage depletion allowance and increasing the amortization period for geological and geophysical expenses. Any of these changes would increase our tax burden.

All states in which the Company owns leases require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration for and production of oil and gas. Such states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of such wells. The statutes and regulations of these states limit the rate at which oil and gas can be produced from our properties. However, we do not believe we will be affected materially differently by these statutes and regulations than any other similarly situated oil and gas company.

Environmental liabilities could adversely affect our business.

In the event of a release of oil, natural gas or other pollutants from our operations into the environment, we could incur liability for any and all consequences of such release, including personal injuries, property damage, cleanup costs and governmental fines. We could potentially discharge these materials into the environment in several ways, including:

●	from a well or drilling equipment at a drill site;

●	leakage from gathering systems, pipelines, transportation facilities and storage tanks;

●	damage to oil and natural gas wells resulting from accidents during normal operations; and

●	blowouts, cratering and explosions.

In addition, because we may acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage, including historical contamination, caused by such former operators. Additional liabilities could also arise from continuing violations or contamination that we have not yet discovered relating to the acquired properties or any of our other properties.

To the extent we incur any environmental liabilities, it could adversely affect our results of operations or financial condition.

Climate change legislation, regulation and litigation could materially adversely affect us.

There is an increased focus by local, state and national regulatory bodies on greenhouse gas (“GHG”) emissions and climate change. Various regulatory bodies have announced their intent to regulate GHG emissions, including the United States Environmental Protection Agency, which promulgated several GHG regulations in 2010 and late 2009. As these regulations are under development or are being challenged in the courts, we are unable to predict the total impact of these potential regulations upon our business, and it is possible that we could face increases in operating costs in order to comply with GHG emission legislation.

Passage of legislation or regulations that regulate or restrict emissions of GHG, or GHG-related litigation instituted against us, could result in direct costs to us and could also result in changes to the consumption and demand for natural gas and carbon dioxide produced from our oil and natural gas properties, any of which could have a material adverse effect on our business, financial position, results of operations and prospects.

Risks Relating to Our Financial Position and Capital Requirements

We have a history of losses, which may continue, which may negatively impact our ability to achieve our business objectives and continue as a going concern.

We incurred a net loss of $2,816,568 and $8,953,529 for the six-months ended October 31, 2014 and year ended April 30, 2014, respectively. To date, we have acquired interests in oil and gas properties, but have not established a project on any of our properties that generates commercial revenues. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our revenue. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

As our Kansas, Missouri and Oklahoma properties are in early stages of development, we may not be able to establish commercial reserves on these projects. Exploration for commercial reserves of oil is subject to a number of risk factors. Few of the properties that are explored are ultimately developed into producing oil and/or gas fields. As of January 31, 2015, only a portion of the reserves associated with the Missouri Marmaton River and Grassy Creek projects are classified as developed and production activities have been suspended since September 2011, and, although the Bandolier Acquisition provided us with both proven developed and proven undeveloped oil and gas assets, we are still in need of substantial capital to commence drilling operations. Management determined that these properties were impaired and continues to seek funding so that the Company can consider future development of its heavy oil properties. We may not be able to establish commercial reserves and it is therefore considered to be an exploration stage company.

If we are unable to obtain funding, either through the Offering or otherwise, our business operations will be harmed.

We will require additional capital to continue to operate our business and to further expand our exploration and development programs, whether through the Offering or otherwise. We may be unable to obtain additional capital required. Furthermore, inability to maintain capital may damage our reputation and credibility with industry participants. Our inability to raise additional funds when required may have a negative impact on our consolidated results of operations and financial condition.

Future acquisitions and future exploration, development, production, leasing activities and marketing activities, as well as our administrative requirements (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require a substantial amount of additional capital and cash flow.

In addition to the Offering, we may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means. We may not be successful in raising the capital needed during the Offering, and, if the Offering is not successful, we may not obtain the capital we require by other means. This may adversely affect our consolidated financial results, financial condition and ability to continue as a going concern.

Our results of operations as well as the carrying value of our oil and gas properties are substantially dependent upon the prices of oil and natural gas, which historically have been volatile and are likely to continue to be volatile.

Our future financial condition, access to capital, cash flows and results of operations depend upon the prices we receive for our oil and natural gas. Historically, oil and natural gas prices have been volatile and are subject to fluctuations in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. Factors that affect the prices we receive for our oil and natural gas include:

●	the level of domestic production;

●	the availability of imported oil and natural gas;

●
political and economic conditions and events in foreign oil and natural gas producing nations, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, and acts of terrorism or sabotage;

●	the ability of members of OPEC to agree to and maintain oil price and production controls;

●	the cost and availability of transportation and pipeline systems with adequate capacity;

●	the cost and availability of other competitive fuels;

●	fluctuating and seasonal demand for oil, natural gas and refined products;

●	concerns about global warming or other conservation initiatives and the extent of governmental price controls and regulation of production;

●	weather;

●	foreign and domestic government relations; and

●	overall economic conditions, particularly the recent worldwide economic slowdown, which has put downward pressure on oil and natural gas prices and demand.

Any prolonged decline in oil or gas prices could have a material adverse effect on our operations, financial condition, and level of development and exploration expenditures and could result in a reduction in the carrying value of our oil and gas properties.

Our internal controls over financial reporting have been determined to not be effective, which could have a significant and adverse effect on our business.

Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, which we collectively refer to as “Section 404,” require us to evaluate our internal controls over financial reporting to allow management to report on those internal controls as of the end of each year. Effective internal controls are necessary for us to produce reliable financial reports and are important in our effort to prevent financial fraud. In the course of our Section 404 evaluations, we have identified conditions that resulted in significant deficiencies or material weaknesses and we have concluded that enhancements, modifications or changes to our internal controls are necessary or desirable. Implementing any such matters would divert the attention of our management, could involve significant costs, and may negatively impact our results of operations.

We note that there are inherent limitations on the effectiveness of internal controls, as they cannot prevent collusion, management override or failure of human judgment. If we fail to maintain an effective system of internal controls or if management or our independent registered public accounting firm were to discover material weaknesses in our internal controls, we may be unable to produce reliable financial reports or prevent fraud, and it could harm our financial condition and results of operations, result in a loss of investor confidence and negatively impact our share price.

Risks Related to Our Common Stock

The liquidity, market price and volume of our stock are volatile.

Our common stock is not traded on any exchange, but is currently quoted on the OTC Markets. The liquidity of our common stock may be adversely affected, and purchasers of our common stock may have difficulty selling our common stock, particularly if our common stock does not continue to be quoted on the OTC Markets on another recognized quotation services or exchange.

The trading price of our common stock could be subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, announcements of our drilling results and other events or factors. In addition, the U.S. stock markets have from time to time experienced extreme price and volume fluctuations that have affected the market price for many companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our securities.

Our stock is categorized as a penny stock. Trading of our stock may be restricted by the Security and Exchange Commission’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our stock.

Our stock is categorized as a “penny stock.” The Securities and Exchange Commission (“SEC”) has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have paid no cash dividends on any of our classes of capital stock to date and currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future. Any payment of cash dividends will depend upon our financial condition, contractual restrictions, financing agreement covenants, solvency tests imposed by corporate law, results of operations, anticipated cash requirements and other factors and will be at the discretion of our board of directors. Furthermore, we may incur indebtedness that may severely restrict or prohibit the payment of dividends.

The market price for our shares may decline following the implementation of a Reverse Split.

In the event we affect a Reverse Split of our authorized, and issued and outstanding shares of common stock prior to consummation of the Offering, no assurances can be given that the Reverse Split will have a long-term positive effect on the market price of our common stock.  The market price of our common stock is based on factors that may be unrelated to the number of shares outstanding.  These factors include our performance, general economic and market conditions and other factors, many of which are beyond our control.  The market price for our post-split shares may not rise or remain constant in proportion to the reduction in the number of pre-split shares outstanding before the Reverse Split.  Accordingly, the total market capitalization of our common stock after a Reverse Split may be lower than the total market capitalization before the Reverse Split.

Risks Related to this Offering

There is no minimum offering and therefore your investment may be used even though such investment will not satisfy our capital requirements to complete any project.

We have not specified a minimum offering amount and there is no escrow account in operation.  Because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives or proceed with our operations due to a lack of interest in this offering.  If this were to occur, we may be forced to curtail or abandon our operations with a loss to investors who purchase stock under this prospectus.  Further, because there is no escrow account in operation and no minimum investment amount, any proceeds from the sale of shares offered by the Company will be available for immediate use by the Company, despite not being able to use such funds to effectively implement the Company’s business plan.  Investors funds will not be returned under any circumstances whether during or after the offering.

We may, in the future, issue additional common shares and/ or preferred stock, which would reduce investors’ percent of ownership and may dilute our share value.

Our Certificate of Incorporation permits us to issue up to 2.25 billion shares of common stock. As of January 8, 2015, we had 818,567,746 shares of common stock issued and outstanding, and, if we sell all shares registered in connection with the Offering, we will have ________ shares issued and outstanding. Accordingly, assuming we sell all shares registered in connection with the Offering, we may issue up to an additional ________ shares of common stock. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

In addition to common stock, our Certificate of Incorporation permits us to issue up to 5.0 million shares of preferred stock.  Our board of directors could authorize the issuance of additional series of preferred stock in the future and such preferred stock could grant holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends would be declared to holders of our common stock, and the right to the redemption of such shares, possibly together with a premium, prior to the redemption of the common stock. In the event and to the extent that we do issue additional preferred stock in the future, the rights of holders of our common stock could be impaired thereby, including without limitation, with respect to liquidation.

We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively.

We will have broad discretion in the application of the net proceeds from this Offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. We intend to use the net proceeds from this Offering for funding our operations; research and product development activities; for property, plant and equipment; for drilling existing and new wells; and for working capital and other general corporate purposes. We may also use a portion of our net proceeds to acquire or invest in complementary businesses or other assets; however, we currently have no agreements or commitments to complete any such transaction. We have not allocated these net proceeds for any specific purposes. We might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our management’s decisions on how to use the net proceeds from this Offering, and our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our common stock to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward- looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward- looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward- looking statements.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the shares of common stock that we are offering will be approximately $[_______] based on a public offering price of $[____] per share and estimated Offering expenses.

The principal purposes of this Offering are to obtain additional working capital and improve the public market for our common stock. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds of this Offering. However, assuming total net proceeds of $[______] from this Offering, we intend to use the net proceeds from this Offering for future strategic acquisitions and funding our operations, approximately as follows: (i) [____]; (ii) [____]; (iii) [___]; and (iv) [___].

Pending other uses, we intend to invest our proceeds in short-term investments or hold them as cash. We cannot predict whether the proceeds invested will yield a favorable return. Our management will have broad discretion in the use of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

DIVIDEND POLICY

We have never declared or paid and do not anticipate declaring or paying any cash dividends on our common stock in the near future.  Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our Board of Directors, subject to applicable law, and will depend on then existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock immediately after this Offering. As of [______ ___, 2015 our pro forma net tangible book value was approximately $([___]) million, or $([____]) per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by shares of common stock outstanding.

Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by buyers of shares of our common stock in this Offering and the pro forma net tangible book value per share of our common stock immediately following this Offering. After giving effect to the receipt of the net proceeds from our sale of shares of common stock in this Offering at an assumed public offering price of $[___] per share, our pro forma as adjusted net tangible book value as of _______ __, 2015, would have been approximately $(__) million, or $(__) per share of common stock. This data represents an immediate increase in pro forma net tangible book value of $[___] per share to existing stockholders and an immediate dilution of $[___] per share to new investors purchasing shares at the public offering price.

The following table illustrates the per share dilution to investors in this Offering:

Assumed public offering price per share			$	[___]
Pro forma net tangible book value per share as of ________ __, 2015	$	(___)
Increase in pro forma net tangible book value per share attributable to investors in this Offering		[___]

Less: Pro forma net tangible book value per share as of ______ __, 2015, as adjusted to give effect to this Offering			$	(___)

Pro forma as adjusted dilution per share to investors in this Offering			$	[___]

The following table shows, on the pro forma basis described above, the difference between existing stockholders and new investors in this Offering with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price paid per share, before deducting estimated Offering expenses payable by us.

	Shares purchased			Total consideration
	Number	Percent		Amount (in thousands)	Percent	Average price per share
Existing stockholders	[___]	[___]	$	[___]	[__]%	$	[___]
New investors	[___]	[___]	$	[___]	[__]%	$	[___]

Total	[___]	[___]	$	[___]	[___]%	$	[___]

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized capital stock consists of 2.25 billion shares of common stock and 5.0 million shares of preferred stock. The following is a description of our common stock, our only type of capital stock registered in connection with the Offering, and certain provisions of our Certificate of Incorporation, as amended, and our Bylaws, and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation, as amended, and our Bylaws, copies of which have been filed with the SEC as exhibits to our periodic filings under the Exchange Act.

Common Stock

Except as otherwise expressly provided in our Certificate of Incorporation, as amended, or as required by applicable law, all shares of our common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation, those described below. All outstanding shares of common stock are fully paid and nonassessable.

Voting rights

Each holder of our common stock is entitled to cast one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for election of directors is not allowed under our articles of incorporation, as amended, which means that a plurality of the shares voted could elect all of the directors then outstanding for election. Except as otherwise provided under Nevada law or our articles of incorporation, as amended, and amended and restated bylaws, on matters other than election of directors, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action

Dividend rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available, if our board of directors, in its discretion, determines to issue dividend, and only at the times and in the amounts that our board of directors may determine. Our board of directors is not obligated to declare a dividend. We have not paid any dividends in the past and we do not intend to pay dividends in the foreseeable future. See “Dividend Policy” for more information.

Liquidation rights

Upon our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share equally, identically and ratably in all assets remaining, subject to the prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

No preemptive or similar rights

Our common stock is not subject to conversion, redemption, sinking fund or similar provisions regarding the common stock.

Market for our common stock and related stockholder matters

On March 20, 2013 our common stock began trading on the OTC Markets (“OTCQB”) under the symbol “PTRC.” There was no established trading market for our common stock prior to that date.

Shown below is the range of high and low closing prices for our common stock for the periods indicated as reported by the OTCQB. The market quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not necessarily represent actual transactions.

Fiscal Year Ended	Common Stock
	High	Low
April 30, 2015
First Quarter	$0.085	$0.035
Second Quarter	$0.079	$0.034

April 30, 2014
First Quarter	$0.500	$0.160
Second Quarter	$0.360	$0.028
Third Quarter	$0.115	$0.019
Fourth Quarter	$0.105	$0.059

April 30, 2013
First Quarter	$0.115	$0.0021
Second Quarter	$0.094	$0.041
Third Quarter	$0.135	$0.022
Fourth Quarter	$0.500	$0.130

On January 8, 2015, the closing price of our common stock on the OTCQB was $0.0348 per share.

Options

As of January 8, 2015, we had options to purchase 106,938,281 shares of our common stock outstanding pursuant to our 2012 Equity Compensation Plan.

Warrants

As of January 31, 2015, we had warrants to purchase 40,625,000 shares of our common stock were outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare. The transfer agent’s address is 510 Burrard Street, 3rd Floor, Vancouver BC V6B 3B9.

PLAN OF DISTRIBUTION

The Offering

We are offering up to ______ shares of our common stock for $______ per share on a self-underwritten basis.  Funds from this Offering will not be placed in a separate bank account.  We will have immediate use of the net proceeds. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment. There are no finders involved in our distribution.

You will not have the right to withdraw your funds during the Offering.

We will sell the shares in this Offering through our officers and directors. They will receive no commission from the sale of any shares. They will not register as a broker-dealer under Section 15 of the Securities Exchange Act of 1943, as amended (the “Exchange Act”) in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

1.	The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Securities Act of 1933, as amended (the “Securities Act”), at the time of her participation;

2.	The person is not compensated in connection with her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.	The person is not at the time of their participation, an associated person of a broker/dealer; and

4.
The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the Offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months; and (C) does not participate in selling and offering of securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

We hereby confirm that our directors and officers are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They will continue to be our officers and directors at the end of the Offering and have not been, during the last twelve months a broker/dealer or associated with a broker/dealer. They will not participate in selling and offering securities for any issuer more than once every twelve months.

Only after the SEC declares our registration statement effective do we intend to advertise and hold investment meetings in various states where the Offering will be registered.  Our officers and directors will also distribute the prospectus to potential investors at meetings, to business associates, and to friends and relatives who are interested in a possible investment in the Offering. No shares purchased in this Offering will be subject to a lock-up agreement.

We reserve the right to sell the securities in this Offering though a placement agent, broker, dealer, finder, underwriter and/or wholesaler.  We will provide an applicable prospectus supplement reflecting (i) the identity of any underwriter, dealer or agent, (ii) any compensation we will pay to underwriters, dealers or agents in connection with this Offering, (iii) any discounts, concessions or commissions allowed by underwriters to participating dealers, (iv) the amounts underwritten; and (v) the nature of the underwriter’s or underwriters’ obligation to take the securities. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

Regulation M

Each of our officers and directors, who will promote the shares, is aware that he is required to comply with the provisions of Regulation M, promulgated under the Exchange Act. With certain exceptions, Regulation M precludes officers and/or directors, sales agents, any broker-dealers or other person who participate in the distribution of shares in this Offering from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

Offering Period and Expiration Date

This Offering will start on the date that this Registration Statement of which this prospectus is a part is declared effective by the SEC and continue for a period of 365 days, or sooner, if the Offering is completed or otherwise terminated by us.

We will not offer to sell through the use or medium of any prospectus or otherwise any security until the Registration Statement, of which this prospectus is a part, is declared effective by the SEC.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

We estimate that the total expenses of this Offering, including registration, filing and listing fees, printing fees and legal and accounting expenses will be approximately $_________.

Prior to this Offering, there has been a limited public market for our common stock. We cannot assure investors that an active trading market will develop for our common stock, or that the shares will trade in the public market at or above the public offering price of the common stock in this Offering.

Other than in the United States, no action has been taken by us that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other Offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this prospectus.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

BUSINESS

We are an enterprise engaged in the exploration and exploitation of conventional and unconventional oil and gas assets with a focus on drilling, completion, recompletions and applying modern technologies. Our core holdings and principal operations are in the mid-continent region of the United States in Oklahoma, Kansas and Missouri. We are driven to utilize our expertise both in the mid-continent region and in similar formations to exploit hydrocarbon prone resources with tight and/or challenging characteristics in order to create value for the Company and our shareholders. Our principal administrative office is located in Houston, Texas and its principal operations are in Oklahoma, Kansas and Western Missouri. The Company also has an office in New York, New York.

Our operations are currently focused on exploring and producing in the Mississippian Lime play. Our heavy oil reservoirs in this area are currently in technical review. We have an extensive amount of technical and reservoir information on our Missouri, Oklahoma and Kentucky positions. The data is being utilized in the understanding and test phases to develop an economic heavy oil production reserve base. In addition to our current research and development efforts, we are in discussions with industry partners to capitalize on and develop acreage in the Mississippian Lime, including possible joint venture partners and acquisition targets.

Overview

We were originally incorporated under the Company Act (British Columbia) on February 8, 2000 under the name Brockton Capital Corp. We then changed our name to MegaWest Energy Corp. effective February 27, 2010 before changing it to Gravis Oil Corp. on June 20, 2011. On September 11, 2012, we re-organized under the laws of the State of Delaware as a corporation organized under the Delaware General Corporation Law. Prior to September 11, 2012, and at April 30, 2012, we were organized under the laws of Alberta, Canada.

Petro River Oil LLC (“Petro”), our wholly owned subsidiary, was incorporated under the laws of the State of Delaware on March 3, 2011. Through proceeds received from the issuance of various promissory notes, on February 1, 2012, Petro purchased various interests in oil and gas leases, wells, records, data and related personal property located along the Mississippi Lime play in the state of Kansas from Metro Energy Corporation (“Metro”), a Louisiana company, and other interrelated entities, through a court approved order as Metro was undergoing Chapter 11 Bankruptcy proceedings as a Debtor-In-Possession of these various oil and gas assets. Petro purchased these assets for cash consideration of $2,000,000 as well as a 25% non-managing membership interest in Petro.  During the quarter ended October 31, 2014, we engaged Energy Source Advisors to renew a number of the leases acquired in the Metro purchase and to lease additional acreage. As a result of the asset purchase from Metro and the completion of the additional lease renewals and additional acreage purchases, we obtained a total of 115,000 gross (85,000 net acres) of leases, having unproven reserves at the time of acquisition, in the Mississippi Lime in Southeast Kansas for total cost of $12.2 million.

On April 23, 2013, the Company executed and consummated a securities purchase agreement by and among the Company, Petro, and the investors in Petro (the “Investors”), namely, the holders of outstanding secured promissory notes of Petro (the “Notes”), and those holding membership interests in Petro (the “Membership Interests”, and, together with the Notes, the “Acquired Securities”) sold by Petro (the “Share Exchange”). In the Share Exchange, the Investors exchanged their Acquired Securities for 591,021,011 newly issued shares of the Company's common stock. Upon completion of the Share Exchange, Petro became the Company’s wholly owned subsidiary.

As a result of the Share Exchange, the Company acquired 100% of the membership units of Petro and consequently, control of the business and operations of Petro. Under generally accepted accounting principles in the United States (“U.S. GAAP”), because Petro’s former members and note holders held 80% of the issued and outstanding shares of the Company as a result of the Share Exchange, Petro is deemed the accounting acquirer while the Company remains the legal acquirer. Petro adopted the fiscal year of the Company. Prior to the Share Exchange, all historical financial statements presented are those of Petro. The equity of the Company is the historical equity of Petro, restated to reflect the number of shares issued by the Company in the transaction.

Recent Developments

Acquisition of Interest in Bandolier Energy, LLC.   On May 30, 2014, we entered into a Subscription Agreement, pursuant to which we received a 50% interest in Bandolier Energy, LLC (“Bandolier”) in exchange for a capital contribution of $5,000,000 (the “Bandolier Acquisition”).

After the Bandolier Acquisition, Bandolier acquired all of the issued and outstanding equity of Spyglass Energy Group, LLC (“Spyglass”), the owner of oil and gas leases, leaseholds, lands, and options and concessions thereto located in Osage County, Oklahoma, effective January 1, 2014, for a purchase price of approximately $8.7 million. Spyglass comprises the largest contiguous oil and gas acreage position in Northeastern Oklahoma, approximately 106,000 acres, with substantial original oil in place, stacked reservoirs, as well as exploratory and development opportunities that can be accessed through both horizontal and vertical drilling. Significant infrastructure is already in place including 32 square miles of 3D seismic, 3 phase power, a dedicated sub-station as well as multiple oil producing horizontal wells.

As a result of the Bandolier Acquisition and Bandolier’s subsequent acquisition of Spyglass, we now have both proven developed and proven undeveloped oil and gas assets.

Strategy

Our business strategy is to acquire working interests in oil and gas producing areas. We believe such opportunities exist domestically and internationally. We also believe that these opportunities have considerable future potential for the development of proven oil and gas reserves. Such new reserves might come from the development of existing but as yet undeveloped and/or unproved reserves as well as from future success in exploration.

When and if funding becomes available, we plan to acquire high-quality oil and gas properties, primarily “proved producing and proved undeveloped reserves.” We will also explore low-risk development drilling and work-over opportunities.

Competition

We operate in a highly competitive environment. We compete with major and independent oil and natural gas companies, many of whom have financial and other resources substantially in excess of those available to us. These competitors may be better positioned to take advantage of industry opportunities and to withstand changes affecting the industry, such as fluctuations in oil and natural gas prices and production, the availability of alternative energy sources and the application of government regulation.

Compliance with Government Regulation

The availability of a ready market for future oil and gas production from possible U.S. assets depends upon numerous factors beyond our control. These factors may include, amongst others, regulation of oil and natural gas production, regulations governing environmental quality and pollution control, and the effects of regulation on the amount of oil and natural gas available for sale, the availability of adequate pipeline and other transportation and processing facilities and the marketing of competitive fuels. These regulations generally are intended to prevent waste of oil and natural gas and control contamination of the environment.

We expect that our sales of crude oil and other hydrocarbon liquids from our future U.S.-based production will not be regulated and will be made at market prices. However, the price we would receive from the sale of these products may be affected by the cost of transporting the products to market via pipeline.

Environmental Regulations

Our U.S. assets are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands within wilderness, wetlands and other protected areas, require remedial measures to mitigate pollution from former operations, such as pit closure and plugging abandoned wells, and impose substantial liabilities for pollution resulting from production and drilling operations. Public interest in the protection of the environment has increased dramatically in recent years. The worldwide trend of more expansive and stricter environmental legislation and regulations applied to the oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes more stringent and costly waste handling, disposal and cleanup requirements, our business and prospects could be adversely affected.

Operating Hazards and Insurance

The oil and natural gas business involves a variety of operating hazards and risks such as well blowouts, craterings, pipe failures, casing collapse, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks. These hazards and risks could result in substantial losses to us from, among other things, injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations.

In accordance with customary industry practices, we expect to maintain insurance against some, but not all, of such risks and losses. There can be no assurance that any insurance we obtain would be adequate to cover any losses or liabilities. We cannot predict the continued availability of insurance or the availability of insurance at premium levels that justify its purchase. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect our financial condition and operations.

Pollution and environmental risks generally are not fully insurable. The occurrence of an event not fully covered by insurance could have a material adverse effect on our future financial condition. If we were unable to obtain adequate insurance, we could be forced to participate in all of our activities on a non-operated basis, which would limit our ability to control the risks associated with oil and natural gas operations.

Research and Development

We do not currently, and did not previously, have any research and development policies in place. The Company formed Petro Spring, LLC, a wholly owned subsidiary, on December 12, 2013, to begin to focus on technology solutions. As of January 31, 2015, no funds were expended by our Company on research and development activities.

Employees

At January 31, 2015, we employed four employees.

Geographical Area of the Company’s Business

The principal market that we compete in is the North American energy market, specifically the North American oil market. The Company is currently contemplating expansion in to international energy markets.

DESCRIPTION OF PROPERTIES

Oklahoma

On May 30, 2014, the Company completed the Bandolier Acquisition, pursuant to which the Company purchased a 50% interest in Bandolier. Bandolier’s oil and gas assets are located in in Osage County, Oklahoma and comprise a significant contiguous oil and gas acreage position in Northeastern Oklahoma, approximately 106,000 acres, with substantial original oil in place, stacked reservoirs, as well as exploratory and development opportunities that can be accessed through both horizontal and vertical drilling. Significant infrastructure is already in place including 32 square miles of 3D seismic, 3 phase power, a dedicated sub-station as well as multiple oil producing horizontal wells. As a result of this transaction, the Company capitalized $2,460,632 in proven developed oil and gas assets and $5,921,641 in proven undeveloped oil and gas assets.

Missouri

At January 31, 2015, the Company’s Missouri lease holdings totaled 1,272 gross acres with a 98.4% working interest.

On separate pilot projects at Deerfield, the Company built two 500 barrel of oil per day steam drive production facilities (Marmaton River and Grassy Creek) comprised of 116 production wells, 39 steam injection wells and 14 service and observation wells. Throughout the Deerfield area, the predecessor Company has drilled 73 exploration/delineation wells with a 67% success rate.

As of April 30, 2014 and 2013, all Missouri assets were carried at salvage value, since the Company’s current business plans do not contemplate raising the necessary capital to develop these properties. The company is in current discussions with third parties to use the acreage as a testing site for heavy oil solutions with contemplated profit sharing opportunities.

Kentucky

As a result of the acquisition of Perto as a wholly owned subsidiary of the Company, we acquired Kentucky lease holdings which include a 37.5 % working interest in 27,150 unproved gross acres (10,181 net acres). At January 8, 2015, the Kentucky lease holdings acquired as a result of the share exchange have expired.

Kansas

The Company has 105,277 gross/80,225 net acres in the Mississippi Lime play. The Company also acquired over 60 square miles of proprietary 3D seismic data over prospective Mississippi Lime acreage in the same area.

The acquisition of the Mississippi Lime play oil and gas assets for $12.2 million in 2012 consisted of a 100% interest in 120 oil and gas leases, which cover approximately 85,000 gross mineral acres located in various counties in the state of Kansas. During the year ended April 30, 2014, the period January 1, 2013 to April 30, 2013 and for the period February 2, 2012 (commencement of operations) to December 31, 2012, the Company capitalized approximately an additional $327,002, $98,764 and $12,191,965 of Kansas oil and gas expenditures.

During the year ended April 30, 2014, management engaged an independent third party to test the Kansas assets for impairment. Throughout the year, management was not aware of any impairment indicators, but during the annual impairment test, the third party specialist concluded that the Kansas assets were impaired by $4,638,973, principally due to comparable acreage values. No further impairment was recorded on these assets during the three and six months ended October 31, 2014.

Other

Other property consists primarily of four used steam generators and related equipment that will be assigned to future projects.

LEGAL PROCEEDINGS

(a) In January 2010, the Company experienced a flood in its Calgary office premises as a result of a broken water pipe. There was significant damage to the premises rendering them unusable until the landlord had completed remediation. Pursuant to the lease contract, the Company has asserted that rent should be abated during the remediation process and accordingly, the Company has not paid rent since December 2009. During the remediation process, the Company engaged an independent environmental testing company to test for air quality and for the existence of other potentially hazardous conditions. The testing revealed the existence of potentially hazardous mold and the consultant provided specific written instructions for the effective remediation of the premises. During the remediation process, the landlord did not follow the consultant’s instructions and correct the potentially hazardous mold situation and subsequently in June 2010 gave notice and declared the premises to be ready for occupancy. The Company re-engaged the consultant to re-test the premises and the testing results again revealed the presence of potentially hazardous mold. The Company has determined that the premises are not fit for re-occupancy and considers the landlord to be in default of the lease and the lease terminated.

The landlord disputes the Company’s position and has given notice that it considers the Company to be in default of the lease for failure to re-occupy the premises.

In addition, the landlord has previously claimed that the Company owes monthly rent for the premises from January 2010 to June 30, 2010 in the amount of $247,348 and has claimed that, as a result of the alleged default, pursuant to the terms of the lease, the Company owes three months accelerated rent in the amount of $114,837. The landlord has previously also asserted that the Company would be liable for an amount up to the full lease obligation of $1,596,329 which otherwise would have been due as follows:

Year Ended April 30
2011	$473,055
2012	473,055
2013	473,055
2014	177,164
Total	$1,596,329

On January 30, 2014, the landlord filed a Statement of Claim against the Company in the amount aggregating approximately $759,000. On October 20, 2014, the Company filed a summary judgment application stating that landlord’s claim is barred as it was commenced outside the 2 year statute of limitation period under the Alberta Limitations Act. If the landlord contests our summary judgment application, the court will schedule a hearing expected no earlier than June 2015.

(b) In September 2013, the Company was notified by the Railroad Commission of Texas (the “Commission”) that the Company was not in compliance with regulations promulgated by the Commission. The Company was therefore deemed to have lost its corporate privileges within the State of Texas and as a result, all wells within the state would have to be plugged. The Commission therefore collected $25,000 from the Company, which was originally deposited with the Commission, to cover a portion of the estimated costs of $88,960 to plug the wells. In addition to the above, the Commission also reserved its right to separately seek any remedies against the Company resulting from its noncompliance.

(c) On July 3, 2014, the Company entered into a memorandum of understanding with Sichuan Renzhi Oilfield Technology Services Co. Ltd., a corporation incorporated under the laws of the People’s Republic of China and traded on the Shenzhen Stock Exchange (“Renzhi”), which is memorialized in a Framework Agreement for Acquisition and Cooperation (the “MOU”). The MOU sets forth a framework for (i) the sale by the Company, and the purchase by Renzhi, of PO1, LLC (“PO1”), a wholly-owned subsidiary of the Company which owns 51% of the issued and outstanding membership interests of Spyglass, the owner of oil and gas leases, leaseholds, lands, and options and concessions thereto, located in Osage County, Oklahoma; and (ii) the joint development by the Company and Renzhi of oil and gas technology and properties (collectively, the “Transactions”), with an aggregate investment by Renzhi to the Company in the amount of $87.5 million.

The Company and Renzhi intend to enter into one or more definitive agreements to effectuate the terms of the MOU. The execution of definitive documentation with respect to the Transactions remains subject to additional negotiations between the parties, further due diligence, Renzhi obtaining financing in order to comply with its obligations, and applicable Chinese regulatory approvals. There can be no assurance that definitive documentation for the Transactions will be entered into by the parties or that the

(d) On August 11, 2014, Martha Donelson and John Friend amended their complaint in an existing lawsuit by filing a class action complaint styled: Martha Donelson and John Friend, et al. v. United States of America, Department of the Interior, Bureau of Indian Affairs and Devon Energy Production, LP, et al., Case No. 14-CV-316-JHP-TLW, United States District Court for the Northern District of Oklahoma (the “Proceeding”).  The plaintiffs added as defendants twenty-seven (27) specifically named operators, including the Company, as well as all Osage County lessees and operators who have obtained a concession agreement, lease or drilling permit approved by the Bureau of Indian Affairs (“BIA”) in Osage County allegedly in violation of National Environmental Policy Act (“NEPA”).  Plaintiffs seek a declaratory judgment that the BIA improperly approved oil and gas leases, concession agreements and drilling permits prior to August 12, 2014, without satisfying the BIA’s obligations under federal regulations or NEPA, and seek a determination that such oil and gas leases, concession agreements and drilling permits are void ab initio.  Plaintiffs are seeking damages against the defendants for alleged nuisance, trespass, negligence and unjust enrichment.

On October 7, 2014 Spyglass, along with other defendants, filed a motion to dismiss the Proceeding on various procedural and legal arguments.  Plaintiffs filed their response to the motion to dismiss on October 27, 2014.  Spyglass filed its reply brief on November 10, 2014 and the plaintiffs have been granted leave until November 19, 2014 to file a surreply to Spyglass’s reply brief.  Once the briefing cycle is concluded on November 19, 2014, the motion to dismiss becomes ripe for determination by the court.  Oral arguments may be ordered by the court.  There is no specific timeline by which the court must render a ruling.

(e) Mega West Energy Missouri Corp. (“Mega West”), a wholly owned subsidiary of the Company, is involved in two cases related to oil leases in West Central, Missouri.  The first case (James Long and Jodeane Long v. Mega West Energy Missouri and Petro River Oil Corp., case number 13B4-CV00019) is a case for unlawful detainer, pursuant to which the plaintiffs contend that Mega West oil and gas lease has expired and Mega West is unlawfully possessing the plaintiffs real property by asserting that the leases remain in effect.  The case was originally filed in Vernon County, Missouri on September 20, 2013.  Mega West filed an Answer and Counterclaims on November 26, 2013 and the plaintiffs filed a motion to dismiss the counterclaims. Mega West filed a motion for Change of Judge and Change of Venue and the case was transferred to Barton County.  The court granted the motion to dismiss the counterclaims on February 3, 2014.  As to the other allegations in the complaint, the matter is still pending.

Mega West filed a second case on October 14, 2014 (Mega West Energy Missouri Corp. v. James Long, Jodeane Long, and Arrow Mines LLC, case number 14VE-CV00599).  This case is pending in Vernon County, Missouri.  Although the two cases are separate, they are interrelated.  In the Vernon County case, Mega West has made claims for: (1) replevin for personal property; (2) conversion of personal property; (3) breach of the covenant of quiet enjoyment regarding the lease; (4) constructive eviction of the lease; (5) breach of fiduciary obligation against James Long; (6) declaratory judgment that the oil and gas lease did not terminate; and (7) injunctive relief to enjoin the action pending in Barton County, Missouri.  The plaintiffs filed a motion to dismiss on November 4, 2014, and Arrow Mines, LLC filed a motion to dismiss on November 13, 2014.  Both motions remain pending, and Mega West will file an opposition to the motions in the near future.

(f) The Company is from time to time involved in legal proceedings in the ordinary course of business. It does not believe that any of these claims and proceedings against it is likely to have, individually or in the aggregate, a material adverse effect on its financial condition or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

Petro River Oil Corp. is an independent exploration and production company with a focus on drilling, recompletions, and applying modern technologies to both conventional and unconventional oil and gas assets. Specific targets include: increasing production by developing our acreage, increasing profit margins by evaluating and optimizing our production, and executing our business plan to increase property values, reserves, and expanding our asset base.

We benefit from having an experienced management team with proven acquisition, operating and financing capabilities. Mr. Scot Cohen, our Executive Chairman, has over 20 years of financial management experience including five years as managing partner of Iroquois Capital Opportunity Fund, a private equity fund focused on oil and gas. He has raised equity and debt for a number of small and microcap public companies.

Mr. Cohen is joined by Luis Vierma, Daniel Smith and Ruben Alba who make up the Company’s technical leadership. Mr. Vierma has 35 years of experience in oil and gas including VP of Exploration and Production at Petróleos de Venezuela, S.A, (“PDVSA”) the fourth largest oil company in the world. Mr. Vierma has a BS in Chemistry and MS in Geology and leads the Company’s Geological and Geophysical team. Mr. Smith is a registered petroleum engineer with over 15 years’ experience. Mr. Smith spent his career at XTO Energy where he served as an operations engineer responsible for managing fields producing in excess of 100 million cubic feet of natural gas per day. Mr. Alba has been active in the oil and gas industry since 1997. Previously he was with Halliburton Energy Services and Superior Well Services overseeing regional technical staff and operations. Mr. Alba manages the Company’s heavy oil projects in Missouri and Kentucky.

The Company is focused on developing its recently acquired Mississippi Lime acreage. Over the last 12 months the Company has continued to build out its leadership and technical team. Additionally, the Company has been in discussions with industry partners to capitalize and develop acreage in the Mississippi Lime. The Company continues to seek out joint venture partners and acquisition targets.

Projects related to the heavy oil reservoirs are in technical review. The Company has an extensive amount of technical and reservoir information on the Missouri, Oklahoma and Kentucky positions. The data is being utilized in the understanding and test phases to develop an economic heavy oil production reserve base.

The Company continues to explore various opportunities to raise capital to support the growth of the Company. These opportunities include, without limitation, potential joint ventures with various on and offshore entities and potential private issuances of equity, debt or a combination thereof. There can be no assurance that the Company will enter into any of these transactions. Mr. Cohen and Mr. Vierma have extensive experience in capital markets and oil and gas joint ventures. During his time as VP of Exploration and Production at PDVSA, Mr. Vierma negotiated billions of dollars of joint ventures with foreign oil and gas companies.

On December 12, 2013, the Company signed a Securities Purchase Agreement (the “Agreement”) with Petrol Lakes Holding Limited (“Petrol Lakes”). Pursuant to the terms of the Agreement, Petrol Lakes agreed to purchase: (i) 81.25 million shares of the Company’s common stock, at a per share price of $0.08, for an aggregate purchase price of $6.5 million; and (ii) a warrant to purchase shares of the Company’s common stock. Under the terms of the warrant, Petrol Lakes may purchase up to 40,625,000 shares of the Company’s common stock at a per share price of $0.1356, for an aggregate purchase price of $6.5 million. The warrant, which is exercisable in whole or in part, will expire on December 12, 2015. The Company paid issuance costs of $650,000.

Under the Agreement, Petrol Lakes also has the right to appoint one director to the Company’s Board of Directors, which director shall remain on the Board at least through the first annual meeting of the Company after the one-year anniversary of the Agreement. As of the date hereof, Petrol Lakes has not exercised this right.

Acquisition of Interest in Bandolier Energy, LLC.   On May 30, 2014, we entered into a Subscription Agreement, pursuant to which we received a 50% interest in Bandolier Energy, LLC (“Bandolier”) in exchange for a capital contribution of $5,000,000 (the “Bandolier Acquisition”).

After the Bandolier Acquisition, Bandolier acquired all of the issued and outstanding equity of Spyglass Energy Group, LLC (“Spyglass”), the owner of oil and gas leases, leaseholds, lands, and options and concessions thereto located in Osage County, Oklahoma, effective January 1, 2014, for a purchase price of approximately $8.7 million. Spyglass comprises the largest contiguous oil and gas acreage position in Northeastern Oklahoma, approximately 106,000 acres, with substantial original oil in place, stacked reservoirs, as well as exploratory and development opportunities that can be accessed through both horizontal and vertical drilling. Significant infrastructure is already in place including 32 square miles of 3D seismic, 3 phase power, a dedicated sub-station as well as multiple oil producing horizontal wells.

As a result of the Bandolier Acquisition and Bandolier’s subsequent acquisition of Spyglass, we now have both proven developed and proven undeveloped oil and gas assets.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements presented in this prospectus. These financial statements are prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”), which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and revenues and expenses, to disclose contingent assets and liabilities on the date of the financial statements, and to disclose the reported amounts of revenues and expenses incurred during the financial reporting period. The most significant estimates and assumptions include the valuation of accounts receivable, and the useful lives and impairment of property and equipment, goodwill and intangible assets, the valuation of deferred tax assets and inventories and the provision for income taxes. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this prospectus reflect the more significant judgments and estimates used in preparation of our condensed consolidated financial statements. We believe there have been no material changes to our critical accounting policies and estimates.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

Oil and Gas Operations

The Company follows the full cost method of accounting for oil and gas operations whereby all costs related to exploration and development of oil and gas reserves are capitalized. Under this method, the Company capitalizes all acquisition, exploration and development costs incurred for the purpose of finding oil and natural gas reserves, including salaries, benefits and other internal costs directly attributable to these activities. Costs associated with production and general corporate activities, however, are expensed in the period incurred. Costs are capitalized on a country-by-country basis. To date, there has only been one cost center, the United States.

The present value of estimated future net cash flows is computed by applying the average first-day-of-the-month prices during the previous twelve-month period of oil and natural gas to estimated future production of proved oil and natural gas reserves as of year-end less estimated future expenditures to be incurred in developing and producing the proved reserves and assuming continuation of existing economic conditions. Prior to December 31, 2009, prices and costs used to calculate future net cash flows were those as of the end of the appropriate quarterly period.

Following the discovery of reserves and the commencement of production, the Company will compute depletion of oil and natural gas properties using the unit-of-production method based upon production and estimates of proved reserve quantities. Costs associated with unproved properties are excluded from the depletion calculation until it is determined whether or not proved reserves can be assigned to such properties. Unproved properties are assessed for impairment annually. Significant properties are assessed individually.

The Company assesses all items classified as unproved property on an annual basis for possible impairment. The Company assesses properties on an individual basis or as a group if properties are individually insignificant. The assessment includes consideration of the following factors, among others: land relinquishment; intent to drill; remaining lease term; geological and geophysical evaluations; drilling results and activity; the assignment of proved reserves; and the economic viability of development if proved reserves are assigned. During any period in which these factors indicate impairment, the related exploration costs incurred are transferred to the full cost pool and are then subject to depletion and the ceiling limitations on development oil and natural gas expenditures.

Proceeds from the sale of oil and gas assets are applied against capitalized costs, with no gain or loss recognized, unless a sale would alter the rate of depletion and depreciation by 25 percent or more.

Significant changes in these factors could reduce our estimates of future net proceeds and accordingly could result in an impairment of our oil and gas assets. Management will perform annual assessments of the carrying amounts of its oil and gas assets as additional data from ongoing exploration activities becomes available.

As of April 30, 2014, management engaged a third party to perform an independent study of the oil and gas assets. Management concluded that the Montana assets were impaired by $75,000 and the Kansas assets were impaired by $4,638,973. The Company recorded $4,713,973 impairment to the consolidated statements of operations during the year ended April 30, 2014. For the six months ended October 31, 2014, the Company did not record impairment on its oil and gas assets.

Financial Condition and Results of Operations

As a result of the April 23, 2013 acquisition and share exchange transaction wherein Petro River Oil, LLC became a wholly owned subsidiary of the Company (the “Share Exchange”), Petro was deemed the accounting acquirer. All historical financial information is that of Petro River Oil, LLC.

For the Year ended April 30, 2014 and the Period January 1, 2013 to April 30, 2013 and for the Period February 2, 2012 (Commencement of Operations) to December 31, 2012:

	For the Year Ended April 30, 2014	For the Four Month Period January 1, 2013 to April 30, 2013	For the Period February 2, 2012 (Commencement of Operations) to December 31, 2012
Operations
Revenues
Oil and natural gas sales	$372,179	$184,676	$16,901
Total Revenues	372,179	184,676	16,901

Operating Expenses
Operating	286,507	144,439	82,663
General and administrative	4,195,437	623,136	526,460
Depreciation and accretion	153,108	29,304	80,481
Impairment of oil and gas assets	4,713,973	-	-
Impairment of excess purchase price	-	1,093,527	-
Gain on settlement of liability	(20,069)	-	-
Total Expenses	9,328,956	1,890,406	689,604

Operating loss	(8,956,777)	(1,705,730)	(672,703)

Other income (expenses)
Interest and other income	3,253	5,174	34,658
Interest expense and amortization of debt discount	(5)	(619,178)	(1,277,572)
Total other income (expenses)	3,248	(614,004)	(1,242,914)

Net Loss	$(8,953,529)	$(2,319,734)	$(1,915,617)

Net Loss per Common Share
Basic and Diluted	$(0.01)	$(0.00)	$(0.00)

Oil Sales

During the year ended April 30, 2014, the Company recognized $372,179 in oil and gas sales. The Company had $253,779 in oil sales and $118,400 in gas sales during the period. Sales were $184,676 for the period January 1, 2013 to April 30, 2013. Sales were $16,901 for the period February 2, 2012 (inception) to December 31, 2012. The Company continues to recognize minimal sales. The Company is focused on raising capital in order to execute the business plan; as a result the Company is yet to generate material oil and gas sales.

Interest and Other Income

During the year ended April 30, 2014 interest and other income of $3,253 consisted mainly of interest on cash balances, as compared interest and other income for period January 1, 2013 to April 30, 2013 of $5,174 from the cash balances. For period February 2, 2012 (inception) to December 31, 2012 of $34,658 which consisted mainly of interest earned on 10% demand notes to a related party. As of the date of the share exchange agreement, these demand loans were eliminated in the consolidation.

Operating Expenses

During the year ended April 30, 2104, operating expenses were $286,507, as compared to operating expenses of $144,439 for the period January 1, 2013 to April 30, 2013 and $82,663 for the period February 2, 2012 to December 31, 2012. The increases in operating expenses are primarily attributable to a full year of operations for the Company as of April 30, 2014 and newly commenced operations during 2012. As of April 30, 2014, management performed a third party study of the oil and gas assets. Management concluded that the Montana assets were impaired by $75,000 and the Kansas assets were impaired by $4,638,973. We recorded a $4,713,973 impairment to the statement of operations during the year ended April 30, 2014. We performed a test of oil and gas assets as of April 30, 2013, and concluded that the excess purchase price paid for its Missouri property exceeded it net realizable value, and as a result it recognized an impairment in the amount of $1,093,527.

For the year ended April 30, 2014, the Company recorded a gain on the settlement of liability of $20,069 for an outstanding liability with a vendor.

General and Administrative Expenses

General and administrative expenses for the year ended April 30, 2014 were $4,195,437, as compared to $623,136 for the period January 1, 2013 to April 30, 2013 and $526,460 for the period February 2, 2012 to December 31, 2012. The increases are primarily attributable to the Company operating for a full year compared to the prior year and the newly commenced operations during 2012. The changes are outlined below:

	For the Year Ended April 30, 2014	For the Period January 1, 2013 to April 30, 2013	For the Period February 2, 2012 to December 31, 2012
Salaries and benefits	$2,128,463	$133,391	$-
Professional fees	1,630,781	432,161	379,609
Office and administrative	427,890	57,499	64,076
Information technology	8,303	85	82,775

	$4,195,437	$623,136	$526,460

The increases in general and administrative expenses are primarily attributable to the Company ramping up operations after the completion of the Share Exchange and conducting operations for a full year. This consists of increases in salary and benefits, insurance costs and other office expenses. Salary and benefits include non-cash stock-based compensation of $1,501,766. In addition, the Company recorded a major increase in professional fees as a result of legal, accounting and audit fees associated with the Share Exchange and remaining compliant with required filings.

During the year ended April 30, 2014, the Company granted certain options in accordance with the following agreements:

Employment Agreements:

a)
Upon completion of the Share Exchange, the Company entered into an Employment Agreement with Scot Cohen, the Company’s Executive Chairman (the “Employment Agreement”). On November 20, 2013, the Company amended the Employment Agreement with Scot Cohen. Based on this amendment, the Company granted Mr. Cohen 41,666,667 fair value options to purchase an equal amount of shares of common stock of the Company. The options have a term of 10 years and an exercise price of $0.059. These options will vest in five equal installments, with the first 20% vesting immediately upon grant (as consideration for the service period from April 29, 2013 to November 20, 2013), and the remaining options vesting in four equal installments on the anniversary of the grant date.

The Company computed the economic benefit of the grant as of the date of grant utilizing a Black-Scholes option-pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.059; exercise price of $0.059; expected volatility of 96%; and a discount rate of 2.80%. The grant date fair value of the award was $2,006,227. For the year ended April 30, 2014, the Company expensed non-cash stock-based compensation of $576,034, respectively, to general and administrative expenses.

b)
On November 22, 2013, Petro River Oil Corp. entered into an employment agreement with Ruben Alba. Under the terms of this agreement, Mr. Alba will receive an annual base salary of $120,000. Mr. Alba was also granted 12,500,000 stock options of the Company pursuant to the Company’s 2012 Equity Compensation Plan (the “Plan”), to vest in five equal installments. The first installment vested immediately upon granting. The final four installments will vest on the anniversaries of the initial grant date, subject to the following conditions: (i) the adoption by the Company of an amendment to the Plan, approved by a vote of the shareholders of the Company, to increase the number of shares permitted to be granted under the Plan, and to put in place a stock option grant limitation in accordance with §162(m) of the Internal Revenue Code of 1986, as amended; and (ii) Mr. Alba’s continued employment with the Company.

The Company computed the economic benefit of the grant as of the date of grant utilizing a Black-Scholes option-pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.059; exercise price of $0.059; expected volatility of 96%; and a discount rate of 2.80%. The grant date fair value of the award was $575,839. For the year ended April 30, 2014, the Company expensed non-cash stock-based compensation of $165,337 to general and administrative expenses.

c)
On November 25, 2013, the Company entered into an employment agreement with Luis Vierma. Under the terms of this agreement, Mr. Vierma will receive an annual base salary of $84,000. Mr. Vierma was also granted 6,250,000 stock options of the Company pursuant to the Plan, to vest in five equal installments. The first installment vested immediately upon granting. The final four installments will vest on the anniversaries of the initial grant date, subject to the following conditions: (i) the adoption by the Company of an amendment to the Plan, approved by a vote of the shareholders of the Company, to increase the number of shares permitted to be granted under the Plan, and to put in place a stock option grant limitation in accordance with §162(m) of the Internal Revenue Code of 1986, as amended; and (ii) Mr. Vierma’s continued employment with the Company.

The Company computed the economic benefit of the grant as of the date of grant utilizing a Black-Scholes option-pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.059; exercise price of $0.059; expected volatility of 96%; and a discount rate of 2.80%. The grant date fair value of the award was $287,919. For the year ended April 30, 2014, the Company expensed non-cash stock-based compensation of $82,668 to general and administrative expenses.

d)
On November 26, 2013, the Company entered into a consulting agreement with Brio Financial Group (“Brio”) and its Managing Member, David Briones, was appointed the Chief Financial Officer of the Company on August 15, 2013. Under the terms of this agreement, Brio will receive a monthly consulting fee of $7,500, as well as a grant of 750,000 stock options of the Company pursuant to the Plan. The options will vest in six installments. The first 125,000 options vested immediately upon execution of the consulting agreement, and the remaining 5 installments will vest monthly, on the 26th of each subsequent month.

The Company computed the economic benefit of the grant as of the date of grant utilizing a Black-Scholes option-pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.059; exercise price of $0.059; expected volatility of 65%; and a discount rate of 0.12%. The grant date fair value of the award was $8,764. For the year ended April 30, 2014, the Company expensed non-cash stock-based compensation of $7,742 to general and administrative expenses.

e)
On November 27, 2013, the Company entered into an employment agreement with Daniel Smith. Under the terms of this agreement, Mr. Smith will receive an annual base salary of $120,000. Mr. Smith was also granted 12,500,000 stock options of the Company pursuant to the Company’s Plan to vest in five equal installments. The first installment vested immediately upon granting. The final four installments will vest on the anniversaries of the initial grant date, subject to the following conditions: (i) the adoption by the Company of an amendment to the Plan, approved by a vote of the shareholders of the Company, to increase the number of shares permitted to be granted under the Plan, and to put in place a stock option grant limitation in accordance with §162(m) of the Internal Revenue Code of 1986, as amended; and (ii) Mr. Smith’s continued employment with the Company.

The Company computed the economic benefit of the grant as of the date of grant utilizing a Black-Scholes option-pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.059; exercise price of $0.059; expected volatility of 96%; and a discount rate of 2.80%. The grant date fair value of the award was $575,839. For the year ended April 30, 2014, the Company expensed non-cash stock-based compensation of $165,337 to general and administrative expenses.

f)
On November 22, 2013, the Company entered into an employment agreement with Gary Williky, who was appointed Executive Vice President of Business Development of the Company on November 20, 2013. Under the terms of this agreement, Mr. Williky will receive an annual base salary of $120,000. Mr. Williky was also granted 6,250,000 stock options of the Company pursuant to the Plan, to vest in five equal installments. The first installment vested immediately upon granting. The final four installments will vest on the anniversaries of the initial grant date, subject to the following conditions: (i) the adoption by the Company of an amendment to the Plan, approved by a vote of the shareholders of the Company, to increase the number of shares permitted to be granted under the Plan, and to put in place a stock option grant limitation in accordance with §162(m) of the Internal Revenue Code of 1986, as amended; and (ii) Mr. Williky’s continued employment with the Company.

The Company computed the economic benefit of the grant as of the date of grant utilizing a Black-Scholes option pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.059; exercise price of $0.059; expected volatility of 96%; and a discount rate of 2.80%. The grant date fair value of the award was $287,919. For the year ended April 30, 2014, the Company expensed non-cash stock-based compensation of $82,668 to general and administrative expenses.

Board of Director Grants:

On November 20, 2013, the Company’s Board of Directors authorized the grants of 3,389,832 stock options to four members of the Board. The option grants have an exercise price equal to the closing price of shares of the Company’s common stock as of the date of the grant. All options granted vested immediately upon grant and have a maturity of ten years.

The Company computed the economic benefit of the grants as of the date of grant utilizing a Black-Scholes option-pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.059; exercise price of $0.059; expected volatility of 96%; and a discount rate of 2.80%. The grant date fair value of the awards was $147,442. For the year ended April 30, 2014, the Company expensed $147,442 to general and administrative expenses.

Impairment of oil and gas assets

As of April 30, 2014, management performed an impairment test of the oil and gas assets. All Montana leases expired during the year ended April 30, 2014, and as a result, management fully impaired the Montana assets by $75,000. In addition, management engaged an independent third party to test the Kansas assets for impairment. Throughout the year, management was not aware of any impairment indicators, but during the annual impairment test, the third party specialist concluded that the Kansas assets were impaired by $4,638,973, principally due to comparable acreage values.

Impairment of excess purchase price

As a result of the Share Exchange, the Company recorded goodwill on the excess of the fair value of the shares maintained by existing shareholders as compared to the net assets acquired. Based on the overall market capitalization of the Company at the time of the share exchange, the aggregate fair value of these shares (20% of the market capitalization) was $1,117,404, which exceeded the fair value of the net assets acquired by $1,093,527.

The Company prior to the merger, impaired its assets to net salvage value and determined upon consummation of the merger the excess purchase price paid for the assets continued to be impaired, thus the Company recognized an immediate charge of $1,093,527 in its accompanying consolidated statement of operations for the four months period ended April 30, 2013.

Interest expense

Interest was $5 for the year ended April 30, 2014 as compared to $619,178 for the period January 1, 2013 to April 30, 2013. The decrease in interest expense is primarily attributable to the Company converting the notes and accrued interest to shares of common stock on April 23, 2013. Interest expense for the period January 1, 2013 to April 30, 2013 decreased from $1,277,572 for the period February 2, 2012 to December 31, 2012. The decrease in interest expense is primarily attributable to the Company incurring interest for the entire period ended December 31, 2012, as compared to only incurring interest for four months during the period ended April 30, 2013.

Results of Operations for the Three Months Ended October 31, 2014 compared to Three Months Ended October 31, 2013

	Three Months	Three Months
	Ended	Ended
	October 31, 2014	October 31, 2013
Operations
Revenues
Oil and natural gas sales	$757,485	$87,253
Total Revenues	757,485	87,253

Operating Expenses
Operating	446,829	82,632
General and administrative	1,190,500	(501,809)
Depreciation, depletion and accretion	218,681	26,674
Total Expenses	1,856,010	(392,503)

Operating (loss) income	(1,098,525)	479,756

Other income	-	3,245

Net (loss) income before non-controlling interest	(1,098,525)	483,001

Net income attributable to non-controlling interest	55,680	-

Net (loss) income attributable to Petro River Oil Corp. and Subsidiaries	$(1,154,205)	$483,001

Net (Loss) income per Common Share Basic and Diluted	$(0.00)	$0.00

Oil Sales

During the three months ended October 31, 2014, the Company recognized $757,485 in oil and gas sales, compared to sales of $87,253 for the three months ended October 31, 2013. The overall increase in sales of $670,232 is primarily due to the acquisition of Bandolier during the first quarter of the current fiscal year, which generated $757,485 of sales during the period.  The  Company’s remaining subsidiaries did not generate any revenue during the period ended October 31, 2014.

Operating Expenses

During the three months ended October 31, 2014, operating expenses were $446,829, as compared to operating expenses of $82,632 for the three months ended October 31, 2013. The overall increase in operating expenses of $364,197 is primarily attributable to the operating expenses of Bandolier of $427,475 during the three months ended October 31, 2014 which were offset by a minimal decrease in the operating expenses of the remaining subsidiaries.

General and Administrative Expenses

General and administrative expenses for the three months ended October 31, 2014 were $1,190,500, as compared to $(501,809) for the three months ended October 31, 2013. The increase is primarily attributable to the significant increase in stock based compensation incurred in the 2014 period, including the expense recorded for five consulting agreements awarded during the three months ended October 31, 2014. During the prior year comparable period, the Company reversed $1,021,250 of previously accrued officer share-based compensation due to an amendment to an officer’s employment agreement, which accounts for the significant increase of $1,592,909 in salaries and benefits. These changes are outlined below:

	For the Three Months Ended	For the Three Months Ended
	October 31, 2014	October 31, 2013
Salaries and benefits	$533,601	$(1,059,308)
Settlement	-	56,047
Professional fees	595,519	491,780
Office and administrative	58,154	8,004
Information technology	3,226	1,668

	$1,190,500	$(501,809)

Results of Operations for the Six Months Ended October 31, 2014 compared to Six Months Ended October 31, 2013

	Six Months	Six Months
	Ended	Ended
	October 31, 2014	October 31, 2013
Operations
Revenues
Oil and natural gas sales	$1,423,761	$192,093
Total Revenues	1,423,761	192,093

Operating Expenses
Operating	787,497	146,711
General and administrative	3,052,032	1,717,219
Depreciation, depletion and accretion	400,833	53,028
Total Expenses	4,240,362	1,916,958

Operating loss	(2,816,601)	(1,724,865)

Other income	33	3,240

Net Loss before non-controlling interest	(2,816,568)	(1,721,625)

Net loss attributable to non-controlling interest	(347,031)	-

Net loss attributable to Petro River Oil Corp. and Subsidiaries	$(2,469,537)	$(1,721,625)

Net Loss per Common Share Basic and Diluted	$(0.00)	$0.00

Oil Sales

During the six months ended October 31, 2014, the Company recognized $1,423,761 in oil and gas sales, compared to sales of $192,093 for the six months ended October 31, 2013. The overall increase in sales of $1,231,668 is primarily due to the acquisition of Bandolier during the six months ended October 31, 2014, which generated $1,369,250 of sales during the period, which was offset by a minimal decrease in sales for the remaining subsidiaries.

Operating Expenses

During the six months ended October 31, 2014, operating expenses were $787,497, as compared to operating expenses of $146,711 for the six months ended October 31, 2013. The overall increase in operating expenses of $640,786 is primarily attributable to the operating expenses of Bandolier of $722,731 during the six months ended October 31, 2014 which were offset by a minimal decrease in the operating expenses of the remaining subsidiaries.

General and Administrative Expenses

General and administrative expenses for the six months ended October 31, 2014 were $3,052,032, as compared to $1,717,219 for the six months ended October 31, 2013. The increase is primarily attributable to the significant increase in stock based compensation incurred in the 2014 period. The increase was also due to the addition of the Bandolier expenses of $1,028,079 and the increase in other professional fees and office and administrative expenses. These changes are outlined below:

	For the Six Months Ended	For the Six Months Ended
	October 31, 2014	October 31, 2013
Salaries and benefits	$794,766	$518,564
Settlement	-	56,047
Professional fees	1,893,005	1,026,617
Office and administrative	350,841	112,316
Information technology	13,420	3,675

	$3,052,032	$1,717,219

The increases in general and administrative expenses are primarily attributable to the Company ramping up operations and the completion of the Bandolier acquisition. This consists primarily of increases in professional fees and office and administrative expenses. Salary and benefits include non-cash stock-based compensation of $674,253 for the six months ended October 31, 2014 compared to $418,250 for the six months ended October 31, 2013. This increase was due to the expense recorded for five consulting agreements awarded during the three months ended October 31, 2014 in comparison to the accrued expense of $418,250 for options that were issued to Scot Cohen in April 2013. During the prior year comparable period, the Company reversed $1,021,250 of previously accrued officer share-based compensation due to an amendment to an officer’s employment agreement.

Liquidity and Capital Resources

The Company is focused on developing its core position in the Mississippi Lime, specifically in the Pearsonia West Concession in Osage County recently acquired during the Bandolier Acquisition and Bandolier’s acquisition of Spyglass. Management’s current plans in the Mississippi Lime play are focused on Pearsonia West, but Petro River also owns additional Mississippi Lime acreage in Kansas. Over the last 12 months the Company has continued to build out its leadership and technical team with individuals with extensive experience in the Mississippi Lime play. Additionally, the Company has been in discussions with industry partners to capitalize and develop additional acreage in the Mississippi Lime. The Company continues to seek out joint venture partners and acquisition targets.

The Company continues to evaluate its non-core projects related to its legacy heavy oil reservoirs.  While still in technical review, the Company is engaged in a series of pilot tests related to certain theories, technologies and processes on the Missouri heavy oil assets. In Missouri, the Company has continued to analyze reservoir data and testing results to determine if any of these technologies or processes may lead to a viable and economic development plan for the understanding and test phases to develop an economic heavy oil production reserve base. The Company is leveraging executive vice president Luis Vierma’s experience in heavy oil, which he acquired during his time as Vice President of Exploration and Production at Petróleos de Venezuela, S.A.

Management’s principal objective is to maximize shareholder value by, among other things, increasing production by developing its acreage, increasing profit margins by evaluating and optimizing its production, and executing its business plan to increase property values, prove its reserves, and expand its asset base. While management currently has no plans to discontinue or revise its business plan, recent volatility and decrease in crude oil prices may cause management to cut back on its development or acquisition plans, or otherwise revisit its business and/or its capital expenditure plan.  Continued volatility and decreases in crude oil prices may accelerate such cut back or revisions.

At October 31, 2014, the Company had working capital of approximately $2.4 million.  As a result of the utilization of cash in its operating activities, and the development of its assets, the Company has incurred losses since it commenced operations.  In addition, Petro has a limited operating history prior to acquisition of Bandolier.  At October 31, 2014, the Company had cash and cash equivalents of approximately $2.7 million.  While management believes that the current level of working capital is sufficient to maintain current operations in Kansas, Oklahoma and Missouri as well as the planned added operations for the next twelve months, additional capital will be necessary for management to execute its business plan and to further expand the Company’s exploration and development programs beyond such period.  To address the Company’s working capital requirements and execute its business plan, management intends to continue to raise capital through the issuance of debt and equity securities. In addition, and to address the recent volatility and decreases in crude oil prices, the Company began implementing cost-cutting measures on November 1, 2014. No assurances can be provided that the Company will be successful in its efforts to raise additional required capital, which efforts may be more difficult given the recent volatility and decrease in the price of crude oil.  Furthermore, inability to maintain capital may damage the Company’s reputation and credibility with industry participants. The Company’s inability to raise additional funds when required may have a negative impact on its consolidated results of operations and financial condition.

Capitalization

The number of outstanding shares and the number of shares that could be issued if all convertible instruments are converted to shares is as follows:

As of	October 31, 2014
Common shares	818,567,746
Stock Options	106,938,281
Stock Purchase Warrants	40,625,000
Total Capitalization	966,131,027

Off-Balance Sheet Arrangements

None.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update 2014–09, Revenue from Contracts with Customers. Amendments in this Update create Topic 606, Revenue from Contracts with Customers, and supersede the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry–specific revenue recognition guidance throughout the Industry Topics of the Codification. In addition, the amendments supersede the cost guidance in Subtopic 605–35, Revenue Recognition—Construction–Type and Production–Type Contracts, and create new Subtopic 340–40, Other Assets and Deferred Costs—Contracts with Customers. In summary, the core principle of Topic 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This Accounting Standards Update is the final version of Proposed Accounting Standards Update 2011–230—Revenue Recognition (Topic 605) and Proposed Accounting Standards Update 2011–250—Revenue Recognition (Topic 605): Codification Amendments, both of which have been deleted. Accounting Standards Update 2014–09. The amendments in this Update are effective for the Company for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Company is currently evaluating the effects of ASU 2014–09 on the condensed consolidated financial statements.

In June 2014, FASB issued Accounting Standards Update 2014–12, Compensation – Stock Compensation (Topic 718), which clarifies accounting for share–based payments for which the terms of an award provide that a performance target could be achieved after the requisite service period. That is the case when an employee is eligible to retire or otherwise terminate employment before the end of the period in which a performance target could be achieved and still be eligible to vest in the award if and when the performance target is achieved. The updated guidance clarifies that such a term should be treated as a performance condition that affects vesting. As such, the performance target should not be reflected in estimating the grant–date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the periods for which the requisite service has already been rendered. The guidance will be effective for the annual periods (and interim periods therein) ending after December 15, 2015. Early application is permitted. The Company is currently evaluating the effects of ASU 2014–12 on the condensed consolidated financial statements.

In August 2014, the Financial Accounting Standards Board issued Accounting Standards Update 2014–15, Presentation of Financial Statements – Going Concern.  The Update provides U.S. GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued.  This Accounting Standards Update is the final version of Proposed Accounting Standards Update 2013–300—Presentation of Financial Statements (Topic 205): Disclosure of Uncertainties about an Entity’s Going Concern Presumption, which has been deleted. The Company is currently evaluating the effects of ASU 2014–15 on the condensed consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying condensed consolidated financial statements.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our Board of Directors is currently comprised of four members. The term of each director is until the next annual meeting of shareholders or until he resigns or is succeeded by another qualified director who has been elected. The following is a list of our executive officers and the current members of our Board of Directors, including each member’s age, the year he became a director or officer of the Company and his current positions with the Company:

Name	Position With the Company	Age	Since
Scot Cohen	Executive Chairman	45	2012
Glenn C. Pollack (1)(2)	Director	56	2012
John Wallace	Director	40	2013
Fred Zeidman (1)(2)	Director	68	2012
David Briones	Chief Financial Officer	38	2013
Ruben Alba	Executive Vice President - Unconventional	41	2012
Luis Vierma	Executive Vice President – Geological and Geophysical	55	2013
Daniel Smith	Executive Vice President - Operations	42	2013

(1)	Member of Audit Committee
(2)	Member of Compensation Committee

The Board Nomination Committee believes that Mr. Cohen’s extensive investment banking experience advising oil and gas companies, as well as his operational expertise developing oil and gas assets, is valuable to the Board of Directors and its deliberations, and is particularly beneficial as the Company continues to develop its oil and gas assets.

Scot Cohen, a member of the Board since 2012, has served as Executive Chairman of the Company since 2013. He earned a Bachelor of Science degree from Ohio University in 1991. Mr. Cohen is a Co-Founder and Managing Partner at Iroquois Capital Opportunity Fund, a private equity fund focused on identifying and realizing investment opportunities in companies developing onshore oil and gas assets in North America. Additionally, Mr. Cohen manages several operating and non-operating partnerships that invest in domestic oil and gas assets.

The Board Nomination Committee believes that Mr. Cohen’s extensive investment banking experience advising oil and gas companies, as well as his operational expertise developing oil and gas assets, is valuable to the Board of Directors and its deliberations, and is particularly beneficial as the Company continues to develop its oil and gas assets.

Glenn C. Pollack, a member of the Board since 2012, is a Managing Director and Founder of Candlewood Partners, LLC (“Candlewood”), a merchant bank focused on middle market corporate finance and infrastructure projects. Prior to founding Candlewood, Mr. Pollack was a Managing Director and Principal of a middle market investment banking firm with offices in Chicago and Cleveland. He was responsible for the Restructuring Group and was involved in other corporate finance transactions including mergers and acquisitions and capital raising for special situations. He also spent five years as the CEO of a regional distributor of perishable foods with annual revenues of $180 million and over 250 employees in four states. Mr. Pollack is a certified public accountant and has worked for Price Waterhouse as a consultant and Touche Ross as an auditor.

The Board Nomination Committee believes Mr. Pollack’s success with multiple investment banking firms, his extensive contacts within the investment community, his executive management experience and financial and accounting expertise will assist the Company’s efforts to raise capital to fund the continued implementation of the Company’s business plan.

John Wallace, a member of the Board since 2013, graduated from Syracuse University in May 1996 with a Bachelor’s of Science degree in sociology. From June 1996 through May 2004, Mr. Wallace was a professional basketball player associated with the National Basketball Association. Since April 2009, Mr. Wallace has been an alumni relations and fan development representative for the New York Knicks, a professional basketball team aligned with the National Basketball Association. In that capacity, Mr. Wallace works on community public relations and fan development initiatives, along with sponsorship and marketing programs. In January 2013, Mr. Wallace joined Hotaling Insurance Group as an insurance agent. In February 2013, Mr. Wallace became an Executive Board Member of Heavenly Productions Foundation, a not for profit charitable organization dedicated to helping children in need or in distress. Since October 2007, Mr. Wallace has served as Vice President of Winning Because I Tried, a non-profit he co-founded in 2007, and whose focus is on academic success, social interaction, peer pressure awareness, and sound decision-making for children ages 8-18. Since 2006, Mr. Wallace has been President and General Manager of Rochester AAU Basketball, a program he founded in March 2006, which is designed to leverage sports as a means for youth to obtain a college education.

The Board Nomination Committee believes that Mr. Wallace brings effective management and leadership skills to the Board of Directors, which assists the Board and management in in developing its organization and business plan.

Fred Zeidman, a member of the Board since 2012, has served as Chairman of the Board of Directors of Petroflow Energy Corporation since September 2011. Mr. Zeidman has also served as a director of Hyperdynamics Corporation since 2009 and as a director of Prosperity Bancshares, Inc. since 1986. He served as trustee for the AremisSoft Liquidating Trust since 2004. In March 2008, Mr. Zeidman was appointed the Interim President of Nova Biosource Fuels, Inc. (“Nova”), a publicly traded biodiesel technology company, and served in that position until the company’s acquisition in November 2009. Mr. Zeidman also served as a director of Nova from June 2007 to November 2009. From August 2009 through November 2009, Mr. Zeidman served as Chief Restructuring Officer for Transmeridian Exploration, Inc. He also served as CEO, President and Chairman of the Board of Seitel Inc., an oil field services company, from June 2002 until its sale in February 2007. Mr. Zeidman served as a Managing Director of the law firm Greenberg Traurig, LLP from July 2003 to December 2008. Mr. Zeidman has served as CEO, Interim CEO and Chairman of the Board of a variety of companies, including several in the oil and gas sector. In March 2013, Mr. Zeidman was appointed to the Board of Straight Path Communications Inc. Mr. Zeidman is the Chairman Emeritus of the United States Holocaust Memorial Council. He was appointed to that position by former President George W. Bush in March 2002 and served from 2002-2010. He is also Chairman Emeritus of the University of Texas Health Science System Houston and is on the Board of Trustees of the Texas Heart Institute (where he currently serves as Interim Chief Financial Officer). He currently serves on the Board of Directors and Executive Committee of the University of Saint Thomas and chairs its Development Committee and Houston Community College. Mr. Zeidman received his Bachelor of Science from Washington University and a Masters of Business Administration from New York University.

The Board Nomination Committee believes that Mr. Zeidman’s extensive experience as an executive in senior management positions, including with oil and gas exploration, oil services and related companies, together with his legal and board experience, add significant value to the Company and its Board of Directors in assessing challenges and in addressing organizational and development issues facing the Company.

David Briones was appointed Chief Financial Officer on August 15, 2013. Since October 1, 2010, Mr. Briones has acted as the managing member of Brio Financial Group, LLC, a financial reporting consulting firm. From January 2006 through September 2010, Mr. Briones had managed the public company and hedge fund practices at Bartolomei Pucciarelli, LLC (“BP”). Within that capacity, Mr. Briones performed audit services, outsourced CFO functions, and/or consulted clients through difficult SEC comment periods particularly through application of complex accounting principles for a vast public company client base. BP is a registered firm with the Public Company Accounting Oversight Board. BP is an independent member of the BDO Seidman Alliance. Mr. Briones served as the chief financial officer of NXT Nutritionals Holdings, Inc. from February 2, 2009 to May 15, 2012. Mr. Briones also served as the chief financial officer of Clear-Lite Holdings, Inc. from August 3, 2009 to March 21, 2011. Prior to joining BP, Mr. Briones was an auditor with PricewaterhouseCoopers LLP in New York, New York. Mr. Briones specialized in the financial services group, and most notably worked on the MONY Group, Prudential Financial, and MetLife initial public offerings.

Ruben Alba received his B.S. in Chemical Engineering from New Mexico State University and has been active in the oil & gas industry since 1997. Mr. Alba spent the majority of his career with Halliburton Energy Services and Superior Well Services, overseeing regional technical staff and operations. In this capacity, Mr. Alba introduced a number of new and novel technologies involving new fluid chemistry to the industry, as well as completion processes to reservoirs requiring cutting edge technology, where he holds three US Patents. Mr. Alba was appointed Executive Vice President Unconventional, effective July 3, 2013.

Luis Vierma was appointed Executive Vice President Geological and Geophysical, effective July 3, 2013. Mr. Vierma, who has 35 years of experience in the oil and gas industry, holds a Bachelor’s Degree in Chemistry from Universidad Central de Venezuela (1979) and earned a master’s degree in Geology (Geochemistry of Petroleum) in 1984 from the University of Indiana. Mr. Vierma held numerous leadership positions at Petróleos de Venezuela, S.A, the fourth largest oil company in the world, including VP of Exploration and Production, and also served as a director of CITGO.

Daniel Smith is a registered Professional Engineer in Petroleum Engineering and has over 15 years of experience in the oil and gas industry. Mr. Smith spent his career at XTO Energy where he served as an Operations Engineer specializing in hydraulic fracturing and artificial lift. Mr. Smith was directly responsible for managing fields producing in excess of 100 million cubic feet of natural gas per day. Mr. Smith has also worked on numerous drilling, production, and development projects ranging from the Marcellus Shale to the Permian Basin. Mr. Smith received a Bachelor’s of Science degree in Chemical Engineering from Texas A&M University. Mr. Smith was appointed Executive Vice President Operations, effective July 3, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, with respect to the fiscal year ended April 30, 2014, all officers, directors and beneficial owners of more than 10% of our common stock have filed their initial statements of ownership on Form 3 on a timely basis, and the officers, directors and beneficial owners of more than 10% of our common stock have also filed the required Forms 4 or 5 on a timely basis, other than Gary Williky, who filed a Form 4 on December 18, 2013 reporting a stock option award which was granted on November 22, 2013, and David Briones, who filed a Form 4 on February 21, 2014 reporting a stock option award which was granted on November 26, 2013.

Code of Ethics

Prior to the completion of the Share Exchange on April 23, 2013, the Company operated under a Code of Ethics filed as an exhibit to our Annual Report on Form 20-F, filed on November 16, 2010.

Following the acquisition of Petro, the Board engaged in a corporate governance reorganization, and pursuant to a unanimous written consent of the Board (the “Unanimous Written Consent”), formally adopted a new Code of Ethics, effective July 3, 2013, a copy of which was attached as an exhibit to our Transition Report on Form 10-K, filed on August 28, 2013. The Code of Ethics applies to all officers, directors, and employees of the Company.

Board of Directors Meetings and Committees

The Board held 7 meetings during the fiscal year ended April 30, 2014. Each Director attended, either in person or telephonically, at least 75% of the aggregate Board of Directors meetings and meetings of committees on which he served during his tenure as a director or committee member.

Audit Committee

Prior to the completion of the Share Exchange on April 23, 2013, and as of April 30, 2013, the Audit Committee was composed of one director, Fred Zeidman, who was considered independent under the Canadian Securities Regulators’ Multilateral Instrument 52-110-Audit Committees.

By the Unanimous Written Consent, the Board affirmed the designation, effective [July 3, 2013], of an Audit Committee comprised of two directors: Glenn Pollack, and Fred Zeidman, each of whom are “independent” as independence is currently defined in applicable SEC rules and the NYSE Company Guide. The Board has determined that Glenn Pollack qualifies as an “Audit Committee financial expert,” as defined in applicable SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Board made a qualitative assessment of Mr. Pollack’s level of knowledge and experience based on a number of factors, including his formal education and experience.

The Audit Committee is responsible for overseeing the Company’s corporate accounting, financial reporting practices, audits of financial statements and the quality and integrity of the Company’s financial statements and reports. In addition, the Audit Committee oversees the qualifications, independence and performance of the Company’s independent auditors. In furtherance of these responsibilities, the Audit Committee’s duties include the following: evaluating the performance of and assessing the qualifications of the independent auditors; determining and approving the engagement of the independent auditors to perform audit, review and attest services and performing any proposed permissible non-audit services; evaluating employment by the Company of individuals formerly employed by the independent auditors and engaged on the Company’s account and any conflicts or disagreements between the independent auditors and management regarding financial reporting, accounting practices or policies; discussing with management and the independent auditors the results of the annual audit; reviewing the financial statements proposed to be included in the Company’s annual report on Form 10-K; discussing with management and the independent auditors the results of the auditors’ review of the Company’s quarterly financial statements; conferring with management and the independent auditors regarding the scope, adequacy and effectiveness of internal auditing and financial reporting controls and procedures; and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting control and auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee operates under the written Audit Committee Charter adopted by the Unanimous Written Consent. A copy of the Audit Committee Charter is available on the Company’s website.

Compensation Committee

The responsibilities of a compensation committee were performed by the board as a whole. Pursuant to the Unanimous Written Consent, the board ratified the designation of a Compensation Committee, effective July 3, 2013. The Compensation Committee is currently comprised of two directors, Glenn Pollack and Fred Zeidman, each of whom is independent as independence is currently defined in applicable SEC rules and the NYSE Company Guide.

The Compensation Committee reviews, and as it deems appropriate, recommends to the Board, policies, practices, and procedures relating to the compensation of the officers and other managerial employees, and the establishment and administration of employee benefit plans. It advises and consults with the officers of the Company as may be requested regarding managerial personnel policies. The Compensation Committee also has such additional powers as may be conferred upon it from time to time by the Board.

The Compensation Committee operates under the written Compensation Committee Charter that was adopted by the Unanimous Written Consent. A copy of the Compensation Committee Charter is available on the Company’s website.

Board Nominations

In lieu of a formal Board Nomination Committee, Board nomination decisions are to be made by the independent directors of the Board in compliance with criteria adopted in the Unanimous Written Consent. The independent directors prepare a list of candidates to fill the expiring terms of directors serving on our Board, which they then submit to the Board who determines which candidates will be nominated to serve on the Board. The names of nominees are then submitted for election at our Annual Meeting of Stockholders. The independent directors also submit to the entire Board a list of nominees to fill any interim vacancies on the Board resulting from the departure of a member of the Board for any reason prior to the expiration of his term. In recommending nominees, the independent directors are to consider various criteria, including general business experience, general financial experience, knowledge of the Company’s industry (including past industry experience), education, and demonstrated character and judgment. The independent directors will also consider director nominees recommended by a stockholder if the stockholder mails timely notice to the Secretary of the Company at its principal offices. Any person nominated by a stockholder for election to the Board will be evaluated based on the same criteria as all other nominees.

During the fiscal year ended April 30, 2014, there were no changes to the procedures by which holders of our common stock may recommend nominees to the Board.

EXECUTIVE COMPENSATION

Summary Executive Compensation Table

The following table sets forth a summary of all compensation paid during the period ended April 30, 2014 to the Named Executive Officers and other individuals who served as Named Executive Officers for some period during the year:

Summary Compensation Table

Name and Principal Position	Year Ended April 30,	Salary $	Bonus $	Stock awards $	Option awards $ (1)	Nonequity Incentive plan compensation $	Nonqualified Deferred compensation Earnings $	All other compensation $	Total $
Scot Cohen (2), Executive Chairman	2014	120,000	--	--	576,035	--	--	--	696,035
	2013	--	--	--	--	--	--	--	--
Ruben Alba, EVP (3)	2014	120,000	--	--	165,337	--	--	--	285,337
	2013	--	--	--	--	--	--	--	--
Daniel Smith, EVP (4)	2014	130,000	--	--	165,337	--	--	--	295,337
	2013	--	--	--	--	--	--	--	--
Jeffrey Freedman (5), Interim CEO and CFO	2014	--	--	--	56,047	--	--	--	56,047
	2013	25,000	--	--	--	--	--	--	25,000
David Briones (6) CFO	2014	94,000	--	--	7,742	--	--	--	101,742
	2013	--	--	--	--	--	--	--	--
Pat McCarron (7), Vice President, Operations	2014	--	--	--	--	--	--	--	--
	2013	38,550	--	--	--	--	--	--	38,550

(1)	“Options” includes all options granted by us as compensation for employment services or office.

(2)	Mr. Cohen was appointed Executive Chairman on April 23, 2013 following the Share Exchange, and received no compensation from the Company in the year ended April 30, 2013.

(3)	Mr. Alba entered into employment agreements with the Company on November 22, 2013.

(4)	Mr. Smith entered into an employment agreement with the Company on November 27, 2013.

(5)
Mr. Freedman served as the Company’s interim Chief Executive Officer from January 23, 2012 until April 23, 2013, and as the Company’s interim Chief Financial Officer from July 1, 2011 until April 23, 2013.

(6)
On November 26, 2013, the Company entered into a consulting agreement with Brio Financial Group (“Brio”) and its Managing Member, David Briones, was appointed the Chief Financial Officer of the Company on August 15, 2013.

(7)	Mr. McCarron served as the VP of Operations until March 15, 2013.

The Company’s compensation program is designed to provide our executive officers with competitive remuneration and to reward their efforts and contributions to the Company. Elements of compensation for our executive officers include base salary and bonuses paid as stock options pursuant to the Company’s Amended and Restated 2012 Equity Compensation Plan (the “Plan”). Company performance does not play a significant role in the determination of base salary.

The Compensation Committee, working in conjunction with the Executive Chairman, reviews and makes recommendations to the Board regarding all forms of compensation to be provided to officers and directors of the Company, including all bonus and stock compensation. The Compensation Committee may also set general compensation goals and guidelines for the Company’s employees from time to time.

Upon completion of the Share Exchange, the Company entered into an Employment Agreement with Scot Cohen, the Company’s Executive Chairman (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. Cohen will be entitled to all earned but unpaid salary, expense reimbursements, bonuses (if applicable), and any vested benefits, upon termination of the Employment Agreement by the Company for cause, by Mr. Cohen without good reason, or upon the Employment Agreement’s expiration date in the event Mr. Cohen does not choose to renew his contract. In the event Mr. Cohen’s employment is terminated by the Company without cause, upon a change in control of the company, or by Mr. Cohen for good reason, he shall be entitled to any accrued obligations (detailed in the preceding sentence), severance in a single lump sum installment in an amount equal to twice the sum of the base salary in effect on the termination date plus two times the maximum annual bonus for which Mr. Cohen was eligible in the fiscal year in which the termination date occurred, a pro-rata portion of Mr. Cohen’s annual bonus for the fiscal year in which the termination occurred, and a full vesting in the initial grant and in any and all previously granted outstanding equity-based incentive awards subject to time-based vesting criteria.

On November 20, 2013, the Company and the Executive Chairman entered into an amendment (the “Amendment”) to the Employment Agreement. Under the terms of the Amendment, the Company substituted a stock option grant of 41,666,667 fair market value stock options under the Plan, at the exercise price of $0.059 per share, for cash-settled restricted stock units representing 66,340,597 shares of the Company’s common stock, which the Company had previously agreed to grant Mr. Cohen under the terms of the Employment Agreement. These options will vest in five equal installments, with the first 20% vesting immediately upon grant, and the remaining options vesting in four equal installments on the anniversary of the grant date

On November 22, 2013, the Company entered into an employment agreement with Ruben Alba, who was appointed Executive Vice President, Unconventional of the Company on July 7, 2013. Under the terms of this agreement, Mr. Alba will receive an annual base salary of $120,000. Mr. Alba was also granted 12,500,000 stock options of the Company pursuant to the Plan, to vest in five equal installments. The first installment vested immediately upon granting. The final four installments will vest on the anniversaries of the initial grant date, subject to Mr. Alba’s continued employment with the Company.

On November 27, 2013, the Company entered into an employment agreement with Daniel Smith, who was appointed Executive Vice President, Operations of the Company on July 7, 2013. Mr. Smith’s agreement is the same in all material respects to Mr. Alba’s agreement.

On November 26, 2013, the Company entered into a consulting agreement with Brio Financial Group (“Brio”) and its Managing Member, David Briones, was appointed the Chief Financial Officer of the Company on August 15, 2013. Under the terms of this agreement, Brio will receive a monthly consulting fee of $7,500, as well as a grant of 750,000 stock options of the Company pursuant to the Plan. The options will vest in six installments. The first 125,000 options vested immediately upon execution of the consulting agreement, and the remaining 5 installments will vest monthly, on the 26th of each subsequent month.

Outstanding Equity Awards at April 30, 2014

The Plan was adopted to promote the success and enhance the value of the Corporation by continuing to link the personal interest of participants to those of its Shareholders and by providing participants with an incentive for outstanding performance. The Plan is administered by the Board, and all employees of the Corporation and its subsidiaries, as determined by the Board, and all members of the Board are eligible to participate. An aggregate of 120,000,000 Common Shares are available for grant pursuant to the Plan.

The plan was approved at a special meeting of the shareholders on September 7, 2012, and an amendment to the plan was approved at the Company’s annual meeting of shareholders on April 16, 2014. The following table outlines awards issued pursuant to the Plan as of April 30, 2014.

Plan Category	Number of securities underlying unexercised options	Option Exercise Price	Option Expiration Date	Number of securities underlying unvested options	Weighted-average exercise price of outstanding options, warrants, and rights
Scot Cohen	41,666,667	0.059	11/20/23	33,333,334	0.059
Ruben Alba	12,500,000	0.059	11/22/23	10,000,000	0.059
Daniel Smith	12,500,000	0.059	11/27/23	10,000,000	0.059
[Gary Williky	6,250,000	0.059	11/22/23	5,000,000	0.059

Luis Vierma	6,250,000	0.059	11/25/23	5,000,000	0.059
David Briones	750,000	0.059	11/26/14	500,000	0.059
Glenn Pollack	847,458	0.059	11/20/20	--	0.059
John Wallace	847,458	0.059	11/20/20	--	0.059
Fred Zeidman	847,458	0.059	11/20/20	--	0.059
Ryan Estis	847,458	0.059	11/20/20	--	0.059
Jeffrey Freedman	565,116	0.500-0.215	11/20/20	--	0.265
Total	83,871,615			63,833,334

Director Compensation for the Year Ended April 30, 2014

The Company has no formal arrangement pursuant to which directors are compensated for their services in their capacity as directors, except for the granting from time to time of incentive stock options. The following table sets forth the compensation of the directors of the Company during the fiscal year ended April 30, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Scot Cohen (2)	--	--	--		--	--	--	--
Ryan Estis (3)	--	--	36,861	(1)	--	--	--	36,861
Glenn Pollack	--	--	36,861	(1)	--	--	--	36,861
Fred Zeidman	--	--	36,861	(1)	--	--	--	36,861
John Wallace	--	--	36,861	(1)	--	--	--	36,861

(1)	The Company made awards to each of the Company’s non-employee Directors of 847,457 options to purchase common stock of the Company under the Plan on November 20, 2013.

(2)	Mr. Cohen did not receive compensation for his services as a director.

(3)
On November 18, 2013, Ryan Estis resigned from the Board of Directors of the Company. Mr. Estis was also a member of the Audit Committee at the time of his resignation. The resignation was not due to any disagreement with the Company or its management on any matter relating to the Company’s operations, policies, or practices.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table sets forth information regarding the beneficial ownership of our common stock as of February 2, 2015 for each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Set forth below is information regarding the shares of the Company’s common stock which are owned on February 2, 2015 or which the person has the right to acquire within 60 days of February 2, 2015 for each director, executive officer, all directors and executive officers as a group, and each person who is the beneficial owner of more than 5 percent of the outstanding shares of the Company’s Common Stock.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned		Stock Options Exercisable within 60 days	Percentage of Shares Beneficially Owned (3)	Position
Scot Cohen	195,769,947	(2)	8,333,333	24.68%	Executive Chairman
David Briones	0		625,000	0.08%	Chief Financial Officer
Ruben Alba	0		2,500,000	0.3%	Executive Vice President, Unconventional
Daniel Smith	1,436,280		2,500,000	0.48%	Executive Vice President, Operations
Luis Vierma	0		1,250,000	0.15%	Executive Vice President, Geological and Geophysical

Glenn C. Pollack	3,341,644		847,457	0.51%	Director
John Wallace	0		847,457	0.10%	Director
Fred Zeidman	0		847,457	0.10%	Director
All Directors and Officers as a Group (8 persons)	218,298,575	(3)	17,750,704	26.10%

Petrol Lakes Holding Limited (4)	81,250,000			9.93%	5% owner
Iroquois Capital Opportunity Fund, L.P. (5)	53,685,800			6.72%	5% owner
Aaron Wolfson (6)	53,207,137	(7)		6.5%	5% owner

(1)	Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address of the Company.

(2)
The beneficial owner is a Managing Member of (i) Iroquois Opportunity Management, LLC, which controls Iroquois Capital Opportunity Fund, L.P, (ii) Structure Oil Corp., and (iii) Mega Partners 1 LLC. In addition, he serves as a Director of the Scot Jason Cohen Foundation. By virtue of these positions, he may be deemed, pursuant to Rule 13d-3 promulgated under the Exchange Act, to beneficially own all common stock directly owned by such entities.

(3)	Includes stock options exercisable within 60 days of January 31, 2015.

(4)	The principal business address of the beneficial owner is Unit D, 12/F, Seabright Plaza, 9-23 Shell Street, North Point, Hong Kong.

(5)	The principal business address of the beneficial owner is 641 Lexington Avenue, 26th Floor, New York, New York, 10022.

(6)	The principal business address of the beneficial owner is 1 State Street Plaza, Floor 29, New York, New York, 10004.

(7)
The beneficial owner is a Partner of South Ferry Building Company L.P. (“South Ferry”). By virtue of this relationship, he may be deemed, pursuant to Rule 13d-3 promulgated under the Exchange Act, to beneficially own the Company’s common stock held by South Ferry; however, full voting and dispositive power over the shares of the Company held by South Ferry has been delegated to the portfolio manager.

Securities Authorized for Issuance Under Equity Compensation Plans.

As of the fiscal year ended April 30, 2014:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected at left)
Equity compensation plans approved by security holders	88,038,281	$0.06	31,961,719

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Director Independence

Glenn Pollack, John Wallace, and Fred Zeidman are independent directors of the Company, and as such, they satisfy the definition of independence in accordance with SEC rules and the NYSE Company Guide.

Employment Agreements

a)
Upon completion of the Share Exchange, the Company entered into an Employment Agreement with Scot Cohen, the Company’s Executive Chairman (the “Employment Agreement”). On November 20, 2013, the Company amended the Employment Agreement with Scot Cohen. Based on this amendment, the Company granted Mr. Cohen 41,666,667 fair value options to purchase an equal amount of shares of common stock of the Company. The options have a term of 10 years and an exercise price of $0.059. These options will vest in five equal installments, with the first 20% vesting immediately upon grant (as consideration for the service period from April 29, 2013 to November 20, 2013), and the remaining options vesting in four equal installments on the anniversary of the grant date.

The Company computed the economic benefit of the grant as of the date of grant utilizing a Black-Scholes option-pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.059; exercise price of $0.059; expected volatility of 96%; and a discount rate of 2.80%. The grant date fair value of the award was $2,006,227. For the year ended April 30, 2014, the Company expensed $576,034, respectively, to general and administrative expenses.

b)
On November 22, 2013, Petro River Oil Corp. entered into an employment agreement with Ruben Alba. Under the terms of this agreement, Mr. Alba will receive an annual base salary of $120,000. Mr. Alba was also granted 12,500,000 stock options of the Company pursuant to the Plan, to vest in five equal installments. The first installment vested immediately upon granting. The final four installments will vest on the anniversaries of the initial grant date, subject to the following conditions: (i) the adoption by the Company of an amendment to the Plan, approved by a vote of the shareholders of the Company, to increase the number of shares permitted to be granted under the Plan, and to put in place a stock option grant limitation in accordance with §162(m) of the Internal Revenue Code of 1986, as amended; and (ii) Mr. Alba’s continued employment with the Company.

The Company computed the economic benefit of the grant as of the date of grant utilizing a Black-Scholes option-pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.059; exercise price of $0.059; expected volatility of 96%; and a discount rate of 2.80%. The grant date fair value of the award was $575,839. For the year ended April 30, 2014, the Company expensed $165,337 to general and administrative expenses.

c)
On November 25, 2013, the Company entered into an employment agreement with Luis Vierma. Under the terms of this agreement, Mr. Vierma will receive an annual base salary of $84,000. Mr. Vierma was also granted 6,250,000 stock options of the Company pursuant to the Plan, to vest in five equal installments. The first installment vested immediately upon granting. The final four installments will vest on the anniversaries of the initial grant date, subject to the following conditions: (i) the adoption by the Company of an amendment to the Plan, approved by a vote of the shareholders of the Company, to increase the number of shares permitted to be granted under the Plan, and to put in place a stock option grant limitation in accordance with §162(m) of the Internal Revenue Code of 1986, as amended; and (ii) Mr. Vierma’s continued employment with the Company.

The Company computed the economic benefit of the grant as of the date of grant utilizing a Black-Scholes option-pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.059; exercise price of $0.059; expected volatility of 96%; and a discount rate of 2.80%. The grant date fair value of the award was $287,919. For the year ended April 30, 2014, the Company expensed $82,668 to general and administrative expenses.

d)
On November 26, 2013, the Company entered into a consulting agreement with Brio Financial Group (“Brio”) and its Managing Member, David Briones, was appointed the Chief Financial Officer of the Company on August 15, 2013. Under the terms of this agreement, Brio will receive a monthly consulting fee of $7,500, as well as a grant of 750,000 stock options of the Company pursuant to the Plan. The options will vest in six installments. The first 125,000 options vested immediately upon execution of the consulting agreement, and the remaining 5 installments will vest monthly, on the 26th of each subsequent month.

The Company computed the economic benefit of the grant as of the date of grant utilizing a Black-Scholes option-pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.059; exercise price of $0.059; expected volatility of 65%; and a discount rate of 0.12%. The grant date fair value of the award was $8,764. For the year ended April 30, 2014, the Company expensed $7,742 to general and administrative expenses.

e)
On November 27, 2013, the Company entered into an employment agreement with Daniel Smith. Under the terms of this agreement, Mr. Smith will receive an annual base salary of $120,000. Mr. Smith was also granted 12,500,000 stock options of the Company pursuant to the Company’s Plan to vest in five equal installments. The first installment vested immediately upon granting. The final four installments will vest on the anniversaries of the initial grant date, subject to the following conditions: (i) the adoption by the Company of an amendment to the Plan, approved by a vote of the shareholders of the Company, to increase the number of shares permitted to be granted under the Plan, and to put in place a stock option grant limitation in accordance with §162(m) of the Internal Revenue Code of 1986, as amended; and (ii) Mr. Smith’s continued employment with the Company.

The Company computed the economic benefit of the grant as of the date of grant utilizing a Black-Scholes option-pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.059; exercise price of $0.059; expected volatility of 96%; and a discount rate of 2.80%. The grant date fair value of the award was $575,839. For the year ended April 30, 2014, the Company expensed $165,337 to general and administrative expenses.

f)
On November 22, 2013, the Company entered into an employment agreement with Gary Williky, who was appointed Executive Vice President of Business Development of the Company on November 20, 2013. Under the terms of this agreement, Mr. Williky will receive an annual base salary of $120,000. Mr. Williky was also granted 6,250,000 stock options of the Company pursuant to the Plan, to vest in five equal installments. The first installment vested immediately upon granting. The final four installments will vest on the anniversaries of the initial grant date, subject to the following conditions: (i) the adoption by the Company of an amendment to the Plan, approved by a vote of the shareholders of the Company, to increase the number of shares permitted to be granted under the Plan, and to put in place a stock option grant limitation in accordance with §162(m) of the Internal Revenue Code of 1986, as amended; and (ii) Mr. Williky’s continued employment with the Company.

The Company computed the economic benefit of the grant as of the date of grant utilizing a Black-Scholes option-pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.059; exercise price of $0.059; expected volatility of 96%; and a discount rate of 2.80%. The grant date fair value of the award was $287,919. For the year ended April 30, 2014, the Company expensed non-cash stock-based compensation of $82,668 to general and administrative expenses.

Board of Director Grants

On November 20, 2013, the Company’s Board of Directors authorized the grants of 3,389,832 stock options to four members of the Board. The option grants have an exercise price equal to the closing price of shares of the Company’s common stock as of the date of the grant. All options granted vested immediately upon grant and have a maturity of ten years.

The Company computed the economic benefit of the grants as of the date of grant utilizing a Black-Scholes option-pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.059; exercise price of $0.059; expected volatility of 96%; and a discount rate of 2.80%. The grant date fair value of the awards were $147,442. For the year ended April 30, 2014, the Company expensed $147,442 to general and administrative expenses.

Separation and Release Agreement

In addition, in June and July of 2013, the Company signed a series of agreements with Jeffrey Freedman, former Chief Executive Officer, in relation to his departure from the Company. Pursuant to these agreements, the Company has provided to Mr. Freedman the sum of $12,000 and issued 465,116 options to purchase common stock with a $56,047 aggregate fair value as of the July 24, 2013 option grant date. These options will expire on July 23, 2016 and have an exercise price of $0.215. The Company computed the economic benefit of the grant as of the date of grant utilizing a Black-Scholes option-pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.215; exercise price of $0.215; expected volatility of 88%; and a discount rate of 0.64%. The options were immediately vested and the Company recorded the $56,047 to general and administrative expense on the date of grant.

Demand Promissory Notes

During the period February 2, 2012 (Commencement of Operations) to December 31, 2012, the Company entered into a series of demand promissory notes totaling $825,000 with Petro. The demand promissory notes bear interest at 8% per annum and are due two business days after receipt of demand for payment. In an event of default, the notes bear a default rate of 15% per annum. The notes are unsecured.

During the period January 1, 2013 to April 30, 2013, the Company entered into a series of demand promissory notes totaling $256,950 with Petro. The demand promissory notes bore interest at 8% per annum and were due two business days after receipt of demand for payment. In an event of default, the notes bear a default rate of 15% per annum. The notes were unsecured.

As a result of the share exchange agreement, on April 23, 2013, the balance of the aforementioned demand promissory notes and accrued interest totaling $1,163,530 was converted to equity and was reclassified from liability to equity and recorded as a dividend distribution.

ITEM 14. PRINCIPAL ACCOUNTING FEES AND SERVICES

Our independent registered public accounting firm is Marcum LLP. Set forth below are the aggregate fees we were billed or expected to be billed by Marcum LLP for professional services rendered for the years ended April 30, 2014 and 2013.

Audit Fees

During the fiscal years ended April 30, 2014 and 2013, the fees for Marcum LLP were approximately $273,000 and $183,000, respectively.

Tax Fees

During the fiscal years ended April 30, 2014 and 2013, the fees paid to Marcum LLP for tax compliance, tax advice and tax planning were approximately $52,800 and $42,500, respectively.

All Other Fees

During the fiscal years ended April 30, 2014 and April 30, 2013 there were no fees billed for products and services provided by the principal accountants other than those set forth above.

The Audit Committee has reviewed the above fees for non-audit services and believes such fees are compatible with the independent registered public accountants’ independence.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Accountant

The Audit Committee shall approve the audit engagement and fees related thereto and pre-approve any other services and fees related thereto to be provided by the independent auditors. The Audit Committee shall schedule meetings to review and approve the scope of the annual audit to be performed by the Company’s independent auditors.

The Audit Committee shall select, evaluate, and if appropriate, terminate or replace the independent auditors. The Audit Committee will arrange to receive from the independent auditors a formal written statement on at least an annual basis delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1, which shall (a) set forth all relationships between the independent auditor and its related entities and the Company and its related entities that in the independent auditor’s professional judgment may reasonably be thought to bear on independence, and (b) confirm that in the auditor’s professional judgment, it is independent of the Company within the meaning of the Exchange Act and the Securities Act. On an annual basis, the Audit Committee will review and discuss with the auditors all significant relationships, including non-audit services proposed or performed, the auditors have with the Company to determine the auditors’ independence, especially in light of any disclosed relationships or services that may impact the objectivity and independence of the auditor. The independent auditors are accountable to the Audit Committee and to the Board.

LEGAL MATTERS

Disclosure Law Group, San Diego, California, will pass upon the validity of the shares of common stock offered hereby.

EXPERTS

The consolidated financial statements as of April 30, 2014 and 2013 and for the year ended April 30, 2014, the four months from January 1, 2013 to April 30, 2013, and the period February 2, 2012 (Commencement of Operations) through December 31, 2012 included in this prospectus, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with this Offering was employed on a contingency basis or had, or is to receive, in connection with the Offering, a substantial interest, directly or indirectly, in the Registrant or any of its parents or subsidiaries. Nor was any such person connected with the Registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available, at no charge, to the public at the SEC’s website at http://www.sec.gov.

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by us under this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

_______________ Shares of Common Stock

PETRO RIVER OIL CORP.

Prospectus

PART II

Information Not Required in Prospectus

Item 13.  Other Expenses of Issuance and Distribution

The following table presents the costs and expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. Except as otherwise noted, we will pay all of these amounts. All amounts are estimates except the SEC registration fee.

SEC registration fee	$
Accounting fees and expenses		$17,500
Legal fees and expenses		$55,000
Miscellaneous fees and expenses		$10,000
Total		$$84,500

Item 14.  Indemnification of Directors and Officers

Our Certificate of Incorporation and Bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. Our certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the director’s duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the Delaware General Corporation Law (the “DGCL”); or

●	for any transaction from which the director derived any improper personal benefit.

Our Certificate of Incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by the DGCL; provided, however, that we may limit the extent of such indemnification by individual contracts with our directors and executive officers; and provided, further, that we are not required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents unless:

●	such indemnification is expressly required to be made by law;

●	the proceeding was authorized by the board of directors; or

●	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the DGCL.

Our Bylaws provide that we shall advance, prior to the final disposition of any proceeding, promptly following request therefor, all expenses by any director or executive officer in connection with any such proceeding upon receipt of any undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to e indemnified under Article XI of our bylaws or otherwise. Notwithstanding the foregoing, unless otherwise determined, no advance shall be made by us if a determination is reasonably and promptly made by the board of directors by a majority vote of a quorum of directors who were not parties to the proceeding, or if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Our bylaws also authorize us to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to our Bylaws.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Section 145(d) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b).

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

 Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) which breached the director’s duty of loyalty to the corporation or its stockholders, (2) which were not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL; or (4) from which the director derived an improper personal benefit.

We have obtained directors’ and officers’ insurance to cover our directors and officers for certain liabilities.

Item 15.  Recent Sales of Unregistered Securities

Since February 2012, we have made the following sales of unregistered securities in private placement transactions:

On December 12, 2013, the Company issued to Petrol Lakes Holding Limited (“Petrol Lakes”) (i) 81,250,000 shares of the Company’s common stock at a per share price of $0.08, for an aggregate purchase price of $6,500,000; and (ii) a warrant to purchase up to 40,625,000 shares of the Company’s common stock at a per share price of $0.1356. The warrant expired on December 12, 2015.   The sale of the securities was made in reliance upon the exemptions from securities registration of Section 4(a)(2) and Regulation S of the Securities Act, and the rules and regulations promulgated thereunder.

On May 6, 2013, the Company issued 200,000 shares of common stock to a former employee in connection with a settlement of a lawsuit. The securities were issued in a transaction pursuant to Regulation D under the Securities Act.

On May 7, 2013, the Company issued an aggregate of 116,464,604 shares of common stock as follows:

•
19,165,061 shares to various accredited investors upon conversion of 17,599 shares of the Company’s Series B Preferred Stock. The securities were issued in a transaction pursuant to Regulation D under the Securities Act;

•
26,241,392 shares to various accredited investors upon conversion of $3,198,428.37 principal face amount of convertible debentures issued July 30, 2010, together with accrued interest and expenses. The securities were issued in a transaction pursuant to Regulation D under the Securities Act;

•
25,577,986 shares to various accredited investors upon conversion of $2,375,000 principal face amount of convertible notes issued July 30, 2010, together with accrued interest and expenses. The securities were issued in a transaction pursuant to Regulation D under the Securities Act; and

•
45,480,165 shares to various accredited investors upon conversion of $4,600,000 principal face amount of convertible notes issued December 28, 2010, January 31, 2011 and March 7, 2011, together with accrued interest. The securities were issued in a transaction pursuant to Regulation D under the Securities Act.

On April 23, 2013 (“Closing Date” and the closing of the transaction, the “Closing”), the Company executed and consummated a securities purchase agreement by and among the Company, Petro, the holders (the “Petro Noteholders”) of outstanding secured promissory notes of Petro (the “Notes”), the members (the “Petro Members”) of Petro holding membership interests in Petro (the “Membership Interests”), and Mega Partners 1 LLC (“Mega Partners” and together with the Petro Noteholders and the Petro Members, the “Investors”), the holders of working interests (the “Working Interests” and together with the Notes and the Membership Interests, the “Acquired Securities”) sold by the Company (the “Securities Purchase Agreement” and the transaction, the “Share Exchange”).

In the Share Exchange, the Investors exchanged their Acquired Securities for newly issued shares of common stock of the Company. As a result, upon completion of the Share Exchange, Petro became the Company’s wholly owned subsidiary.

Upon completion of the Share Exchange, the Company issued an aggregate of 606,574,193 shares of common stock to the Investors, whereby the Petro Noteholders received an aggregate of 590,993,453 shares of common stock in exchange for their Notes, the Petro Members received an aggregate of 27,556 shares of common stock in exchange for their Membership Interests and Mega Partners received 15,553,184 shares of common stock in exchange for its Working Interests. The 606,574,193 shares issued to the Investors constituted approximately 98% of the Company’s 620,653,142 issued and outstanding shares of common stock post-Closing.

Item 16.  Exhibits and Financial Statement Schedules

The following exhibits, which are numbered in accordance with Item 601 of Regulation S-K, are filed herewith or, as noted, incorporated by reference herein:

Exhibit Number	Exhibit Description
3.1 (1)	Certificate of Incorporation of the Company
3.2 (1)	Bylaws of the Company
5.1	Opinion of the Disclosure Law Group (to be filed by amendment).
10.1 (2)
Securities Purchase Agreement of Petro River Oil LLC, dated as of April 23, 2013, by and among Petro River Oil Corp., Petro River Oil, LLC, the holders of outstanding secured promissory notes of Petro River Oil, LLC, the members of Petro River Oil, LLC and Mega Partners 1 LLC

10.2 (8)	Amended and Restated 2012 Equity Compensation Plan
10.3 (7)	Assignment and Assumption Agreement, dated as of May 30, 2014, by and between Bandolier Energy, LLC and PO1, LLC
10.4 (7)	Agreement, dated as of May 30, 2014, by and between Petro River Oil Corp. and Pearsonia West Investment Group, LLC
10.5 (2)	Employment Agreement, by and between Petro River Oil Corp. and Scot Cohen, dated April 23, 2013
10.6 (4)	Amendment No. 1 to the Employment Agreement, by and between Petro River Oil Corp. and Scot Cohen, dated November 20, 2013
10.7 (5)	Employment Agreement, by and between Petro River Oil Corp. and Ruben Alba, dated November 22, 2013
10.8 (5)	Employment Agreement, by and between Petro River Oil Corp. and Gary Wilkey, dated November 22, 2013
10.9 (5)	Employment Agreement, by and between Petro River Oil Corp. and Luis Vierma, dated November 22, 2013
10.10 (5)	Employment Agreement, by and between Petro River Oil Corp. and Daniel Smith, dated November 22, 2013
10.11 (2)	Form of Securities Purchase Agreement, dated April 23, 2013
10.12 (6)	Securities Purchase Agreement, by an between Petro River Oil Corp. and Petrol Lakes Holding Limited, dated December 12, 2013
10.13 (7)	Form of Bandolier Energy LLC Subscription Agreement, dated May 30, 2014
10.14 (7)	Securities Purchase Agreement, by and between Spyglass Energy Group, LLC, Nadel and Gussman, LLC, Charles W. Wickstrom, Shane E. Matson and Bandolier Energy, LLC, dated January 1, 2014
10.15 (7)	Assignment and Assumption Agreement, by an between Bandolier Energy, LLC and PO1, LLC, dated May 30, 2014
10.16 (7)	Agreement, by and between Petro River Oil Corp. and Pearsonia West Investment Group, LLC, dated May 30, 2014
14.1 (3)	Code of Business Conduct and Ethics
21.1 (2)	Subsidiaries
23.1	Consent of Marcum, LLP, independent registered public accounting firm
24.1*	Power of Attorney (included on the Signature page hereto)

*	Attached hereto
(1)	Incorporated by reference to our Form 8-K filed with the Securities and Exchange Commission on September 13, 2012.
(2)	Incorporated by reference to our Form 8-K filed with the Securities and Exchange Commission on April 29, 2013.
(3)	Incorporated by reference to our Transition Report on Form 10-K filed with the Securities and Exchange Commission on August 28, 2013.
(4)	Incorporated by reference to our Form 8-K filed with the Securities and Exchange Commission on November 22, 2013.
(5)	Incorporated by reference to our Form 8-K filed with the Securities and Exchange Commission on November 27, 2013.
(6)	Incorporated by reference to our Form 8-K filed with the Securities and Exchange Commission on December 16, 2013.
(7)	Incorporated by reference to our Form 8-K filed with the Securities and Exchange Commission on June 5, 2014.
(8)	Incorporated by reference to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 13, 2014.

Item 17.                 Undertakings

The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i)           To include any prospectus required by Section l0 (a)(3) of the Securities Act:

       (ii)           To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

       (iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)           To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of l933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

       (i)           If the Registrant is relying on Rule 430B:

          (A)           Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (B)                      Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

       (ii)           If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

    (5)           That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

    The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

       (i)           Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

       (ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned Registrant;

       (iii)            The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

       (iv)           Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

SIGNATURES

The Registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 2nd day of February 2015.

PETRO RIVER OIL CORP. By: /s/ Scot Cohen Scot Cohen Executive Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Scot Cohen his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Scot Cohen	Executive Chairman and Director	February 2, 2015
Scot Cohen	(Principal Executive Officer)

/s/ David Briones	Chief Financial Officer	February 2, 2015
David Briones	(Principal Accounting Officer)

/s/ Glenn C. Pollack	Director	February 2, 2015
Glenn C. Pollack

/s/ John Wallace	Director	February 2, 2015
John Wallace

/s/ Fred Zeidman	Director	February 2, 2015
Fred Zeidman

PETRO RIVER OIL CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Shareholders of
Petro River Oil Corp.

We have audited the accompanying consolidated balance sheets of Petro River Oil Corp. and Subsidiaries (the “Company”) as of April 30, 2014 and 2013, and the related consolidated statements of operations and cash flows for the year ended April 30, 2014, four month period from January 1, 2013 to April 30, 2013 and period from February 2, 2012 (commencement of operations) through December 31, 2012, stockholders’ equity (deficiency) for the period from February 2, 2012 (commencement of operations) through April 30, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Petro River Oil Corp. and Subsidiaries, as of April 30, 2014 and 2013, and the results of its operations and its cash flows for the year ended April 30, 2014, four month period from January 1, 2013 to April 30, 2013 and period from February 2, 2012 (commencement of operations) through December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum llp

New York, New York
August 13, 2014

Petro River Oil Corp. and Subsidiaries
Consolidated Balance Sheets

	As of
	April 30, 2014	April 30, 2013
Assets
Current Assets:
Cash and cash equivalents	$8,352,949	$5,703,082
Accounts receivable	51,979	31,394
Prepaid expenses and other current assets	40,297	58,390
Total Current Assets	8,445,225	5,792,866

Oil and gas assets, net	8,941,592	13,423,089
Property, plant and equipment, net of accumulated depreciation of $314,308 and $310,700	930	4,538
Other assets	6,000	30,500
Total Other Assets	8,948,522	13,458,127
Total Assets	$17,393,747	$19,250,993

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$480,637	$871,094
Current portion of asset retirement obligations	481,658	213,302
Total Current Liabilities	962,295	1,084,396

Long-term liabilities:
Asset retirement obligations , net of current portion	336,352	549,734
Total Liabilities	1,298,647	1,634,130

Commitments and contingencies

Stockholders’ Equity:
Preferred Shares - 5,000,000 authorized; par value $0.00001 per share	-	-
Preferred B shares - 29,500 authorized; 0 issued with a $100 stated value, par value $0.00001 per share	-	-
Common shares - 2,250,000,000 authorized; par value $0.00001 per share; Issued and outstanding; 818,567,746 and 737,117,746	8,186	7,371
Additional paid-in capital	27,748,045	20,317,094
Accumulated deficit	(11,661,131)	(2,707,602)
Total Stockholders’ Equity	16,095,100	17,616,863
Total Liabilities and Stockholders’ Equity	$17,393,747	$19,250,993

The accompanying notes are an integral part of these consolidated financial statements.

Petro River Oil Corp. and Subsidiaries
Consolidated Statements of Operations

	For the Year Ended April 30, 2014	For the Four Month Period January 1, 2013 to April 30, 2013	For the Period February 2, 2012 (Commencement of Operations) to December 31, 2012
Operations
Revenues
Oil and natural gas sales	$372,179	$184,676	$16,901
Total Revenues	372,179	184,676	16,901

Operating Expenses
Operating	286,507	144,439	82,663
General and administrative	4,195,437	623,136	526,460
Depreciation and accretion	153,108	29,304	80,481
Impairment of oil and gas assets	4,713,973	-	-
Impairment of excess purchase price	-	1,093,527	-
Gain on settlement of liability	(20,069)	-	-
Total Expenses	9,328,956	1,890,406	689,604

Operating loss	(8,956,777)	(1,705,730)	(672,703)

Other income (expenses)
Interest and other income	3,253	5,174	34,658
Interest expense and amortization of debt discount	(5)	(619,178)	(1,277,572)
Total other income (expenses)	3,248	(614,004)	(1,242,914)

Net Loss	$(8,953,529)	$(2,319,734)	$(1,915,617)

Net Loss per Common Share
Basic and Diluted	$(0.01)	$(0.00)	$(0.00)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	768,257,883	584,966,838	402,985,653

The accompanying notes are an integral part of these consolidated financial statements.

Petro River Oil Corp. and Subsidiaries
Consolidated Statements of Stockholders’ Equity (Deficiency)
 For the Period from February 2, 2012 (Commencement of Operations) through April 30, 2014

					Total
	Common	Common	Additional	Accumulated	Stockholders’
	Shares	Amount	Paid-in Capital	Deficit	Equity (Deficiency)
February 2, 2012 (Commencement of operations)	27,556	$1	$999	$-	$1,000
Shares issued for conversion of convertible notes and accrued interest	575,514,005	5,755	(5,755)	-	-
Net loss	-	-	-	(1,915,617)	(1,915,617)
Balance at December 31, 2012	575,541,561	5,756	(4,756)	(1,915,617)	(1,914,617)
Shares issued for conversion of convertible notes and accrued interest	15,479,450	155	21,896,578	-	21,896,733
Shares issued in reverse merger	146,096,735	1,460	1,115,944	-	1,117,404
Recapitalization of Petro River LLC’s accumulated losses through the date of merger			(2,691,279)	2,691,279	-
Stock-based compensation	-	-	607	-	607
Dividend distribution	-	-	-	(1,163,530)	(1,163,530)
Net loss	-	-	-	(2,319,734)	(2,319,734)
Balance at April 30, 2013	737,117,746	7,371	20,317,094	(2,707,602)	17,616,863
Shares issued for settlement of employment agreement	200,000	2	79,998	-	80,000
Issuance of stock and warrants for cash	81,250,000	813	6,499,187	-	6,500,000
Cost of equity raise	-	-	(650,000)	-	(650,000)
Stock-based compensation	-	-	1,501,766	-	1,501,766
Net loss	-	-	-	(8,953,529)	(8,953,529)
Balance at April 30, 2014	818,567,746	$8,186	$27,748,045	(11,661,131)	$16,095,100

The accompanying notes are an integral part of these consolidated financial statements.

Petro River Oil Corp. and Subsidiaries
Consolidated Statements of Cash Flows

	For the Year Ended April 30, 2014	For the Four Month Period January 1, 2013 to April 30, 2013	For the Period February 2, 2012 (Commencement of Operations) to December 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,953,529)	$(2,319,734)	$(1,915,617)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation	1,501,766	607	-
Depreciation and amortization	98,134	25,087	80,481
Accretion of asset retirement obligation	54,974	4,217	-
Impairment of oil and gas assets	4,713,973	-	-
Impairment of excess purchase price	-	1,093,527	-
Gain on settlement of liability	(20,069)	-	-
Changes in operating assets and liabilities:
Accounts receivable	(20,585)	(31,394)	-
Prepaid expenses and other assets	18,093	43,278	(22,112)
Interest receivable	-	-	(34,658)
Other assets	24,500	(5,500)	-
Accounts payable and accrued expenses	(290,388)	(99,514)	102,410
Accrued interest payable	-	619,178	1,277,572
Net Cash Used in Operating Activities	(2,873,131)	(670,248)	(511,924)

Cash Flows From Investing Activities:
Capitalized expenditures on oil and gas assets	(327,002)	(98,764)	(12,191,965)
Issuance of notes receivable to related party	-	-	(825,000)
Net Cash Used in Investing Activities	(327,002)	(98,764)	(13,016,965)

Cash Flows From Financing Activities:
Proceeds from the issuance of common stock and warrants	6,500,000	-	-
Cost of equity raise	(650,000)	-	-
Proceeds from issuance of notes	-	-	19,999,983
Capital contributions	-	-	1,000
Net Cash Provided by Financing Activities	5,850,000	-	20,000,983

Change in cash and cash equivalents	2,649,867	(769,012)	6,472,094

Cash and cash equivalents, beginning of period	5,703,082	6,472,094	-
Cash and cash equivalents, end of period	$8,352,949	$5,703,082	$6,472,094

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Income taxes	$-	$-	$-
Interest paid	$-	$-	$-

Non-cash investing and financing activities:
Conversion of accrued settlement liability into common stock	$80,000	$-	$-
Conversion of notes and accrued interest into shares of common stock	$-	$21,896,733	$-
Recognition of asset retirement obligation	$-	$-	$143,035
Dividend distribution	$-	$1,163,530	$-

Assets acquired and liabilities assumed in reverse merger:
Prepaid expenses and other current assets	$-	$104,556	$-
Property and equipment	-	4,538	-
Oil and gas assets	-	1,093,991	-
Accounts payable and accrued expenses	-	(563,424)	-
Asset retirement obligations	-	(615,784)	-
Net assets acquired	-	23,877	-
Consideration for net assets acquired	-	1,117,404	-
Excess purchase price	$-	$1,093,527	$-

The accompanying notes are an integral part of these consolidated financial statements.

PETRO RIVER OIL CORP.
Notes to the Consolidated Financial Statements
For the year ended April 30, 2014, four month period ended April 30, 2013 and for the period February 2, 2012 (Commencement of Operations) through December 31, 2012

1.	Organization and Liquidity:

Petro River Oil Corp (the “Company”) is an enterprise engaged in the exploration and exploitation of heavy oil properties. The Company’s principal administrative office is located in Houston, Texas and its principal operations are in Kansas and Western Missouri.

Petro River Oil LLC (“Petro”) was incorporated under the laws of the State of Delaware on March 3, 2011. Through proceeds received from the issuance of various promissory notes, on February 1, 2012, Petro purchased various interests in oil and gas leases, wells, records, data and related personal property located along the Mississippi Lime play in the state of Kansas from Metro Energy Corporation (“Metro”), a Louisiana company, and other interrelated entities, which were in financial distress. These assets were purchased by Petro from Metro through a court approved order as Metro was undergoing Chapter 11 Bankruptcy proceedings as a Debtor-In-Possession of these various oil and gas assets. Petro purchased these assets for cash consideration of $2,000,000 as well as a 25% non-managing membership interest in the Company. Subsequent to the Metro purchase the Company engaged Energy Source Advisors to renew a number of the leases acquired in the Metro purchase and to lease additional acreage. As a result of the asset purchase from Metro and the completion of the additional lease renewals and additional acreage purchases, the Company obtained a total of 115,000 gross/85,000 net acres of leases, having unproven reserves at the time of acquisition, in the Mississippi Lime in Southeast Kansas for total cost of $12.2 million.

On April 23, 2013, the Company executed and consummated a securities purchase agreement (the “Securities Purchase Agreement”) by and among the Company, Petro, and the investors in Petro (the “Investors,”), namely, the holders of outstanding secured promissory notes of Petro (the “Notes”), and the members of Petro holding membership interests in Petro (the “Membership Interests”, and, together with the Notes, the “Acquired Securities”) sold by the Company (the “Share Exchange”).

In the Share Exchange, the Investors exchanged their Acquired Securities for 591,021,011 newly issued shares of common stock of the Company (“Common Stock”). As a result, upon completion of the Share Exchange, Petro became the Company’s wholly-owned subsidiary.

As a result of the Share Exchange, the Company acquired 100% of the member units of Petro and consequently, control of the business and operations of Petro. Under generally accepted accounting principles in the United States, (“U.S. GAAP”) because Petro’s former members and note holders held 80% of the issued and outstanding shares of the Company as a result of the Share Exchange, Petro is deemed the accounting acquirer while the Company remains the legal acquirer. Petro adopted the fiscal year of the Company. Prior to the Share Exchange, all historical financial statements presented are those of Petro. The equity of the Company is the historical equity of Petro, retrospectively restated to reflect the number of shares issued by the Company in the transaction.

Liquidity and Management Plans

The Company is focused on developing its recently acquired Mississippi Lime acreage. Over the last 12 months the Company has continued to build out its leadership and technical team. Additionally, the Company has been in discussions with industry partners to capitalize and develop acreage in the Mississippi Lime. The Company continues to seek out joint venture partners and acquisition targets.

Projects related to our legacy heavy oil reservoirs are still in technical review but a determination has been made to continue to testing pilot technologies and processes on the Missouri heavy oil assets. In Missouri, we are continuing to analyze reservoir data and testing results. The data is being utilized in the understanding and test phases to develop an economic heavy oil production reserve base.

Projects related to the heavy oil reservoirs are in technical review. The Company has an extensive amount of technical and reservoir information on both Missouri and Kansas positions. The data is being utilized in the understanding and test phases to develop an economic heavy oil production reserve base.

The ultimate goal of the management of the Company is to maximize shareholder value. Specific targets include: increasing production by developing its acreage, increasing profitability margins by evaluating and optimizing its production, and executing its business plan to increase property values, prove its reserves, and expand its asset base.

At April 30, 2014, the Company had working capital of approximately $7.5 million and has incurred losses since it commenced operations and utilized cash in its operating activities to date. In addition, Petro has a limited operating history. At April 30, 2014, the Company had cash and cash equivalents of approximately $8.4 million. Management believes that the current level of working capital is sufficient to maintain current operations in Kansas and Missouri as well as the planned added operations for the next 12 months. Management intends to continue to raise capital through debt and equity instruments in order to achieve its business plans. Management can provide no assurances that the Company will be successful in capital raising efforts.

2.	Basis of Preparation:

The consolidated financial statements and accompanying footnotes are prepared in accordance with U.S. GAAP and include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

These consolidated financial statements include the below wholly-owned subsidiaries:

Petro River Oil LLC, Petro Spring, LLC, and MegaWest Energy USA Corp. and its wholly owned subsidiaries:

MegaWest Energy Texas Corp.
MegaWest Energy Kentucky Corp.
MegaWest Energy Missouri Corp.
MegaWest Energy Kansas Corp.
MegaWest Energy Montana Corp.

3.	Significant Accounting Policies:

(a)	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include volumes of oil and natural gas reserves, abandonment obligations, impairment of oil and natural gas properties, depreciation and accretion, income taxes, fair value of financial instruments, and contingencies.

Oil and gas proven reserve estimates, which are the basis for unit-of-production depletion and the full cost ceiling test, have a number of inherent uncertainties. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing, and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered. In addition, reserve estimates are vulnerable to changes in prices of crude oil and gas. Such prices have been volatile in the past and can be expected to be volatile in the future. As of April 30, 2014 and 2013, the Company had no estimated proven reserves.

(b)	Cash and Cash Equivalents:

Cash and cash equivalents include all highly liquid monetary instruments with original maturities of three months or less when purchased to be cash equivalents. These investments are carried at cost, which approximates fair value. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash deposits. The Company maintains its cash in institutions insured by the Federal Deposit Insurance Corporation (“FDIC”). At times, the Company’s cash and cash equivalent balances may be uninsured or in amounts that exceed the FDIC insurance limits.

(c)	Oil and Gas Operations:

Oil and Gas Properties: The Company uses the full-cost method of accounting for its exploration and development activities. Under this method of accounting, the costs of both successful and unsuccessful exploration and development activities are capitalized as oil and gas property and equipment. Proceeds from the sale or disposition of oil and gas properties are accounted for as a reduction to capitalized costs unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country, in which case a gain or loss would be recognized in the statement of operations. All of the Company’s oil and gas properties are located within the continental United States, its sole cost center.

Oil and gas properties may include costs that are excluded from costs being depleted. Oil and gas costs excluded represent investments in unproved properties and major development projects in which the Company owns a direct interest. These unproved property costs include non-producing leasehold, geological and geophysical costs associated with leasehold or drilling interests and in process exploration drilling costs. All costs excluded are reviewed at least annually to determine if impairment has occurred.

The Company accounts for its unproven long-lived assets in accordance with Accounting Standards Codification (“ASC”) Topic 360-10-05, “Accounting for the Impairment or Disposal of Long-Lived Assets.” ASC Topic 360-10-05 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company performed a comparable study of unproven long-lived assets as of April 30, 2013 and determined that none of its long-term assets at April 30, 2013 were impaired. As of April 30, 2014, management performed a third party study of the oil and gas assets. Management concluded that the Montana assets was impaired by $75,000 and the Kansas assets were impaired by $4,638,973. The Company recorded a $4,713,973 impairment to the statement of operations during the year ended April 30, 2014.

Proved Oil and Gas Reserves: In accordance with Rule 4-10 of SEC Regulation S-X, proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. All the oil and gas properties with proven reserves were impaired to the salvage value prior to the merger. The price used to establish economic producibility is the average price during the 12-month period preceding the end of the entity’s fiscal year and calculated as the un-weighted arithmetic average of the first-day-of-the-month price for each month within such 12-month period.

Depletion, Depreciation and Amortization: Depletion, depreciation and amortization is provided using the unit-of-production method based upon estimates of proved oil and gas reserves with oil and gas production being converted to a common unit of measure based upon their relative energy content. For the year ended April 30, 2014, the four month period ended April 30, 2013 and the period February 2, 2012 (commencement of operations) to December 31, 2012, all oil and gas reserves were classified as unproven. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is deducted from the capitalized costs to be amortized. Once the assessment of unproved properties is complete and when major development projects are evaluated, the costs previously excluded from amortization are transferred to the full cost pool and amortization begins. The amortizable base includes estimated future development costs and, where significant, dismantlement, restoration and abandonment costs, net of estimated salvage value.

In arriving at rates under the unit-of-production method, the quantities of recoverable oil and natural gas reserves are established based on estimates made by the Company’s geologists and engineers which require significant judgment, as does the projection of future production volumes and levels of future costs, including future development costs. In addition, considerable judgment is necessary in determining when unproved properties become impaired and in determining the existence of proved reserves once a well has been drilled. All of these judgments may have significant impact on the calculation of depletion expenses. There have been no material changes in the methodology used by the Company in calculating depletion, depreciation and amortization of oil and gas properties under the full cost method during the year ended April 30, 2014, the four month period ended April 30, 2013 and the period February 2, 2012 (commencement of operations) to December 31, 2012.

(d)	Asset Retirement Obligations:

The Company recognizes a liability for the estimated fair value of site restoration and abandonment costs when the obligations are legally incurred and the fair value can be reasonably estimated. The fair value of the obligations is based on the estimated cash flow required to settle the obligations discounted using the Company’s credit adjusted risk-free interest rate. The obligation is recorded as a liability with a corresponding increase in the carrying amount of the oil and gas assets. The capitalized amount will be depleted on a unit-of-production method. The liability is increased each period, or accretes, due to the passage of time and a corresponding amount is recorded in the statement of operations.

Revisions to the estimated fair value would result in an adjustment to the liability and the capitalized amount in oil and gas assets.

(e)	Oil and Gas Revenue:

Sales of oil and gas, net of any royalties, are recognized when oil has been delivered to a custody transfer point, persuasive evidence of a sales arrangement exists, the rights and responsibility of ownership pass to the purchaser upon delivery, collection of revenue from the sale is reasonably assured, and the sales price is fixed or determinable. The Company sells oil and gas on a monthly basis. Virtually all of its contracts’ pricing provisions are tied to a market index, with certain adjustments based on, among other factors, whether a well delivers to a gathering or transmission line, the quality of the oil and gas, and prevailing supply and demand conditions, so that the price of the oil and gas fluctuates to remain competitive with other available oil supplies.

(f)	Stock-Based Compensation:

Generally, all forms of stock-based compensation, including stock option grants, warrants, and restricted stock grants are measured at their fair value utilizing an option pricing model on the award’s grant date, based on the estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expenses resulting from stock-based compensation are recorded as general and administrative expenses in the consolidated statement of operations, depending on the nature of the services provided.

(g)	Income Taxes:

Prior to the Share Exchange, Petro was not subject to income taxes in any jurisdiction. The members of Petro were responsible for the tax liability, if any, related to Petro’s taxable income. Accordingly, no provision for income taxes was reflected in the accompanying consolidated financial statements. The Petro members have concluded that Petro was a pass-through entity and there were no uncertain tax positions that would require recognition in the consolidated financial statements. If Petro were to incur an income tax liability in the future, interest on any income tax liability would be reported as interest expense and penalties on any income tax liability would be reported as income taxes. For the year ended April 30, 2014, the four month period ended April 30, 2013 and the period February 2, 2012 (commencement of operations) to December 31, 2012, no interest and penalties were required to be recorded. The Members’ conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analyses of tax laws, regulations and interpretations thereof as well as other factors. At the time of the share exchange, all undistributed losses were closed to additional paid in capital.

Subsequent to the Share Exchange, the Company applies the elements of ASC 740-10 “Income Taxes — Overall” regarding accounting for uncertainty in income taxes. This clarifies the accounting for uncertainty in income taxes recognized in consolidated financial statements and requires the impact of a tax position to be recognized in the consolidated financial statements if that position is more likely than not of being sustained by the taxing authority. As of April 30, 2014 and 2013, the Company did not have any unrecognized tax benefits. The Company does not expect that the amount of unrecognized tax benefits will significantly increase or decrease within the next twelve months. The Company’s federal and state income tax returns are subject to examination by tax authorities beginning with the tax year ended April 30, 2009.

The Company operates in Kansas, Texas and Missouri. The Company accounts for any tax penalties and interest as general and administrative expenses.

Deferred taxes are computed based on the tax liability or benefit in future years of the reversal of temporary differences in the recognition of income or deduction of expenses between financial and tax reporting purposes. The net difference, if any, between the provision for taxes and taxes currently payable is reflected in the balance sheet as deferred taxes. Deferred tax assets and/or liabilities, if any, are classified as current and non-current based on the classification of the related asset or liability for financial reporting purposes, or based on the expected reversal date for deferred taxes that are not related to an asset or liability. Valuation allowances are recorded to reduce deferred tax assets to that amount which is more likely than not to be realized.

(h)	Per Share Amounts:

Basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net earnings (loss) per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, which is the case for the year ended April 30, 2014, the four month period ended April 30, 2013, and the period February 2, 2012 (commencement of operations) to December 31, 2012 presented in these consolidated financial statements, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive.

The Company had the following common stock equivalents at April 30, 2014, April 30, 2013 and December 31, 2012:

As at	April 30, 2014	April 30, 2013	December 31, 2012
Stock Options	88,038,281	290,000	-
Stock Purchase Warrants	40,625,000	-	-
Compensation Warrants	-	230,000	-
	128,663,281	520,000	-

(i)	Fair Value of Financial Instruments:

All financial instruments, including cash and cash equivalents, accounts receivable, prepaid expenses and accounts payable and accrued expenses are to be recognized on the consolidated balance sheet initially at carrying value. The carrying value of these assets approximates their fair value due to their short-term maturities.

At each balance sheet date, the Company assesses financial assets for impairment with any impairment recorded in the consolidated statement of operations. To assess loans and receivables for impairment, the Company evaluates the probability of collection of accounts receivable and records an allowance for doubtful accounts, which reduces loans and receivables to the amount management reasonably believes will be collected. In determining the amount of the allowance, the following factors are considered: the length of the time the receivable has been outstanding, specific knowledge of each customer’s financial condition and historical experience.

Market risk is the risk that changes in commodity prices will affect the Company’s oil sales, cash flows or the value of its financial instruments. The objective of commodity price risk management is to manage and control market risk exposures within acceptable limits while maximizing returns.

The Company is exposed to changes in oil prices which impact its revenues and to changes in natural gas process which impact its operating expenses.

The Company does not utilize financial derivatives or other contracts to manage commodity price risks.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).

Fair value measurements are categorized using a valuation hierarchy for disclosure of the inputs used to measure fair value, which prioritize the inputs into three broad levels:

Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 - Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date, and include those financial instruments that are valued using models or other valuation methodologies.

Level 3 - Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

(j)	Subsequent Events:

The Company evaluates subsequent events through the date when the consolidated financial statements are issued.

(k)	Recent Accounting Pronouncements:

In July 2013, the FASB issued ASU 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” Under this new guidance, companies must present this unrecognized tax benefit in the financial statements as a reduction to deferred tax assets created by net operating losses or other tax credits from prior periods that occur in the same taxing jurisdiction. If the unrecognized tax benefit exceeds such credits it should be presented in the financial statements as a liability. This update is effective for annual and interim reporting periods for fiscal years beginning after December 15, 2013. The Company is currently evaluating the effects of ASU 2013-11 on the consolidated financial statements.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. Amendments in this ASU create Topic 606, Revenue from Contracts with Customers, and supersede the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific revenue recognition guidance throughout the Industry Topics of the Codification. In addition, the amendments supersede the cost guidance in Subtopic 605-35, Revenue Recognition—Construction-Type and Production-Type Contracts, and create new Subtopic 340-40, Other Assets and Deferred Costs—Contracts with Customers. In summary, the core principle of Topic 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU is the final version of Proposed Accounting Standards Update 2011-230—Revenue Recognition (Topic 605) and Proposed Accounting Standards Update 2011–250—Revenue Recognition (Topic 605): Codification Amendments, both of which have been deleted. The amendments in this ASU are effective for the Company for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Company is currently evaluating the effects of ASU 2014-09 on the consolidated financial statements.

In June 2014, the FASB issued ASU 2014-12, Compensation- Stock Compensation. The amendments in this update apply to reporting entities that grant their employees share-based payments in which the terms of the award provide that a performance target can be achieved after the requisite service period. This ASU is the final version of Proposed Accounting Standards Update EITF-13D—Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period, which has been deleted. The proposed amendments would apply to reporting entities that grant their employees share-based payments in which the terms of the award provide that a performance target could be achieved after the requisite service period. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015, and early adoption is permitted. The Company is currently evaluating the effects of ASU 2014-12 on the consolidated financial statements.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

4.	Reverse Acquisition:

Prior to the reverse acquisition, the existing shareholders of the Company (the Legal Acquirer) held 146,096,735 or 20% of the outstanding shares of the common stock. Based on the overall market capitalization of the Company at the time of the share exchange, the aggregate fair value of these shares (20% of the market capitalization) was $1,117,404, which exceeded the fair value of the net assets acquired by $1,093,527.

Purchase price allocation
Prepaid expenses	$104,556
Property and equipment	4,538
Oil and gas assets	1,093,991
Accounts payable and accrued expenses	(563,424)
Asset retirement obligations	$(615,784)

Net assets acquired	$23,877

Consideration for net assets acquired	$1,117,404
Excess purchase price	$1,093,527

The Company prior to the merger, impaired its assets to net salvage value and determined upon consummation of the merger the excess purchase price paid for the assets continued to be impaired, thus the Company recognized an immediate charge of $1,093,527 in its accompanying consolidated statement of operations for the four month period ended April 30, 2013.

The following table summarizes, on an unaudited pro forma basis, the results of operations of the Company as though the acquisition had occurred as of February 2, 2012 (Commencement of operations). The pro forma amounts give effect to appropriate adjustments of amortization of intangible assets and interest expense associated with the financing of the purchase. The pro forma amounts presented are not necessarily indicative of either the actual operation results had the acquisition transaction occurred as of February 2, 2012 and as of January 1, 2013.

	April 30, 2013	December 31, 2012
Revenues	$184,676	16,901
Net loss	(2,276,797)	(2,216,470)
Loss per share of common stock	(0.00)	(0.00)
Basic and diluted	737,117,746	737,117,746

The following table summarizes the oil and gas assets by project:

Cost	Missouri	Kentucky	Montana	Kansas	Other	Total
Balance, February 2, 2012	$-	$-	$-	$-	$-	$-
Additions	-	-	-	12,191,965	-	12,191,965
Asset retirement obligations	-	-	-	143,035	-	143,035
Depreciation and amortization	-	-	-	(80,481)	-	(80,481)
Balance December 31, 2012	-	-	-	12,254,519	-	12,254,519
Assets acquired in reverse merger	918,991	-	75,000	-	100,000	1,093,991
Additions	-	-	-	98,764	-	98,764
Excess purchase price paid	1,093,527	-	-	-	-	1,093,527
Impairment of excess purchase price	(1,093,527)	-	-	-	-	(1,093,527)
Depreciation and amortization	-	-	-	(24,185)	-	(24,185)
Balance April 30, 2013	918,991	-	75,000	12,329,098	100,000	13,423,089
Additions				327,002		327,002
Impairment of oil and gas assets	-	-	(75,000)	(4,638,973)	-	(4,713,973)
Depreciation and amortization	-	-	-	(94,526)	-	(94,526)

Balance April 30, 2014	$918,991	$-	$-	$7,922,601	$100,000	$8,941,592

The Company performed a test of oil and gas assets as of April 30, 2013, and concluded that the excess purchase price paid for its Missouri property exceeded it net realizable value, and as a result it recognized an impairment in the amount of $1,093,527.

As of April 30, 2014, management performed an impairment test of the oil and gas assets. All Montana leases expired during the year ended April 30, 2014, and as a result, management fully impaired the Montana assets by $75,000. In addition, management engaged an independent third party to test the Kansas assets for impairment. Management was not aware of any impairment indicators, but the third party specialist concluded that the Kansas assets were impaired by $4,638,973, specifically as a result of expiring leases and comparable acreage values. The Company recorded a $4,713,973 impairment to the statement of operations during the year ended April 30, 2014.

Missouri

At April 30, 2014, the Company’s Missouri lease holdings totaled 1,272 gross acres with 98.4% working interest.

On separate pilot projects at Deerfield, the Company built two 500 barrel of oil per day steam drive production facilities (Marmaton River and Grassy Creek) comprised of 116 production wells, 39 steam injection wells and 14 service and observation wells. Throughout the Deerfield area, the Company has drilled 73 exploration/delineation wells with a 67% success rate.

As of April 30, 2014 and 2013, all Missouri assets were carried at salvage value, since the Company’s current business plans do not contemplate raising the necessary capital to develop these properties. The Company is in current discussions with third parties to use the acreage as a testing site for heavy oil solutions with contemplated profit sharing opportunities.

Kentucky

As a result of the share exchange, the Company acquired Kentucky lease holdings which include a 37.5% working interest in 27,150 unproved gross acres (10,181 net acres). At April 30, 2014 the Kentucky lease holdings acquired as a result of the share exchange have expired.

Montana

As of April 30, 2014, the Montana leasehold in the Devils Basin prospect have expired.

As April 30, 2013, the assets were carried at salvage value. During the year ended April 30, 2014, management fully impaired the asset to zero due to the expiration of the leases.

Kansas

Through proceeds received from the issuance of various promissory notes, on February 1, 2012 Petro purchased various interests in oil and gas leases, wells, records, data and related personal property located along the Mississippi Lime play in the state of Kansas from Metro Energy Corporation (“Metro”), a Louisiana company and other interrelated entities, which were in financial distress. These assets were purchased by Petro from Metro through a court approved order as Metro was undergoing Chapter 11 Bankruptcy proceedings as a Debtor-In-Possession of these various oil and gas assets. Petro purchased these assets for cash considerations of $2,000,000 as well as a 25% non-managing membership interest in the Company. Subsequent to the Metro purchase the Company engaged Energy Source Advisors to renew a number of the leases acquired in the Metro purchase and to lease additional acreage. As a result of the asset purchase from Metro and the completion of the additional lease renewals and additional acreage purchases, the Company obtained a total of 115,000 gross/85,000 net acres of leases, having unproven reserves at the time of acquisition, in the Mississippi Lime play in Southeast Kansas for total cost of $12.2 million. The Company also acquired over 60 square miles of proprietary 3D seismic data over prospective Mississippi Lime acreage in the same area. During the year ended April 30, 2014, the period January 1, 2013 to April 30, 2013 and for the period February 2, 2012 (commencement of operations) to December 31, 2012, the Company capitalized approximately $327,002, $98,764 and $12,191,965 of Kansas oil and gas expenditures. As of April 30, 2014, management engaged an independent third party to test the Kansas assets for impairment. Throughout the year, management was not aware of any impairment indicators, but during the annual impairment test, the third party specialist concluded that the Kansas assets were impaired by $4,638,973, principally due to comparable acreage values.

Other

Other property consists primarily of four used steam generators and related equipment that will be assigned to future projects. As of April 30, 2014, management concluded that impairment was not necessary as all other assets were carried at salvage value.

6.	Asset Retirement Obligations:

The total future asset retirement obligation was estimated based on the Company’s ownership interest in all wells and facilities, the estimated legal obligations required to retire, dismantle, abandon and reclaim the wells and facilities and the estimated timing of such payments. The Company estimated the present value of its asset retirement obligations at both April 30, 2014 and 2013, based on a future undiscounted liability of $1,087,292. These costs are expected to be incurred within one to 24 years. A credit-adjusted risk-free discount rate of 10% and an inflation rate of 2% were used to calculate the present value.

Changes to the asset retirement obligation were as follows:

	April 30, 2014	April 30, 2013
Balance, beginning of period	$763,036	$143,035
Additions	-	615,784
Disposition	-	-
Revisions	-	-
Accretion	54,974	4,217
	818,010	763,036
Less: Current portion for cash flows expected to be incurred within one year	(481,658)	(213,302)
Long-term portion, end of period	$336,352	$549,734

Expected timing of asset retirement obligations:

Year Ending April 30,
2015	481,658
2016	81,181
2017	212,000
2018	-
2019	-
Thereafter	312,453
1,087,292
Effect of discount	(269,282)
Total	$818,010

As of April 30, 2014 and 2013, the Company has $0 and $25,000, respectively, of reclamation deposits with authorities to secure certain abandonment liabilities.

7.	Notes Payable:

For the period from February 2, 2012 (commencement of operations) through December 31, 2012, the Company received proceeds from the issuance of promissory notes of $19,999,983. Advances under each bear interest, accruing with respect to each advance from the date of such advance, at the rate of 10% per annum, compounding annually, with a maturity of February 10, 2015. The Notes were entered into contemporaneously with and were secured by certain Mortgage, Assignment of Production, Security Agreement and Financing Statement dated of even date herewith (for up to an aggregate Principal Amount of up to $20,000,000).

The Company recorded interest expense of $619,178 and $1,277,572 for the four month period ended April 30, 2013 and for the period February 2, 2012 (commencement of operations) through December 31, 2012, respectively. On April 23, 2013, as part of the share exchange transaction, the notes and accrued interest aggregating $21,896,733 were converted into 590,993,455 shares of the Company’s common stock.

8.	Related Party Transactions:

Employment Agreements

a)
Upon completion of the Share Exchange, the Company entered into an Employment Agreement with Scot Cohen, the Company’s Executive Chairman (the “Employment Agreement”). On November 20, 2013, the Company amended the Employment Agreement with Scot Cohen. Based on this amendment, the Company granted Mr. Cohen 41,666,667 fair value options to purchase an equal amount of shares of common stock of the Company. The options have a term of 10 years and an exercise price of $0.059. These options will vest in five equal installments, with the first 20% vesting immediately upon grant (as consideration for the service period from April 29, 2013 to November 20, 2013), and the remaining options vesting in four equal installments on the anniversary of the grant date.

The Company computed the economic benefit of the grant as of the date of grant utilizing a Black-Scholes option pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.059; exercise price of $0.059; expected volatility of 96%; and a discount rate of 2.80%. The grant date fair value of the award was $2,006,227. For the year ended April 30, 2014, the Company expensed $576,034, respectively, to general and administrative expenses.

b)
On November 22, 2013, Petro River Oil Corp. entered into an employment agreement with Ruben Alba. Under the terms of this agreement, Mr. Alba will receive an annual base salary of $120,000. Mr. Alba was also granted 12,500,000 stock options of the Company pursuant to the Company’s 2012 Equity Compensation Plan (the “Plan”), to vest in five equal installments. The first installment vested immediately upon granting. The final four installments will vest on the anniversaries of the initial grant date, subject to the following conditions: (i) the adoption by the Company of an amendment to the Plan, approved by a vote of the shareholders of the Company, to increase the number of shares permitted to be granted under the Plan, and to put in place a stock option grant limitation in accordance with §162(m) of the Internal Revenue Code of 1986, as amended; and (ii) Mr. Alba’s continued employment with the Company.

The Company computed the economic benefit of the grant as of the date of grant utilizing a Black-Scholes option-pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.059; exercise price of $0.059; expected volatility of 96%; and a discount rate of 2.80%. The grant date fair value of the award was $575,839. For the year ended April 30, 2014, the Company expensed $165,337 to general and administrative expenses.

c)
On November 22, 2013, the Company entered into an employment agreement with Gary Williky on November 20, 2013. Under the terms of this agreement, Mr. Williky will receive an annual base salary of $120,000. Mr. Williky was also granted 6,250,000 stock options of the Company pursuant to the Plan, to vest in five equal installments. The first installment vested immediately upon granting. The final four installments will vest on the anniversaries of the initial grant date, subject to the following conditions: (i) the adoption by the Company of an amendment to the Plan, approved by a vote of the shareholders of the Company, to increase the number of shares permitted to be granted under the Plan, and to put in place a stock option grant limitation in accordance with §162(m) of the Internal Revenue Code of 1986, as amended; and (ii) Mr. Williky’s continued employment with the Company.

The Company computed the economic benefit of the grant as of the date of grant utilizing a Black-Scholes option-pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.059; exercise price of $0.059; expected volatility of 96%; and a discount rate of 2.80%. The grant date fair value of the award was $287,919. For the year ended April 30, 2014, the Company expensed $82,668 to general and administrative expenses.

d)
On November 25, 2013, the Company entered into an employment agreement with Luis Vierma. Under the terms of this agreement, Mr. Vierma will receive an annual base salary of $84,000. Mr. Vierma was also granted 6,250,000 stock options of the Company pursuant to the Plan, to vest in five equal installments. The first installment vested immediately upon granting. The final four installments will vest on the anniversaries of the initial grant date, subject to the following conditions: (i) the adoption by the Company of an amendment to the Plan, approved by a vote of the shareholders of the Company, to increase the number of shares permitted to be granted under the Plan, and to put in place a stock option grant limitation in accordance with §162(m) of the Internal Revenue Code of 1986, as amended; and (ii) Mr. Vierma’s continued employment with the Company.

The Company computed the economic benefit of the grant as of the date of grant utilizing a Black-Scholes option-pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.059; exercise price of $0.059; expected volatility of 96%; and a discount rate of 2.80%. The grant date fair value of the award was $287,919. For the year ended April 30, 2014, the Company expensed $82,668 to general and administrative expenses.

e)
On November 26, 2013, the Company entered into a consulting agreement with Brio Financial Group (“Brio”) and its Managing Member, David Briones, was appointed the Chief Financial Officer of the Company on August 15, 2013. Under the terms of this agreement, Brio will receive a monthly consulting fee of $7,500, as well as a grant of 750,000 stock options of the Company pursuant to the Plan. The options will vest in six installments. The first 125,000 options vested immediately upon execution of the consulting agreement, and the remaining 5 installments will vest monthly, on the 26th of each subsequent month.

The Company computed the economic benefit of the grant as of the date of grant utilizing a Black-Scholes option-pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.059; exercise price of $0.059; expected volatility of 65%; and a discount rate of 0.12%. The grant date fair value of the award was $8,764. For the year ended April 30, 2014, the Company expensed $7,742 to general and administrative expenses.

f)
On November 27, 2013, the Company entered into an employment agreement with Daniel Smith. Under the terms of this agreement, Mr. Smith will receive an annual base salary of $120,000. Mr. Smith was also granted 12,500,000 stock options of the Company pursuant to the Company’s Plan to vest in five equal installments. The first installment vested immediately upon granting. The final four installments will vest on the anniversaries of the initial grant date, subject to the following conditions: (i) the adoption by the Company of an amendment to the Plan, approved by a vote of the shareholders of the Company, to increase the number of shares permitted to be granted under the Plan, and to put in place a stock option grant limitation in accordance with §162(m) of the Internal Revenue Code of 1986, as amended; and (ii) Mr. Smith’s continued employment with the Company.

The Company computed the economic benefit of the grant as of the date of grant utilizing a Black-Scholes option-pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.059; exercise price of $0.059; expected volatility of 96%; and a discount rate of 2.80%. The grant date fair value of the award was $575,839. For the year ended April 30, 2014, the Company expensed $165,337 to general and administrative expenses.

Board of Director Grants

On November 20, 2013, the Company’s Board of Directors authorized the grants of 3,389,832 stock options to four members of the Board. The option grants have an exercise price equal to the closing price of shares of the Company’s common stock as of the date of the grant. All options granted vested immediately upon grant and have a maturity of ten years.

The Company computed the economic benefit of the grants as of the date of grant utilizing a Black-Scholes option-pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.059; exercise price of $0.059; expected volatility of 96%; and a discount rate of 2.80%. The grant date fair value of the awards were $147,442. For the year ended April 30, 2014, the Company expensed $147,442 to general and administrative expenses.

Separation and Release Agreement

In addition, in June and July of 2013, the Company signed a series of agreements with Jeffrey Freedman, former Chief Executive Officer, in relation to his departure from the Company. Pursuant to these agreements, the Company has provided to Mr. Freedman the sum of $12,000 and issued 465,116 options to purchase common stock with a $56,047 aggregate fair value as of the July 24, 2013 option grant date. These options will expire on July 23, 2016 and have an exercise price of $0.215. The Company computed the economic benefit of the grant as of the date of grant utilizing a Black-Scholes option pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.215; exercise price of $0.215; expected volatility of 88%; and a discount rate of 0.64%. The options were immediately vested and the Company recorded the $56,047 to general and administrative expense on the date of grant.

Demand Promissory Notes

During the period February 2, 2012 (Commencement of Operations) to December 31, 2012, the Company entered into a series of demand promissory notes totaling $825,000 with Petro. The demand promissory notes bear interest at 8% per annum and are due two business days after receipt of demand for payment. In an event of default, the notes bear a default rate of 15% per annum. The notes are unsecured.

During the period January 1, 2013 to April 30, 2013, the Company entered into a series of demand promissory notes totaling $256,950 with Petro. The demand promissory notes bore interest at 8% per annum and were due two business days after receipt of demand for payment. In an event of default, the notes bear a default rate of 15% per annum. The notes were unsecured.

As a result of the share exchange agreement, on April 23, 2013, the balance of the aforementioned demand promissory notes and accrued interest totaling $1,163,530 was converted to equity, reclassified from liability to equity and the excess was recorded as a dividend distribution.

9.	Stockholders’ Equity:

As of April 30, 2014 and 2013, the Company had 5,000,000 shares of blank check preferred stock authorized with a par value of $0.00001 per share. None of the blank check preferred shares were issued or outstanding.

As of April 30, 2014 and 2013, the Company had 29,500 shares of preferred B shares authorized with a par value of $0.00001 per share. No preferred B shares were issued or outstanding as of April 30, 2014 and 2013.

Securities Purchase Agreement:

On December 12, 2013, the Company signed a Securities Purchase Agreement (the “Agreement”) with Petrol Lakes Holding Limited (“Petrol Lakes”). Pursuant to the terms of the Agreement, Petrol Lakes agreed to purchase: (i) 81,250,000 shares of the Company’s common stock, at a per share price of $0.08, for an aggregate purchase price of $6,500,000; and (ii) a warrant to purchase shares of the Company’s common stock. Under the terms of the warrant, Petrol Lakes may purchase up to 40,625,000 shares of the Company’s common stock at a per share price of $0.1356, for an aggregate purchase price of $6,500,000. The warrant, which is exercisable in whole or in part, will expire on December 12, 2015. The Company paid issuances costs of $650,000.

10.	Stock Options:

As of April 30, 2014, the Company has one equity incentive plan. The number of shares reserved for issuance in aggregate under the plan is limited to 120 million shares. The exercise price, term and vesting schedule of stock options granted are set by the board of directors at the time of grant. Stock options granted under the plan may be exercised on a cashless basis, if such exercise is approved by the Board. In a cashless exercise, the employee receives a lesser amount of shares in lieu of paying the exercise price based on the quoted market price of the shares on the trading day immediately preceding the exercise date.

As of April 30, 2013, the Company had 290,000 options outstanding and exercisable with a weighted average exercise price of $0.50. The options expire during April to June 2014. As of April 30, 2014, the Company had a total of 88,038,281 options outstanding and 24,204,947 exercisable with a weighted average exercise price of $0.06.

The following table summarizes information about the options outstanding and exercisable at April 30, 2014:

	Options	Weighted Average Exercise Prices

Outstanding, February 2, 2012	-	-
Granted	-	-
Expired	-	-
Forfeited	-	-
Outstanding, December 31, 2012	-	-
Granted/Acquired in reverse merger	290,000	0.50
Granted	-	-
Expired	-	-
Forfeited	-	-
Outstanding – April 30, 2013	290,000	$0.50
Exercisable – April 30, 2013	290,000	$0.50
Granted	87,938,281	$0.06
Exercised	-	$-
Forfeited/Cancelled	(190,000)	$0.50
Outstanding April 30, 2014	88,038,281	$0.06
Exercisable – April 30, 2014	24,204,947	$0.06

Outstanding - Aggregate Intrinsic Value		$437,365

Exercisable - Aggregate Intrinsic Value		$118,199

The following table summarizes information about the options outstanding and exercisable at April 30, 2014:

	Options Outstanding			Options Exercisable
Exercise Price	Options	Weighted Avg. Life Remaining	Weighted Avg. Exercise Price	Options	Weighted Avg. Exercise Price
$0.50	100,000	0.00 years	$0.50	100,000	$0.50
$0.22	465,116	0.01 years	$0.22	465,116	$0.22
$0.06	87,473,165	9.43 years	$0.06	23,639,831	$0.06

Aggregate Intrinsic Value			$437,365		$118,199

For the year ended April 30, 2014, the four months ended April 30, 2013 and the period February 2, 2012 (commencement of operations) to December 31, 2012, the Company recorded stock-based compensation of $1,283,275, $607, and $0, respectively, which is included in general and administrative expenses.

Intrinsic value is the Company’s current per share fair value as quoted on the Over the Counter Bulletin Board on the balance sheet date ($0.064) less the current exercise price.

Other than the issuances disclosed in Note 8 and below, during the year ended April 30, 2014, the Company had no other stock based compensation expense. During the four month period ended April 30, 2013, the Company recorded stock-based compensation expenses of $607. During the period February 2, 2012 to December 31, 2012, the Company did not record stock based compensation.

As of April 30, 2014, the Company has $2,662,721 in unrecognized stock based compensation expense which will be amortized over a weighted average exercise period of 3.57 years.

Advisor Grants:

On November 20, 2013, the Board of Directors authorized the grant of fair value options to two consultants. The option grants have an exercise price equal to the closing price of shares of the Company’s common stock as of the date of the grant. One consultant was granted 2,333,333 fair value options and the second consultant was granted 1,833,333 fair value options. All options granted vested immediately upon grant and mature in ten years.

The Company computed the economic benefit of the grant as of the date of grant utilizing a Black-Scholes option pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.059; Exercise price of $0.059; expected volatility of 96%; and a discount rate of 2.80%. The grant date fair value of the awards was $218,491. For the year ended April 30, 2014, the four month period ended April 30, 2013 and the period February 2, 2012 (commencement of operations) to December 31, 2012, the Company expensed $218,491, $0, and $0 respectively, to general and administrative expenses.

Warrants:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Life Remaining
Outstanding and exercisable, February 2, 2012	-	-	-
Granted	-	-	-
Outstanding and exercisable – December 31, 2012	-	-	-
Acquired in reverse merger	230,000	0.50	0.65
Outstanding and exercisable – April 30, 2013	230,000	0.50	0.65
Forfeited	(230,000)	-	-
Granted	40,625,000	0.14	1.62
Outstanding and exercisable – April 30, 2014	40,625,000	0.14	1.62

The aggregate intrinsic value of the warrants was $0. Intrinsic value is the Company’s current per share fair value as quoted on the Over the Counter Bulletin Board on the balance sheet date ($0.064) less the current exercise price.

11.	Segment Information:

Petro presently has one reportable business segment, that being oil and gas exploration and exploitation. Petro’s corporate and administrative operations are conducted in both Canada and the United States, while predominantly all of the oil and gas properties and operations are located in the United States.

	Year ended April 30, 2014
	Canada	USA	Consolidated
Revenue	$-	$372,179	$372,179
Expenses	-	(9,325,708)	(9,325,708)
Net loss	-	(8,953,529)	(8,953,529)
Oil and gas assets	100,000	8,841,592	8,941,592
Property and equipment	-	930	930

	Four Month Period ended April 30, 2013
	Canada	USA	Consolidated
Revenue	$-	$184,676	$184,676
Expenses	-	(2,504,410)	(2,504,410)
Net loss	-	(2,319,734)	(2,319,734)
Oil and gas assets	100,000	13,323,089	13,423,089
Property and equipment	-	4,538	4,538
Oil and gas asset additions (reverse merger)	100,000	993,991	1,093,991
Oil and gas asset impairment	-	-	-
Property and equipment additions (reverse merger)	-	4,538	4,538

	Period February 2, 2012 (Commencement of Operations) to December 31, 2012
	Canada	USA	Consolidated
Revenue	$-	$16,901	$16,901
Expenses	-	(1,932,518)	(1,932,518)
Net loss	-	(1,915,617)	(1,915,617)
Oil and gas assets	-	12,254,519	12,254,519
Property and equipment	-	-	-
Oil and gas additions	-	12,254,519	12,254,519
Oil and gas impairment	-	-	-
Property and equipment additions	-	-	-

12.	Income Taxes:

As of April 30, 2014 and April 30, 2013, the Company had approximately $6.4 million and $3.5 million of net operating loss carryovers (“NOLs”) which expire beginning in 2027. The U.S. net operating loss carryovers are subject to limitation under Internal Revenue Code Section 382 should there be a greater than 50% ownership change as determined under the regulations. Management has determined that a change in ownership occurred as a result of the share exchange on April 23, 2013. Therefore, the net operating loss carryovers are subject to an annual limitation of approximately $156,000.

The income tax expense (benefit) consists of the following:

	For the year ended April 30, 2014	For the period January 1, 2013 to April 30, 2013	For the period February 2, 2012 (Commencement of operations) to December 31, 2012
Foreign
Current	$-	$-	$-
Deferred	-	(562,868)	-
U.S. Federal
Current	-	-	-
Deferred	(3,373,053)	22,735,263

U.S. State & Local
Current	-	-	-
Deferred	(458,338)	2,758,372	-

Change in valuation allowance	3,831,391	(24,930,767)
Income tax provision (benefit)	$-	$-	$-

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on this assessment management has established a full valuation allowance against all of the deferred tax assets for every period, since it is more likely than not that all of the deferred tax assets will not be realized.

The Company’s deferred tax assets (liabilities) consisted of the effects of temporary differences attributable to the following:

	April 30, 2014	April 30, 2013	December 31, 2012

U.S. Net operating loss carryovers	$2,473,922	$1,203,780	$-
Depreciation	16,897,095	15,017,106	-
Accretion of asset retirement obligation	315,915	214,638	-
Stock-based compensation	579,982	-	-
Total deferred tax assets	$20,266,915	$16,435,524	-
Valuation allowance	(20,266,915)	(16,435,524)	-
Deferred tax asset, net of valuation allowance	$-	$-	$-

The expected tax expense (benefit) based on the statutory rate is reconciled with actual tax expense benefit as follows:

	For the year ended April 30, 2014	For the period from January 1, 2013 to April 30, 2013	For the period from February 2, 2012 (Commencement of operations) to December 31, 2012

U.S. federal statutory rate	(34.00)%	(34.00)%	(34.00)%
State income tax, net of federal benefit	(4.62)%	(4.13)%	-%
Impairment of excess purchase price	-%	17.97%	-%
Non-taxable flow through loss from Petro	-%	12.75%	34.00%
Section 382 NOL impairment	-%	1098.96%	-%
Foreign deferred tax write down	-%	(24.26)%	-%
Other permanent differences	(4.17)%	7.44	-%
Change in valuation allowance	42.79%	(1074.73)%	-%
Income tax provision (benefit)	0.00%	0.00%	0.00%

13.	Contingency and Contractual Obligations:

As a result of the Share Exchange, the Company inherited the following contingencies:

(a) In January 2010, the Company experienced a flood in its Calgary office premises as a result of a broken water pipe. There was significant damage to the premises rendering them unusable until remediation was completed by the landlord. Pursuant to the lease contract, the Company asserted that rent should be abated during the remediation process and accordingly, the Company ceased making rent payments in December 2009. During the remediation process, the Company engaged an independent environmental testing company to test for air quality and for the existence of other potentially hazardous conditions. The testing revealed the existence of potentially hazardous mold and the consultant provided specific written instructions for the effective remediation of the premises. During the remediation process, the landlord did not follow the consultant’s instructions to correct the potentially hazardous mold situation, and subsequently in June 2010, gave notice and declared the premises to be ready for occupancy. The Company re-engaged the consultant to re-test the premises and the testing results again revealed the presence of potentially hazardous mold. The Company determined that the premises were not fit for re-occupancy, considered the landlord to be in default of the lease, and considered the lease to be terminated.

The landlord disputed the Company’s position and gave notice that it considers the Company to be in default of the lease for failure to re-occupy the premises.

The landlord has previously claimed that the Company owed monthly rent for the premises from January 2010 to June 30, 2010 in the amount of $247,348 and as a result of the alleged default, pursuant to the terms of the lease, the Company owed three months accelerated rent in the amount of $114,837. The landlord previously also asserted that the Company would be liable for an amount up to the full lease obligation of $1,596,329 which otherwise would have been due as follows:

Year Ended April 30
2011	$473,055
2012	473,055
2013	473,055
2014	177,164
Total	$1,596,329

On January 30, 2014, the landlord filed a Statement of Claim with the Court of Queen’s Bench of Alberta against the Company in the approximate amount of $759,000. On March 26, 2014, the Company filed a Statement of Defence in which it challenged the allegations made by the landlord. The Company claims that the two year limitation period as defined under the “Limitations Act”, as established in Alberta, Canada, has been exceeded and therefore the Statement of Claim filed by the landlord should be barred in its entirety.

(b) On March 15, 2013, a former employee of the Company (VP-Operations) commenced an action in the Court of Queen’s Bench of Alberta claiming wrongful termination and seeking severance in an amount approximating US$185,000. On May 3, 2013, the Company reached a settlement with the former employee and entered into a formal settlement and release of claims agreement. As consideration for full settlement and mutual release, the Company issued the former employee 200,000 shares of common stock of the Company, valued at $0.40 per share or $80,000, and paid $50,000 during the year ended April 30, 2014, respectively.

(c) In September 2013, the Company was notified by the Railroad Commission of Texas (the “Commission”) that the Company was not in compliance with regulations promulgated by the Commission. The Company was therefore deemed to have lost its corporate privileges within the State of Texas and as a result, all wells within the state would have to be plugged. The Commission therefore collected $25,000 from the Company, which was originally deposited with the Commission, to cover a portion of the estimated costs of $88,960 to plug the wells. In addition to the above, the Commission also reserved its right to separately seek any remedies against the Company resulting from its noncompliance.

(d) The Company is from time to time involved in legal proceedings in the ordinary course of business. It does not believe that any of these claims and proceedings against it is likely to have, individually or in the aggregate, a material adverse effect on its financial condition or results of operations.

14.	Subsequent Events:

Investment in Bandolier Energy LLC. and Acquisition of Spyglass Energy Group, LLC / Pearsonia West Concession

On May 30, 2014, the Company entered into a Subscription Agreement (the “Subscription Agreement”) pursuant to which the Company was issued a 50% interest in Bandolier Energy, LLC (“Bandolier”) in exchange for a capital contribution of $5,000,000. The Company has the right to appoint a majority of the board of managers of Bandolier, pursuant to the Amended and Restated Limited Liability Company Agreement of Bandolier. Thereafter, Bandolier, pursuant to that certain Securities Purchase Agreement, effective January 1, 2014 (the “Securities Purchase Agreement”), acquired from Nadel and Gussman, LLC, Charles W. Wickstrom, and Shane E. Matson, for a purchase price of $8,712,892.71, all of the issued and outstanding equity of Spyglass Energy Group, LLC  (“Spyglass”), the owner of a 100% working interest in the Pearsonia West Concession (“Pearsonia”) in Osage County, Oklahoma. Pearsonia comprises the largest contiguous oil and gas acreage position in Northeastern Oklahoma, approximately 106,000 acres, with substantial original oil in place, stacked reservoirs, as well as exploratory and development opportunities that can be accessed through both horizontal and vertical drilling. Significant infrastructure is already in place including 32 square miles of 3D seismic, 3 phase power, a dedicated sub-station as well as multiple oil producing horizontal wells.

Subsequent to the transactions described above, Bandolier assigned a 51% interest in Spyglass to PO1, LLC (“PO1”), a wholly owned subsidiary of the Company, pursuant to an Assignment and Assumption Agreement, dated as of May 30, 2014 (the “Assignment”). Pursuant to the terms of the Assignment, PO1 has 180 days to pay Bandolier an amount equal to the aggregate initial capital contributions made by all Series A members of Bandolier pursuant to the Subscription Agreement (i.e., $10,000,000), otherwise the assignment of the 51% interest to PO1 will be cancelled.

The Company’s Executive Chairman, Scot Cohen, is a manager of, and investor in, Pearsonia West Investment Group, LLC (“PWIG”), a special purpose vehicle formed for the purpose of investing in Bandolier with the Company. The Board of Directors of the Company was informed of Mr. Cohen’s participation in these transactions and pre-approved of them in accordance with the Company’s Code of Ethics. In connection with PWIG’s investment in Bandolier, the Company and PWIG entered into an agreement, dated May 30, 2014, granting the members of PWIG an option, exercisable at any time prior to May 30, 2017, to exchange their pro rata share of the Bandolier interests for shares of the Company’s common stock, at a price of $0.08 per share of common stock, subject to adjustment (the “Option”). The Option, if fully exercised, would result in the Company issuing 55,000,000 shares of its common stock to the members of PWIG.

Memorandum of Understanding with Sichuan Renzhi Oilfield Technology Services Ltd.

On July 3, 2014, the Company entered into a memorandum of understanding with Sichuan Renzhi Oilfield Technology Services Co. Ltd., a corporation incorporated under the laws of the People’s Republic of China and traded on the Shenzhen Stock Exchange (“Renzhi”), which is memorialized in a Framework Agreement for Acquisition and Cooperation (the “MOU”). The MOU sets forth a framework for (i) the sale by the Company,and the purchase by Renzhi, of PO1, which owns 51% of the issued and outstanding membership interests of Spyglass, the owner of oil and gas leases, leaseholds, lands, and options and concessions thereto, located in Osage County, Oklahoma; and (ii) the joint development by the Company and Renzhi of oil and gas technology and properties (collectively, the “Transactions”), with an aggregate investment by Renzhi to the Company in the amount of $87,500,000.

The Company and Renzhi intend to enter into one or more definitive agreements to effectuate the terms of the MOU. The execution of definitive documentation with respect to the Transactions remains subject to additional negotiations between the parties, further due diligence, Renzhi obtaining financing in order to comply with its obligations, and applicable Chinese regulatory approvals. There can be no assurance that definitive documentation for the Transactions will be entered into by the parties or that the Transactions will close.

Petro River Oil Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	As of
	October 31, 2014	April 30, 2014
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$2,749,928	$8,352,949
Restricted cash	125,000	-
Accounts receivable	277,784	51,979
Prepaid expenses and other current assets	85,861	40,297
Total Current Assets	3,238 573	8,445,225

Oil and gas assets, net	16,950,370	8,941,592
Property, plant and equipment, net of accumulated depreciation of $316,834 and $314,308	65,441	930
Other assets	16,999	6,000
Total Other Assets	17,032,810	8,948,522
Total Assets	$20,271,383	$17,393,747

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$401,657	$480,637
Note payable, current portion	25,354	-
Asset retirement obligations, current portion	460,778	481,658
Total Current Liabilities	887,789	962,295

Long-term liabilities:
Asset retirement obligations, net of current portion	430,808	336,352
Total Liabilities	1,318,597	1,298,647

Commitments and contingencies

Stockholders’ Equity:

Preferred Shares - 5,000,000 authorized; par value $0.00001 per share	-	-
Series B Preferred shares - 29,500 authorized; 0 issued with a $100 stated value, par value $0.00001 per share	-	-
Common shares - 2,250,000,000 authorized; par value $0.00001 per share; issued and outstanding; 818,567,746 and 818,567,746, respectively	8,186	8,186
Additional paid-in capital	28,422,299	27,748,045
Accumulated deficit	(14,130,668)	(11,661,131)
Total Stockholders’ Equity	14,299,817	16,095,100
Non-controlling interests	4,652,969	-
Total Stockholders’ Equity	18,952,786	16,095,100
Total Liabilities and Stockholders’ Equity	$20,271,383	$17,393,747

The accompanying notes are an integral part of these condensed consolidated financial statements.

Petro River Oil Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months	For the Three Months	For the Six Months	For the Six Months
	Ended	Ended	Ended	Ended
	October 31, 2014	October 31, 2013	October 31, 2014	October 31, 2013
Operations
Revenue and Other Income
Oil and natural gas sales	$757,485	$87,253	$1,423,761	$192,093
Total Income	757,485	87,253	1,423,761	192,093

Operating Expenses
Operating	446,829	82,632	787,497	146,711
General and administrative	1,190,500	(501,809)	3,052,032	1,717,219
Depreciation, depletion and accretion	218,681	26,674	400,833	53,028
Total Expenses	1,856,010	(392,503)	4,240,362	1,916,958

Operating (loss) income	(1,098,525)	479,756	(2,816,601)	(1,724,865)

Other income, net
Interest and other income, net	-	3,245	33	3,240

Net (Loss) Income	(1,098,525)	483,001	(2,816,568)	(1,721,625)

Net Income (Loss) attributable to non-controlling interest	55,680	-	(347,031)	-

Net (Loss) Income attributable to Petro River Oil Corp. and Subsidiaries	$(1,154,205)	$483,001	$(2,469,537)	$(1,721,625)

Net (Loss) Income per Common Share Basic	$(0.00)	$0.00	$(0.00)	$(0.00)
Net (Loss) Income per Common Share Diluted	$(0.00)	$0.00	$(0.00)	$(0.00)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	818,567,746	737,317,746	818,567,746	737,314,485

The accompanying notes are an integral part of these condensed consolidated financial statements.

Petro River Oil Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Six Months	For the Six Months
	Ended	Ended
	October 31, 2014	October 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,816,568)	$(1,721,625)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation	674,254	474,297
Depreciation, depletion and amortization	376,021	26,196
Accretion of asset retirement obligation	24,813	26,832
Changes in operating assets and liabilities:
Accounts receivable	(225,805)	10,337
Prepaid expenses and other assets	(45,564)	27,861
Other assets	(10,999)	-
Accounts payable and accrued expenses	(78,981)	(126,990)
Net Cash Used in Operating Activities	(2,102,829)	(1,283,092)

Cash Flows From Investing Activities:
Capitalized expenditures on oil and gas assets	(8,333,510)	(235,954)
Purchase of fixed assets	(39,756)	-
Purchase of certificate of deposit - restricted	(125,000)	-
Net Cash Used in Investing Activities	(8,498,266)	(235,954)

Cash Flows From Financing Activities:
Cash payments of note payable	(1,926)	-
Cash received from non-controlling interest contribution	5,000,000	-
Net Cash Provided by Financing Activities	4,998,074	-

Change in cash and cash equivalents	(5,603,021)	(1,519,046)

Cash and cash equivalents, beginning of period	8,352,949	5,703,082
Cash and cash equivalents, end of period	$2,749,928	$4,184,036

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes	$7,975	$-

Non-cash investing and financing activities:
Conversion of accrued settlement liability into common stock	$-	$80,000
Acquisition of oil and gas assets for accrued liabilities	$48,763	$-
Issuance of note payable for purchase of fixed assets	$27,280	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

PETRO RIVER OIL CORP.
Notes to the Condensed Consolidated Financial Statements
For the three and six months ended October 31, 2014 and 2013

1.	Organization and Liquidity:

Petro River Oil Corp (the “Company”) is an independent exploration and production company with a focus on drilling, completion, recompletions, and applying modern technologies to both conventional and unconventional oil and gas assets. The Company’s core holdings are in the Mid Continent region in Oklahoma and Kansas. The Company’s operations are currently focused on the Mississippi Lime play, capitalizing on the experience, knowledge, and drilling techniques of its team. The Company is driven to utilize its expertise both in the region and in similar formations to exploit hydrocarbon prone resources with tight and/or challenging characteristics in order to create value for the Company and its shareholders. The Company’s principal administrative office is located in Houston, Texas and its principal operations are in Oklahoma, Kansas and Western Missouri. The Company also has an office in New York, New York.

Petro River Oil LLC (“Petro”), was incorporated under the laws of the State of Delaware on March 3, 2011. Through proceeds received from the issuance of various promissory notes, on February 1, 2012, Petro purchased various interests in oil and gas leases, wells, records, data and related personal property located along the Mississippi Lime play in the state of Kansas from Metro Energy Corporation (“Metro”), a Louisiana company, and other interrelated entities, through a court approved order as Metro was undergoing Chapter 11 Bankruptcy proceedings as a Debtor-In-Possession of these various oil and gas assets. Petro purchased these assets for cash consideration of $2,000,000 as well as a 25% non-managing membership interest in Petro. During the six months ended October 31, 2014, the Company engaged Energy Source Advisors to renew a number of the leases acquired in the Metro purchase and to lease additional acreage. As a result of the asset purchase from Metro and the completion of the additional lease renewals and additional acreage purchases, the Company obtained a total of 115,000 gross (85,000 net acres) of leases, having unproven reserves at the time of acquisition, in the Mississippi Lime in Southeast Kansas for total cost of $12.2 million.

On April 23, 2013, the Company executed and consummated a securities purchase agreement by and among the Company, Petro, and the investors in Petro (the “Investors”), namely, the holders of outstanding secured promissory notes of Petro (the “Notes”), and those holding membership interests in Petro (the “Membership Interests”, and, together with the Notes, the “Acquired Securities”) sold by Petro (the “Share Exchange”). In the Share Exchange, the Investors exchanged their Acquired Securities for 591,021,011 newly issued shares of the Company's common stock. Upon completion of the Share Exchange, Petro became the Company’s wholly owned subsidiary.

As a result of the Share Exchange, the Company acquired 100% of the membership units of Petro and consequently, control of the business and operations of Petro. Under generally accepted accounting principles in the United States (“U.S. GAAP”), because Petro’s former members and note holders held 80% of the issued and outstanding shares of the Company as a result of the Share Exchange, Petro is deemed the accounting acquirer while the Company remains the legal acquirer. Petro adopted the fiscal year of the Company. Prior to the Share Exchange, all historical financial statements presented are those of Petro. The equity of the Company is the historical equity of Petro, restated to reflect the number of shares issued by the Company in the transaction.

Recent Developments

Acquisition of Interest in Bandolier Energy LLC.   On May 30, 2014, the Company entered into a Subscription Agreement pursuant to which the Company was issued a 50% interest in Bandolier Energy, LLC (“Bandolier”) in exchange for a capital contribution of $5.0 million (the “Bandolier Acquisition”). In connection with the Bandolier Acquisition, the Company has the right to appoint a majority of the board of managers of Bandolier. The Company’s Executive Chairman is a manager of, and investor in, Pearsonia West Investment Group, LLC (“PWIG”), a special purpose vehicle formed for the purpose of investing in Bandolier with the Company and Ranger Station, LLC (“Ranger Station”). Concurrently with the Bandolier Acquisition, PWIG was issued a 44% interest in Bandolier for cash consideration of $4.4 million, and Ranger Station was issued a 6% interest in Bandolier for cash consideration of $600,000. In connection with PWIG’s investment in Bandolier, the Company and PWIG entered into an agreement, dated May 30, 2014, granting the members of PWIG an option, exercisable at any time prior to May 30, 2017, to exchange their pro rata share of the Bandolier membership interests for shares of the Company’s common stock, at a price of $0.08 per share, subject to adjustment (the “Option”). The Option, if fully exercised, would result in the Company issuing 55,000,000 shares of its Common Stock, or 6% to the members of PWIG.

The Company has operational control along with a 50% ownership interest in Bandolier. As a result, the Company consolidates Bandolier. The remaining 50% non–controlling interest represents the equity investment from PWIG and Ranger Station. The Company will allocate the proportionate share of the net operating income/loss to both the Company and the non-controlling interest.

Subsequent to the initial capitalization of Bandolier, Bandolier acquired for $8,712,893, less a $407,161 claw back, all of the issued and outstanding equity of Spyglass Energy Group, LLC (“Spyglass”), the owner of oil and gas leases, leaseholds, lands, and options and concessions thereto located in Osage County, Oklahoma. Spyglass controls a significant contiguous oil and gas acreage position in Northeastern Oklahoma, consisting of approximately 106,000 acres, with substantial original oil in place, stacked reservoirs, as well as exploratory and development opportunities that can be accessed through both horizontal and vertical drilling. Significant infrastructure is already in place including 32 square miles of 3D seismic, 3 phase power, a dedicated sub-station as well as multiple oil producing horizontal wells.

As a result of Bandolier’s subsequent acquisition of Spyglass, the Company has both proven developed and proven undeveloped oil and gas assets.  On September 17, 2014, Spyglass has received from the Osage Minerals Counsel at a duly called meeting in Pawhuska, Oklahoma, an extension to its 2014 well commitment due under its concession agreement to extend the time to drill four wells until December 31, 2015.

The Company recorded the purchase of Spyglass using the acquisition method of accounting as specified in ASC 805 “Business Combinations.” This method of accounting requires the acquirer to (i) record purchase consideration issued to sellers in a business combination at fair value on the date control is obtained, (ii) determine the fair value of any non-controlling interest, and (iii) allocate the purchase consideration to all tangible and intangible assets acquired and liabilities assumed based on their acquisition date fair values. Further, the Company commenced reporting the results of Spyglass on a consolidated basis with those of the Company effective upon the date of the acquisition.

The following tables summarizes fair values of the net liabilities assumed and the allocation of the aggregate fair value of the purchase consideration, and non-controlling interest and net liabilities to assumed identifiable and unidentifiable intangible assets. The fair value allocation is based on management’s preliminarily best estimates utilizing potential production and future cash flows:

Purchase consideration:
Net cash provided	$8,305,732
Liabilities assumed	76,541
Total Purchase Consideration	8,382,273

Purchase price allocation:
Oil and gas assets – proved developed – estimated	2,460,632
Oil and gas assets – proved undeveloped – estimated	5,921,641
Asset retirement obligations – estimated	(76,541)

The following table summarizes, on an unaudited pro forma basis, the results of operations of the Company as though the acquisition had occurred as of May 1, 2013. The pro forma amounts presented are not necessarily indicative of either the actual operation results had the acquisition transaction occurred as of May 1, 2013.

	For the Three Months Ended		For the Six Months Ended
	October 31, 2014	October 31, 2013	October 31, 2014	October 31, 2013
Revenues	$1,184,375	$1,893,618	$2,217,467	$3,804,823
Net income (loss)	(1,681,079)	1,475,674	(3,187,533)	(270,201)
(Loss) income per share of common share - Basic and diluted	(0.00)	0.00	(0.00)	(0.00)
Weighted average number of common shares Outstanding - Basic and diluted	818,567,746	737,317,746	818,567,746	737,314,485

At October 31, 2014 the non–controlling interest in Bandolier was as follows:

Non–controlling interest at April 30, 2014	$-
Acquisition of non–controlling interest in Bandolier	5,000,000
Non–controlling share of net loss	(347,031)
Non–controlling interest at October 31, 2014	$4,652,969

Liquidity and Management Plans

The Company is focused on developing its core position in the Mississippi Lime, specifically in the Pearsonia West Concession in Osage County recently acquired during the Bandolier Acquisition and Bandolier’s acquisition of Spyglass. Management’s current plans in the Mississippi Lime play are focused on Pearsonia West, but Petro River also owns additional Mississippi Lime acreage in Kansas. Over the last 12 months the Company has continued to build out its leadership and technical team with individuals with extensive experience in the Mississippi Lime play. Additionally, the Company has been in discussions with industry partners to capitalize and develop additional acreage in the Mississippi Lime. The Company continues to seek out joint venture partners and acquisition targets.

The Company continues to evaluate its non-core projects related to its legacy heavy oil reservoirs.  While still in technical review, the Company is engaged in a series of pilot tests related to certain theories, technologies and processes on the Missouri heavy oil assets. In Missouri, the Company has continued to analyze reservoir data and testing results to determine if any of these technologies or processes may lead to a viable and economic development plan for the understanding and test phases to develop an economic heavy oil production reserve base. The Company is leveraging executive vice president Luis Vierma’s experience in heavy oil, which he acquired during his time as Vice President of Exploration and Production at Petrуleos de Venezuela, S.A.

Management’s principal objective is to maximize shareholder value by, among other things, increasing production by developing its acreage, increasing profit margins by evaluating and optimizing its production, and executing its business plan to increase property values, prove its reserves, and expand its asset base. While management currently has no plans to discontinue or revise its business plan, recent volatility and decrease in crude oil prices may cause management to cut back on its development or acquisition plans, or otherwise revisit its business and/or its capital expenditure plan.  Continued volatility and decreases in crude oil prices may accelerate such cut back or revisions.

At October 31, 2014, the Company had working capital of approximately $2.4 million.  As a result of the utilization of cash in its operating activities, and the development of its assets, the Company has incurred losses since it commenced operations.  In addition, Petro has a limited operating history prior to acquisition of Bandolier.  At October 31, 2014, the Company had cash and cash equivalents of approximately $2.7 million.  While management believes that the current level of working capital is sufficient to maintain current operations in Kansas, Oklahoma and Missouri as well as the planned added operations for the next twelve months, additional capital will be necessary for management to execute its business plan and to further expand the Company’s exploration and development programs beyond such period.  To address the Company’s working capital requirements and execute its business plan, management intends to continue to raise capital through the issuance of debt and equity securities. In addition, and to address the recent volatility and decreases in crude oil prices, the Company has initiated cost-cutting measures commencing November 1, 2014. No assurances can be provided that the Company will be successful in its efforts to raise additional required capital, which efforts may be more difficult given the recent volatility and decrease in the price of crude oil.  Furthermore, inability to maintain capital may damage the Company’s reputation and credibility with industry participants. The Company’s inability to raise additional funds when required may have a negative impact on its consolidated results of operations and financial condition.

2.	Basis of Preparation:

The condensed consolidated financial statements and accompanying footnotes are prepared in accordance with U.S. GAAP and include the accounts of the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. Non–controlling interest represents the minority equity investment in the Company’s subsidiaries, plus the minority investors’ share of the net operating results and other components of equity relating to the non–controlling interest.

These condensed consolidated financial statements include the below subsidiaries:

Petro River Oil LLC, Petro Spring, LLC, PO1, LLC and MegaWest Energy USA Corp. and its wholly owned subsidiaries:

MegaWest Energy Texas Corp.
MegaWest Energy Kentucky Corp.
MegaWest Energy Missouri Corp.
MegaWest Energy Kansas Corp.
MegaWest Energy Montana Corp.

Also contained in the condensed consolidated financial statements is the financial information of the Company’s 50% owned subsidiary, Bandolier Energy LLC.

The unaudited condensed consolidated financial information furnished herein reflects all adjustments, consisting solely of normal recurring items, which in the opinion of management are necessary to fairly state the financial position of the Company and the results of its operations for the periods presented. This report should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in the Company’s Form 10-K for the year ended April 30, 2014 filed with the Securities and Exchange Commission (the “SEC”) on August 13, 2014. The Company assumes that the users of the interim financial information herein have read or have access to the audited financial statements for the preceding fiscal year and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context. Accordingly, footnote disclosure, which would substantially duplicate the disclosure contained in the Company’s Form 10-K for the year ended April 30, 2014 has been omitted. The results of operations for the interim periods presented are not necessarily indicative of results for the entire year ending April 30, 2015.

3.	Significant Accounting Policies:

(a)	Use of Estimates:

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include volumes of oil and natural gas reserves, abandonment obligations, impairment of oil and natural gas properties, depreciation and accretion, income taxes, fair value of financial instruments, and contingencies.

Oil and gas proven reserve estimates, which are the basis for unit-of-production depletion and the full cost ceiling test, have a number of inherent uncertainties. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing, and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered. In addition, reserve estimates are vulnerable to changes in prices of crude oil and gas. Such prices have been volatile in the past and can be expected to be volatile in the future. As of October 31, 2014, the Company had proven reserves in Oklahoma in relation to the Bandolier transaction.

(b)	Cash and Cash Equivalents:

Cash and cash equivalents include all highly liquid monetary instruments with original maturities of three months or less when purchased to be cash equivalents. These investments are carried at cost, which approximates fair value. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash deposits. The Company maintains its cash in institutions insured by the Federal Deposit Insurance Corporation (“FDIC”). At times, the Company’s cash and cash equivalent balances may be uninsured or in amounts that exceed the FDIC insurance limits.

(c)	Oil and Gas Operations:

Oil and Gas Properties: The Company uses the full-cost method of accounting for its exploration and development activities. Under this method of accounting, the costs of both successful and unsuccessful exploration and development activities are capitalized as oil and gas property and equipment. Proceeds from the sale or disposition of oil and gas properties are accounted for as a reduction to capitalized costs unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country, in which case a gain or loss would be recognized in the condensed consolidated statements of operations. All of the Company’s oil and gas properties are located within the continental United States, its sole cost center.

Oil and gas properties may include costs that are excluded from costs being depleted. Oil and gas costs excluded represent investments in unproved properties and major development projects in which the Company owns a direct interest. These unproved property costs include non-producing leasehold, geological and geophysical costs associated with leasehold or drilling interests and in process exploration drilling costs. All costs excluded are reviewed at least annually to determine if impairment has occurred.

The Company accounts for its unproven long-lived assets in accordance with Accounting Standards Codification (“ASC”) Topic 360-10-05, “Accounting for the Impairment or Disposal of Long-Lived Assets.” ASC Topic 360-10-05 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. As of April 30, 2014, management engaged a third party to perform an independent study of the oil and gas assets. Management concluded that the Montana assets were impaired by $75,000 and the Kansas assets were impaired by $4,638,973. The Company recorded $4,713,973 impairment to the consolidated statement of operations for the year ended April 30, 2014.

Proved Oil and Gas Reserves: In accordance with Rule 4-10 of SEC Regulation S-X, proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. All of the Company’s oil and gas properties with proven reserves were impaired to the salvage value prior to the Bandolier transaction. The price used to establish economic producibility is the average price during the 12-month period preceding the end of the entity’s fiscal year and calculated as the un-weighted arithmetic average of the first-day-of-the-month price for each month within such 12-month period. Upon completion of the Bandolier transaction, the Company acquired $2,460,632 in proved developed oil and gas assets and $5,921,641 in proven undeveloped oil and gas assets.

Depletion, Depreciation and Amortization: Depletion, depreciation and amortization is provided using the unit-of-production method based upon estimates of proved oil and gas reserves with oil and gas production being converted to a common unit of measure based upon their relative energy content. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is deducted from the capitalized costs to be amortized. Once the assessment of unproved properties is complete and when major development projects are evaluated, the costs previously excluded from amortization are transferred to the full cost pool and amortization begins. The amortizable base includes estimated future development costs and, where significant, dismantlement, restoration and abandonment costs, net of estimated salvage value.

In arriving at rates under the unit-of-production method, the quantities of recoverable oil and natural gas reserves are established based on estimates made by the Company’s geologists and engineers which require significant judgment, as does the projection of future production volumes and levels of future costs, including future development costs. In addition, considerable judgment is necessary in determining when unproved properties become impaired and in determining the existence of proved reserves once a well has been drilled. All of these judgments may have significant impact on the calculation of depletion expenses. There have been no material changes in the methodology used by the Company in calculating depletion, depreciation and amortization of oil and gas properties under the full cost method during the three and six months ended October 31, 2014 and 2013.

(d)	Asset Retirement Obligations:

The Company recognizes a liability for the estimated fair value of site restoration and abandonment costs when the obligations are legally incurred and the fair value can be reasonably estimated. The fair value of the obligations is based on the estimated cash flow required to settle the obligations discounted using the Company’s credit adjusted risk-free interest rate. The obligation is recorded as a liability with a corresponding increase in the carrying amount of the oil and gas assets. The capitalized amount will be depleted on a unit-of-production method. The liability is increased each period, or accretes, due to the passage of time and a corresponding amount is recorded in the condensed consolidated statements of operations.

Revisions to the estimated fair value would result in an adjustment to the liability and the capitalized amount in oil and gas assets.

(e)	Oil and Gas Revenue:

Sales of oil and gas, net of any royalties, are recognized when oil has been delivered to a custody transfer point, persuasive evidence of a sales arrangement exists, the rights and responsibility of ownership pass to the purchaser upon delivery, collection of revenue from the sale is reasonably assured, and the sales price is fixed or determinable. The Company sells oil and gas on a monthly basis. Virtually all of its contracts’ pricing provisions are tied to a market index, with certain adjustments based on, among other factors, whether a well delivers to a gathering or transmission line, the quality of the oil and gas, and prevailing supply and demand conditions, so that the price of the oil and gas fluctuates to remain competitive with other available oil supplies.

(f)	Per Share Amounts:

Basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, which is the case for the three and six months ended October 31, 2014 and the six months ended October 31, 2013 presented in these condensed consolidated financial statements, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive. In addition, for the three months ended October 31, 2013 the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive due to the exercise prices of the instruments being higher than the average common stock price during the period as quoted on the over the counter bulletin board.

The Company had the following common stock equivalents at October 31, 2014 and 2013:

As at	October 31, 2014	October 31, 2013
Stock Options	106,938,281	755,116
Stock Purchase Warrants	40,625,000	-
Compensation Warrants	-	230,000
	147,563,281	985,116

(g)	Fair Value of Financial Instruments:

All financial instruments, including cash and cash equivalents, accounts receivable and accounts payable and accrued expenses are recognized on the condensed consolidated balance sheet initially at carrying value. The carrying value of these assets approximates their fair value due to their short-term maturities.

At each balance sheet date, the Company assesses financial assets for impairment with any impairment recorded in the condensed consolidated statement of operations. To assess loans and receivables for impairment, the Company evaluates the probability of collection of accounts receivable and records an allowance for doubtful accounts, which reduces loans and receivables to the amount management reasonably believes will be collected. In determining the amount of the allowance, the following factors are considered: the length of the time the receivable has been outstanding, specific knowledge of each customer’s financial condition and historical experience.

Market risk is the risk that changes in commodity prices will affect the Company’s oil sales, cash flows or the value of its financial instruments. The objective of commodity price risk management is to manage and control market risk exposures within acceptable limits while maximizing returns.

The Company is exposed to changes in oil prices which impact its revenues and to changes in natural gas process which impact its operating expenses.

The Company does not utilize financial derivatives or other contracts to manage commodity price risks.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).

Fair value measurements are categorized using a valuation hierarchy for disclosure of the inputs used to measure fair value, which prioritize the inputs into three broad levels:

Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 - Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date, and include those financial instruments that are valued using models or other valuation methodologies.

Level 3 - Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

(h)	Subsequent Events:

The Company evaluates subsequent events through the date the condensed consolidated financial statements are issued.

(i)	Recent Accounting Pronouncements:

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update 2014–09, Revenue from Contracts with Customers. Amendments in this Update create Topic 606, Revenue from Contracts with Customers, and supersede the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry–specific revenue recognition guidance throughout the Industry Topics of the Codification. In addition, the amendments supersede the cost guidance in Subtopic 605–35, Revenue Recognition—Construction–Type and Production–Type Contracts, and create new Subtopic 340–40, Other Assets and Deferred Costs—Contracts with Customers. In summary, the core principle of Topic 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This Accounting Standards Update is the final version of Proposed Accounting Standards Update 2011–230—Revenue Recognition (Topic 605) and Proposed Accounting Standards Update 2011–250—Revenue Recognition (Topic 605): Codification Amendments, both of which have been deleted. Accounting Standards Update 2014–09. The amendments in this Update are effective for the Company for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Company is currently evaluating the effects of ASU 2014–09 on the condensed consolidated financial statements.

In June 2014, FASB issued Accounting Standards Update 2014–12, Compensation – Stock Compensation (Topic 718), which clarifies accounting for share–based payments for which the terms of an award provide that a performance target could be achieved after the requisite service period. That is the case when an employee is eligible to retire or otherwise terminate employment before the end of the period in which a performance target could be achieved and still be eligible to vest in the award if and when the performance target is achieved. The updated guidance clarifies that such a term should be treated as a performance condition that affects vesting. As such, the performance target should not be reflected in estimating the grant–date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the periods for which the requisite service has already been rendered. The guidance will be effective for the annual periods (and interim periods therein) ending after December 15, 2015. Early application is permitted. The Company is currently evaluating the effects of ASU 2014–12 on the condensed consolidated financial statements.

In August 2014, the Financial Accounting Standards Board issued Accounting Standards Update 2014–15, Presentation of Financial Statements – Going Concern.  The Update provides U.S. GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued.  This Accounting Standards Update is the final version of Proposed Accounting Standards Update 2013–300—Presentation of Financial Statements (Topic 205): Disclosure of Uncertainties about an Entity’s Going Concern Presumption, which has been deleted. The Company is currently evaluating the effects of ASU 2014–15 on the condensed consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying condensed consolidated financial statements.

4.	Restricted Cash

Restricted cash as of October 31, 2014 consists of a certificate of deposit with one of the Company’s financial institutions. The certificate of deposit, which matures on August 7, 2015, was purchased pursuant to a cooperative agreement with a regional utility provider in Oklahoma.

5.	Oil and Gas Assets:

The following table summarizes the oil and gas assets by project:

Cost	Oklahoma	Kansas	Missouri	Kentucky	Montana	Other	Total
Balance May 1, 2014	$-	$7,922,601	$918,991	$-	$-	$100,000	$8,941,592
Additions	8,382,273	-	-	-	-	-	8,382,273
Depreciation, depletion and amortization	(315,155)	(58,340)	-	-	-	-	(373,495)

Balance October 31, 2014	$8,067,118	$7,864,261	$918,991	$-	$-	$100,000	$16,950,370

Oklahoma

On May 30, 2014, the Company, entered into a Subscription Agreement, pursuant to which the Company purchased a 50% interest in Bandolier. Bandolier’s oil and gas assets are located in in Osage County, Oklahoma and comprise a significant contiguous oil and gas acreage position in Northeastern Oklahoma, approximately 106,000 acres, with substantial original oil in place, stacked reservoirs, as well as exploratory and development opportunities that can be accessed through both horizontal and vertical drilling. Significant infrastructure is already in place including 32 square miles of 3D seismic, 3 phase power, a dedicated sub-station as well as multiple oil producing horizontal wells. As a result of this transaction, the Company capitalized $2,460,632 in proved developed oil and gas assets and $5,921,641 in proven undeveloped oil and gas assets. No impairment was recorded on these assets during the three and six months ended October 31, 2014.

Kansas

Through proceeds received from the issuance of various promissory notes, on February 1, 2012 Petro purchased various interests in oil and gas leases, wells, records, data and related personal property located along the Mississippi Lime play in the state of Kansas from Metro, a Louisiana company and other interrelated entities through a court approved order as Metro was undergoing Chapter 11 Bankruptcy proceedings as a Debtor-In-Possession of these various oil and gas assets. Petro purchased these assets for cash considerations of $2.0 million as well as a 25% non-managing membership interest in the Company. During the six months ended October 31, 2014, the Company engaged Energy Source Advisors to renew a number of the leases acquired in the Metro purchase and to lease additional acreage. As a result of the asset purchase from Metro and the completion of the additional lease renewals and additional acreage purchases, the Company obtained a total of 115,000 gross (85,000 net acres) of leases, having unproven reserves at the time of acquisition, in the Mississippi Lime play in Southeast Kansas for total cost of $12.2 million. The Company also acquired over 60 square miles of proprietary 3D seismic data over prospective Mississippi Lime acreage in the same area. During the year ended April 30, 2014, management engaged an independent third party to test the Kansas assets for impairment. Throughout the year, management was not aware of any impairment indicators, but during the annual impairment test, the third party specialist concluded that the Kansas assets were impaired by $4,638,973, principally due to comparable acreage values. No further impairment was recorded on these assets during the three and six months ended October 31, 2014.

Missouri

At October 31, 2014, the Company’s Missouri lease holdings totaled 1,272 gross acres with 98.4% working interest.

On separate pilot projects at Deerfield, the Company built two 500 barrel of oil per day steam drive production facilities (Marmaton River and Grassy Creek) comprised of 116 production wells, 39 steam injection wells and 14 service and observation wells. Throughout the Deerfield area, the Company has drilled 73 exploration/delineation wells with a 67% success rate.

As of October 31, 2014 and April 30, 2014, all Missouri assets were carried at salvage value, since the Company’s current business plans do not contemplate raising the necessary capital to develop these properties. The Company is in current discussions with third parties to use the acreage as a testing site for heavy oil solutions with contemplated profit sharing opportunities.

Kentucky

As a result of the share exchange, the Company acquired Kentucky lease holdings which include a 37.5% working interest in 27,150 unproved gross acres (10,181 net acres). At October 31, 2014 and April 30, 2014 the Kentucky lease holdings acquired as a result of the share exchange have expired.

Montana

As of October 31, 2014 and April 30, 2014, the Montana leasehold in the Devils Basin prospect have expired.

During the year ended April 30, 2014, management fully impaired the asset to zero due to the expiration of the leases.

Other

Other property consists primarily of four used steam generators and related equipment that will be assigned to future projects. As of October 31, 2014, management concluded that impairment was not necessary as all other assets were carried at salvage value.

6.	Asset Retirement Obligations:

The total future asset retirement obligation was estimated based on the Company’s ownership interest in all wells and facilities, the estimated legal obligations required to retire, dismantle, abandon and reclaim the wells and facilities and the estimated timing of such payments. The Company estimated the present value of its asset retirement obligations at both October 31, 2014 and April 30, 2014, based on a future undiscounted liability of $1,183,292 and $1,087,292, respectively. These costs are expected to be incurred within one to 24 years. A credit-adjusted risk-free discount rate of 10% and an inflation rate of 2% were used to calculate the present value.

Changes to the asset retirement obligation were as follows:

	October 31, 2014	April 30, 2014
Balance, beginning of period	$818,010	$763,036
Additions	48,763	-
Disposition	-	-
Revisions	-	-
Accretion	24,813	54,974
	891,586	818,010
Less: Current portion for cash flows expected to be incurred within one year	(460,778)	(481,658)
Long-term portion, end of period	$430,808	$336,352

Expected timing of asset retirement obligations:

Year Ending April 30,
2015	$460,778
2016	81,181
2017	212,000
2018	-
2019	-
Thereafter	383,852
1,137,811
Effect of discount	(246,225)
Total	$891,586

As of October 31, 2014 and April 30, 2014, the Company has $0 of reclamation deposits with authorities to secure certain abandonment liabilities.

7.	Related Party Transactions:

During the three months ended October 31, 2014, the Company expensed an aggregate $485,010 to general and administrative expenses for stock based compensation pursuant to employment agreements with certain employees. During the prior year comparable period, the Company reversed $1,021,250 of previously accrued officer share-based compensation due to an amendment in an officer’s employment agreement. (See Note 9).

During the six months ended October 31, 2014 and 2013, the Company expensed an aggregate $674,254 and $418,250, respectively, to general and administrative expenses for stock based compensation pursuant to employment agreements with certain employees.

8.	Stockholders’ Equity:

As of October 31, 2014 and April 30, 2014, the Company had 5,000,000 shares of blank check preferred stock authorized with a par value of $0.00001 per share. None of the blank check preferred shares were issued or outstanding.

As of October 31, 2014 and April 30, 2014, the Company had 29,500 shares of preferred B shares authorized with a par value of $0.00001 per share. No preferred B shares were issued or outstanding.

9.	Stock Options:

As of October 31, 2014, the Company has one equity incentive plan. The number of shares reserved for issuance in aggregate under the plan is limited to 120 million shares. The exercise price, term and vesting schedule of stock options granted are set by the Board of Directors at the time of grant. Stock options granted under the plan may be exercised on a cashless basis, if such exercise is approved by the Board. In a cashless exercise, the employee receives a lesser amount of shares in lieu of paying the exercise price based on the quoted market price of the shares on the trading day immediately preceding the exercise date.

As of April 30, 2014, the Company had a total of 88,038,281 options outstanding and 24,204,947 exercisable with a weighted average exercise price of $0.06. As of October 31, 2014, the Company had a total of 106,938,281 options outstanding and 29,371,613 exercisable with a weighted average exercise price of $0.06.

The following table summarizes information about the options outstanding and exercisable at October 31, 2014:

	Options	Weighted Average Exercise Prices

Outstanding – April 30, 2014	88,038,281	$0.06
Exercisable – April 30, 2014	24,204,947	$0.06
Granted	19,000,000	$0.06
Exercised	-	$-
Forfeited/Cancelled	(100,000)	$-
Outstanding October 31, 2014	106,938,281	$0.06
Exercisable – October 31, 2014	29,371,613	$0.06

Outstanding - Aggregate Intrinsic Value		$-

Exercisable - Aggregate Intrinsic Value		$-

The following table summarizes information about the options outstanding and exercisable at October 31, 2014:

	Options Outstanding			Options Exercisable
Exercise Price	Options	Weighted Avg. Life Remaining	Weighted Avg. Exercise Price	Options	Weighted Avg. Exercise Price
$0.22	465,116	0.01 years	$0.22	465,116	$0.22
$0.06	106,473,165	9.02 years	$0.06	28,906,497	$0.06
	106,938,281			29,371,613
Aggregate Intrinsic Value			$-		$-

During the three months ended October 31, 2014, the Company expensed an aggregate $485,010 to general and administrative expenses for stock based compensation pursuant to employment agreements with certain employees. During the prior year comparable period, the Company reversed $1,021,250 of previously accrued officer share-based compensation due to an amendment in an officer’s employment agreement.

For the six months ended October 31, 2014 and 2013, the Company recorded stock-based compensation of $674,254 and $418,250, respectively, which is included in general and administrative expenses.

Intrinsic value is the Company’s current per share fair value as quoted on the Over the Counter Bulletin Board on the balance sheet date ($0.0358) less the current exercise price.

Other than the issuances disclosed in Note 6 and below, during the three and six months ended October 31, 2014, the Company had no other stock based compensation expense.

As of October 31, 2014, the Company has $3,062,539 in unrecognized stock based compensation expense which will be amortized over a weighted average exercise period of 2.28 years.

Advisor Grants:

On September 24, 2014, the Board of Directors authorized the grant of 19,000,000 fair value options to five consultants. The option grants have an exercise price equal to the closing price of shares of the Company’s common stock as of the date of the grant.  One consultant was granted 5,000,000 fair value options and the second consultant was granted 2,500,000 fair value options, the third consultant was granted 3,000,000 fair value options and the fourth was granted 6,500,000 fair value stock options. All options granted vested over 4 years with 20 percent vested immediately upon grant.  Additionally, one consultant was granted 2,000,000 fair value options that vest over one year with one-twelfth vesting immediately.  All options granted mature in ten years.

 The Company computed the economic benefit of the grant as of the date of grant utilizing a Black-Scholes option-pricing model. The Company utilized the following assumptions: common share value based on the fair value of the Company’s common stock as quoted on the Over the Counter Bulletin Board, $0.057; Exercise price of $0.057; expected volatility of 174%; and a discount rate of 2.57%. The grant date fair value of the awards was $1,075,072. For the three and six months ended October 31, 2014, the Company expensed $296,788, respectively, to general and administrative expenses as part of stock-based compensation.

On November 20, 2013, the Board of Directors authorized the grant of fair value options to two consultants. The option grants have an exercise price equal to the closing price of shares of the Company’s common stock as of the date of the grant. One consultant was granted 2,333,333 fair value options and the second consultant was granted 1,833,333 fair value options. All options granted vested immediately upon grant and mature in ten years.

Warrants:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Life Remaining
Outstanding and exercisable – April 30, 2014	40,625,000	0.14	1.62
Forfeited	-	-	-
Granted	-	-	-
Outstanding and exercisable – October 31, 2014	40,625,000	0.14	1.12

The aggregate intrinsic value of the warrants was $0.

10.	Contingency and Contractual Obligations:

As a result of the Share Exchange, the Company inherited the following contingencies:

(a) In January 2010, the Company experienced a flood in its Calgary office premises as a result of a broken water pipe. There was significant damage to the premises rendering them unusable until the landlord completed remediation. Pursuant to the lease contract, the Company asserted that rent should be abated during the remediation process and accordingly, the Company ceased making rent payments in December 2009. During the remediation process, the Company engaged an independent environmental testing company to test for air quality and for the existence of other potentially hazardous conditions. The testing revealed the existence of potentially hazardous mold and the consultant provided specific written instructions for the effective remediation of the premises. During the remediation process, the landlord did not follow the consultant’s instructions to correct the potentially hazardous mold situation, and subsequently in June 2010, gave notice and declared the premises to be ready for occupancy. The Company re-engaged the consultant to re-test the premises and the testing results again revealed the presence of potentially hazardous mold. The Company determined that the premises were not fit for re-occupancy, considered the landlord to be in default of the lease, and considered the lease to be terminated.

The landlord disputed the Company’s position and gave notice that it considers the Company to be in default of the lease for failure to re-occupy the premises.

The landlord has previously claimed that the Company owed monthly rent for the premises from January 2010 to June 30, 2010 in the amount of $247,348 and as a result of the alleged default, pursuant to the terms of the lease, the Company owed three months accelerated rent in the amount of $114,837. The landlord previously also asserted that the Company would be liable for an amount up to the full lease obligation of $1,596,329 which otherwise would have been due as follows:

Year Ended April 30
2011	$473,055
2012	473,055
2013	473,055
2014	177,164
Total	$1,596,329

On January 30, 2014, the landlord filed a Statement of Claim against the Company in the amount aggregating approximately $759,000. On October 20, 2014, the Company filed a summary judgment application stating that landlord’s claim is barred as it was commenced outside the 2 year statute of limitation period under the Alberta Limitations Act. If the landlord contests our summary judgment application, the court will schedule a hearing expected no earlier than week of February 2, 2015.

(b) In September 2013, the Company was notified by the Railroad Commission of Texas (the “Commission”) that the Company was not in compliance with regulations promulgated by the Commission. The Company was therefore deemed to have lost its corporate privileges within the State of Texas and as a result, all wells within the state would have to be plugged. The Commission therefore collected $25,000 from the Company, which was originally deposited with the Commission, to cover a portion of the estimated costs of $88,960 to plug the wells. In addition to the above, the Commission also reserved its right to separately seek any remedies against the Company resulting from its noncompliance.

(c) On July 3, 2014, the Company entered into a memorandum of understanding with Sichuan Renzhi Oilfield Technology Services Co. Ltd., a corporation incorporated under the laws of the People’s Republic of China and traded on the Shenzhen Stock Exchange (“Renzhi”), which is memorialized in a Framework Agreement for Acquisition and Cooperation (the “MOU”). The MOU sets forth a framework for (i) the sale by the Company, and the purchase by Renzhi, of PO1, LLC (“PO1”), a wholly-owned subsidiary of the Company which owns 51% of the issued and outstanding membership interests of Spyglass, the owner of oil and gas leases, leaseholds, lands, and options and concessions thereto, located in Osage County, Oklahoma; and (ii) the joint development by the Company and Renzhi of oil and gas technology and properties (collectively, the “Transactions”), with an aggregate investment by Renzhi to the Company in the amount of $87.5 million. The final allocation of the aggregate investment by Renzhi to the Company and which assets are to be contributed by the Company are still being negotiated.

The Company and Renzhi intend to enter into one or more definitive agreements to effectuate the terms of the MOU. The execution of definitive documentation with respect to the Transactions remains subject to additional negotiations between the parties, further due diligence, Renzhi obtaining financing in order to comply with its obligations, and applicable Chinese regulatory approvals. There can be no assurance that definitive documentation for the Transactions will be entered into by the parties or that the Transactions will close.

(d) On August 11, 2014, Martha Donelson and John Friend amended their complaint in an existing lawsuit by filing a class action complaint styled: Martha Donelson and John Friend, et al. v. United States of America, Department of the Interior, Bureau of Indian Affairs and Devon Energy Production, LP, et al., Case No. 14-CV-316-JHP-TLW, United States District Court for the Northern District of Oklahoma (the "Proceeding").  The plaintiffs added as defendants twenty-seven (27) specifically named operators, including the Company, as well as all Osage County lessees and operators who have obtained a concession agreement, lease or drilling permit approved by the Bureau of Indian Affairs (“BIA”)  in Osage County allegedly in violation of National Environmental Policy Act (“NEPA”).  Plaintiffs seek a declaratory judgment that the BIA improperly approved oil and gas leases, concession agreements and drilling permits prior to August 12, 2014, without satisfying the BIA’s obligations under federal regulations or NEPA, and seek a determination that such oil and gas leases, concession agreements and drilling permits are void ab initio.  Plaintiffs are seeking damages against the defendants for alleged nuisance, trespass, negligence and unjust enrichment.

On October 7, 2014 Spyglass, along with other defendants, filed a motion to dismiss the August 11, 2014 Proceeding on various procedural and legal arguments.  Plaintiffs filed their response to the motion to dismiss on October 27, 2014.  Spyglass filed its reply brief on November 10, 2014 and the plaintiffs were granted leave until November 19, 2014 to file a surreply to Spyglass’s reply brief.  Once the briefing cycle concluded on November 19, 2014, the motion to dismiss became ripe for determination by the court.  Oral arguments may be ordered by the court.  There is no specific timeline by which the court must render a ruling.

(e) Mega West Energy Missouri Corp. (“Mega West”), a wholly owned subsidiary of the Company, is involved in two cases related to oil leases in West Central, Missouri.  The first case (James Long and Jodeane Long v. Mega West Energy Missouri and Petro River Oil Corp., case number 13B4-CV00019) is a case for unlawful detainer, pursuant to which the plaintiffs contend that Mega West oil and gas lease has expired and Mega West is unlawfully possessing the plaintiffs real property by asserting that the leases remain in effect.  The case was originally filed in Vernon County, Missouri on September 20, 2013.  Mega West filed an Answer and Counterclaims on November 26, 2013 and the plaintiffs filed a motion to dismiss the counterclaims. Mega West filed a motion for Change of Judge and Change of Venue and the case was transferred to Barton County.  The court granted the motion to dismiss the counterclaims on February 3, 2014.  As to the other allegations in the complaint, the matter is still pending.

Mega West filed a second case on October 14, 2014 (Mega West Energy Missouri Corp. v. James Long, Jodeane Long, and Arrow Mines LLC, case number 14VE-CV00599).  This case is pending in Vernon County, Missouri.  Although the two cases are separate, they are interrelated.  In the Vernon County case, Mega West has made claims for: (1) replevin for personal property; (2) conversion of personal property; (3) breach of the covenant of quiet enjoyment regarding the lease; (4) constructive eviction of the lease; (5) breach of fiduciary obligation against James Long; (6) declaratory judgment that the oil and gas lease did not terminate; and (7) injunctive relief to enjoin the action pending in Barton County, Missouri.  The plaintiffs filed a motion to dismiss on November 4, 2014, and Arrow Mines, LLC filed a motion to dismiss on November 13, 2014.  Both motions remain pending, and Mega West will file an opposition to the motions in the near future.

(f) The Company is from time to time involved in legal proceedings in the ordinary course of business. It does not believe that any of these claims and proceedings against it is likely to have, individually or in the aggregate, a material adverse effect on its financial condition or results of operations.